File number 333-148-311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 1 on Form S-1
to Filing on Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Duska Therapeutics, Inc.

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

2836
(Primary Standard Industrial Classification Code Number)

86-0982792
(I.R.S. Employer Identification No.)

470 Nautilus St, Suite 300, La Jolla, CA 92037
(858) 551-5700
(Address and telephone number of principal executive offices)

James S. Kuo, M.D.
Chief Executive Officer
470 Nautilus St, Suite 300
La Jolla, CA 92037

(858) 551-5700
(Address of principal place of business or intended principal place of business)

Copy to:

Hank Gracin, Esq.
Lehman & Eilen, LLP
Suite 300
20283 State Road 7Boca Raton, FL 33498
(561) 237-0804
(Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Stock, $.001 par value per share	14,375,000(4) shares	$.47	$6,726,250	$2,074.17	*

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on December 19, 2007.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .0003070 of the aggregate offering price.

(4) Represents shares of the registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants and notes issued to the selling securityholders named in this registration statement and additional shares of common stock that may be issued as interest payments in lieu of cash.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

* Previously paid

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 19, 2008

PRELIMINARY PROSPECTUS

DUSKA THERAPEUTICS, INC.

14,375,000 Shares of Common Stock

This prospectus relates to the reoffer and resale, from time to time, of up to 14,375,000 shares of our common stock issuable upon conversion of outstanding convertible secured notes. For a list of selling securityholders, please see “Selling Securityholders” on page 54 of this prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol DSKA. As of March 6, 2008, the last bid price of our common stock was $0.45 per share.

The shares included in this prospectus may be reoffered and resold directly by the selling securityholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 61 of this prospectus. We will not control or determine the price at which a selling securityholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Duska Therapeutics, Inc., a Nevada corporation formerly known as Shiprock, Inc., and, unless the context indicates otherwise, also includes our wholly-owned subsidiary, Duska Scientific Co., a Delaware corporation.

Company Overview

Duska Therapeutics, Inc. (“Duska”) is a Nevada corporation based in La Jolla, California that currently carries out all of its business operations through our wholly owned subsidiary, Duska Scientific Co. a Delaware corporation. Duska is an early stage biopharmaceutical company developing new medicines to treat cardiovascular diseases by modulating the P2 receptor in the heart and lungs. In addition to ATPaceTM, (adenosine triphosphate injection) for the treatment and diagnosis of certain cardiac arrhythmias, Duska has drug development programs targeting chronic obstructive pulmonary disorders and cough, male infertility and mitigating the toxic effects of radiation exposure.

Overview of Our Current and Proposed Product Candidates Under Development

ATP is a natural compound found in every cell of the human body where it constitutes the source of energy that fuels all bodily functions. Many types of cells release ATP under normal and disease conditions. Extracellular ATP regulates the functions of different cell types in various tissues and organs, including the heart, lung, intestine and kidney, by activating cell surface receptors called P2 receptors (P2R). Scientists have recognized in recent years that the pharmacological activation or inhibition of P2R by specific compounds, which bind to these receptors, called agonists and antagonists, respectively, could be harnessed for the development of potential new drugs for the diagnosis or treatment of various human disorders, including cardiovascular, pulmonary, neural and renal diseases.

We focus on the development of new drugs based on our P2R-related technologies. We own or have exclusive license rights to current or proposed product candidates with the following diagnostic and therapeutic applications, which are in various active stages of development:

• Vagonixen™ Our proposed drug that will be based upon our proprietary P2 receptor technology for the treatment of chronic obstructive pulmonary disease (COPD) and chronic cough. We are in the process of identifying a compound that we believe may be suitable to be developed as the Vagonixen™ drug candidate, and we would then seek to license this compound.

• ATPace™ A liquid formulation of ATP for intravenous administration that we are clinically developing as an antiarrhythmic drug for the acute termination of paroxysmal supraventricular tachycardia as well as a new diagnostic  test for identification of patients who faint due to an abnormally slow heart rate (i.e., patients with bradycardic syncope), some of whom could benefit from cardiac pacemaker therapy.

• ATPotent™ Our proposed drug for the potential treatment of sperm of infertile males in conjunction with in vitro fertilization and intra-uterine insemination procedure.

• Aspirex™ Our proposed diagnostic drug for (i) the identification of patients with asthma, (ii) the differential diagnosis between chronic obstructive pulmonary disorder (COPD) vs. asthma and (iii) for monitoring the efficacy of a given therapy in the management of patients with these diseases. The drug is designed to be used as an inhaler in bronchial-challenge studies in the clinical pulmonary laboratory.

• Ocuprene™ Our proposed drug for the treatment of glaucoma.

• ATProtect™ Our proposed oral drug for the protection of humans from ionic radiation is being developed as a unique proprietary delivery system of exogenous ATP.

If the U.S. Food and Drug Administration (“FDA”) approves ATPace™ or ATPotent™, we anticipate that these products would be the first ATP-based products marketed in the United States. However, there can be no assurance that the FDA will approve either of the products. See Risk Factors, “Before we can market any of our current or proposed candidates, we must obtain governmental approval of each of our current or proposed product candidates, the application and receipt of which is time consuming, costly and uncertain.”

We do not currently anticipate that we will derive any revenues from either product sales or from governmental research grants during the foreseeable future. We do not have any bank credit lines and have financed all of our prior operations through the sale of securities. The estimated cost of completing the development of our current and proposed product candidates and of obtaining all required regulatory approvals to market our current and proposed product candidates is substantially greater than the amount of funds we currently have available. Although we have raised $8,000,000 of capital through sales of convertible debt and equity, we believe that our current cash balances will be sufficient to fund our planned level of operations only into 2010. We may seek to obtain additional funds through additional financing sources, including possible sales of our securities, and strategic alliances with other pharmaceutical or biomedical companies, but there can be no assurance that we will be able to obtain any additional funding from any potential financing sources, or create any such alliances, or that the terms under which we would obtain any funding will be sufficient to fund our operations. If we are unsuccessful or only partly successful in our efforts to secure additional funding, some or all of our current and proposed product candidates could be delayed and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether.

Company History

Prior to August 2004, Duska was known as Shiprock, Inc. which had been incorporated under the laws of Nevada, and engaged in very limited unrelated business activities. On August 30, 2004, Shiprock completed a merger, in which Shiprock, through a wholly-owned subsidiary formed specifically for this purpose, acquired all of the outstanding shares of Duska Scientific Co., an early stage biopharmaceutical company, in exchange for 886,391 shares of Shiprock’s common stock and warrants and options to purchase a total of 672,066 shares of Shiprock’s common stock. As a result of the merger, Duska Scientific became a wholly-owned subsidiary of Shiprock. After the merger, Shiprock changed its name to “Duska Therapeutics, Inc.,” replaced its officers and directors with those of Duska Scientific, ceased its prior limited business operations, and moved its offices to Bala Cynwyd, Pennsylvania. All of Duska’s business operations are conducted through our wholly owned Duska Scientific subsidiary.

We recently moved our principal executive offices to 470 Nautilus Street, Suite 300, La Jolla, CA 92037 and our telephone number at that address is (858) 551-5700. We maintain a website at www.duskatherapeutics.com. Information contained on our website does not constitute part of this prospectus.

The Offering

We recently completed two private placements of $6.0 million of convertible notes with several accredited investors pursuant to which we issued debt convertible into 14,750,000 shares of our common stock, warrants for the purchase of up to 625,000 shares of our common stock at a price of $0.40 per share, short term warrants for the purchase of up to 14,750,000 shares of our common stock at an exercise price of $.50 per share(which terminate on the later of September 26, 2008 and the 90th continuous day of the effectiveness of a registration statement to be filed pursuant to the terms of a registration rights agreement with the holder, provided that the term shall not extend beyond September 26, 2010), and long term warrants for the purchase of up to 14,750,000 shares of our common stock at an exercise price of $.44 per share which terminate September 27, 2012. The notes have an initial conversion price of $.40 per share, mature on September 26, 2009 and interest on the outstanding principal balance is 10% per annum payable on October 1, January1, April1 and July 1of each year. The notes also provide that interest may be payable in share of common stock in lieu of cash. If we were to pay such interest in shares of common stock, we would issue 2,360,000 shares of common stock to pay the interest owed through September 26, 2009. See “Description of Securities-Notes and Warrants.”

The private placements included an offering of $250,000 90-day zero-coupon convertible notes with detachable warrants in August, 2007. $150,000 of these notes were subsequently converted into convertible notes and detachable warrants with the same terms as our $5.75 million private placement in September, 2007. Accordingly, in October and November, 2007, we issued 10% notes expiring in September, 2009 which are convertible into 375,000 shares, short term warrants for the purchase of up to 375,000 shares of our common stock at an exercise price of $.50 per share, and long term warrants for the purchase of up to 375,000 shares of our common stock at an exercise price of $.44 per share.

In our private placement in September, 2007, we issued10% notes expiring in September, 2009 which are convertible into 14,375,000 shares of our common stock, short term warrants for the purchase of up to 14,375,000 shares of our common stock at an exercise price of $.50 per share, and long term warrants for the purchase of up to 14,375,000 shares of our common stock at an exercise price of $.44 per share.

This offering involves 14,375,000 shares of our common stock issuable to the selling securityholders.

Common stock issuable to the selling security holders for conversion of secured convertible debt and the exercise of warrants to purchase common stock	14,375,000 shares

Common stock currently outstanding	3,755,012 shares

Common stock to be outstanding after the offering, assuming no exercise of the warrants for the shares covered by this prospectus	3,755,012 shares

Common stock to be outstanding after the offering, assuming the exercise of all warrants for the shares covered by this prospectus and conversion of all convertible debt	18,130,012 shares(1) (14,375,000 from conversion of convertible debt)

OTC Bulletin Board Trading Symbol	DSKA

Total proceeds raised by offering
We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling shareholder. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

Dollar value of underlying securities	14,375,000 shares at a price of $0.40 per share, or $5,750,000/

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 5.

(1) Does not include 5,426,953 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $.50 per share to $44.00 per share) and 38,217,717 shares of common stock issuable upon the exercise of warrants (with exercise prices ranging from $.30 to $20.80 per share).

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission when evaluating our company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

We have never generated any revenues, have a history of losses, expect significant future losses and cannot assure you that we will ever become or remain profitable, and as a result, we may have to cease operations and liquidate our business.

We have not generated any revenues to date and have incurred operating losses since our inception. We do not expect to generate any revenues in the foreseeable future and therefore expect to continue to incur significant operating losses for the foreseeable future. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded all of our activities through sales of our securities. For the twelve month periods ended December 31, 2007 and 2006, we had net losses of approximately $3.9 million and $2 million, respectively. We expect to incur losses for at least the next several years as we continue to spend substantial amounts on the research and development of our current and proposed product candidates, including pre-clinical research and clinical trials. There can be no assurance that we will ever generate any revenues or that any revenues that may be generated will be sufficient for us to become profitable or thereafter maintain profitability. If we cannot generate any revenues or become and remain profitable, we may have to cease our operations and liquidate our business.

We continue to need to obtain significant additional capital to fund our operations, and we may be unable to obtain such financing at all or on acceptable terms.

We have used substantial funds to develop our technologies and our products and will require substantial additional funds to conduct further research and development. We do not have any bank credit lines and have financed all of our prior operations through the sale of securities, which have generated approximately an aggregate of $12.4 million of net proceeds since 1996. The estimated cost of completing the development of our current and proposed product candidates and of obtaining all required regulatory approvals to market our current and proposed product candidates may be substantially greater than the amount of funds we currently have available. We believe that our cash balances will be sufficient to fund our planned level of operations into 2010, assuming that the convertible notes convert into common stock and that substantially all of the outstanding warrants are exercised through cash payments rather than cashless exercise. If either of these assumptions proves otherwise, our cash balances may be exhausted in 2009. We may need substantial additional funding to carry out our planned development work for our current product candidates, ATPace™ and ATPotent™, and to expand the scope of our operations (including employing senior executives and additional support personnel on a full-time basis), to develop our technologies and three proposed product candidates, Vagonixen™, Ocuprene™, and Aspirex™ and to acquire and develop any new relevant technologies and product candidates that may become available to us. Our actual expenditures needed to complete the development of ATPace™ alone could substantially exceed our current expectations due to a variety of factors, many of which are difficult to predict or are outside of our control, including revisions to our current development plan required by the FDA and higher than anticipated clinical research costs. We will also incur substantial costs to develop ATPotent™, and our actual costs will be significantly higher than presently anticipated if we do not find a strategic partner to assist with the funding of our Phase II and Phase III trials for ATPotent™. Our costs to commence even limited drug candidate discovery and pre-clinical work on our proposed product candidates, Vagonixen™ and Ocuprene™, will be significant. Clinical development expenses for each of these proposed product candidates will be very substantial and will require a strategic alliance with a larger pharmaceutical company that has expertise and sufficient resources to fund the clinical development costs. If we are successful in our attempts to obtain a small molecule from a large pharmaceutical company that would be developed as a Vagonixen™ drug candidate, we would have to pay significant upfront fees and additional substantial milestone-dependent fees. We may seek to obtain these additional funds through additional financing sources, including the possible sale of our securities, and strategic alliances with other pharmaceutical or biomedical companies, but there can be no assurance that we will be able to obtain any additional funding from any potential financing sources or create any such alliances, or that the terms under which we obtain any funding will be sufficient to fund our operations. We may also seek to sell certain assets or our company. If we are unsuccessful or only partly successful in our efforts to secure additional funding, some or all of our current and proposed product candidates could be delayed and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether.

Our current and proposed product candidates remain subject to significant uncertainty.

All of our current and proposed product candidates are in early stages of development, have never generated any sales and require extensive testing before commercialization. We only have three full-time employees and limited resources and may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by early stage companies involved in the new and rapidly evolving field of biopharmaceuticals. There can be no assurance that we will be able to satisfactorily develop our technologies or market our current or proposed product candidates so that they will generate revenues. The successful development of our product candidates is subject to the risk that we may not be able to:

• obtain additional financial resources necessary to develop, test, manufacture and market our product candidates;

• engage corporate partners to assist in developing, testing, manufacturing and marketing our product candidates;

• satisfy the requirements of clinical trial protocols, including timely patient enrollment;

• establish and demonstrate or satisfactorily complete the research to demonstrate the clinical efficacy and safety of our product candidates;

• obtain necessary regulatory approvals; and

• market our product candidates to achieve acceptance and use by the medical community and patients in general and produce revenues.

If we obtain additional financing, you may suffer significant dilution.

Because we have not generated any revenues since commencing operations, we are dependent on raising additional financing through private and public financing sources and strategic alliances with larger pharmaceutical or biomedical companies to fund our short and long-term operations. As a result, we have been and likely will be required to issue securities to obtain such funds, which issuances have in the past and will in the future dilute the percentage ownership of our stockholders. This dilution could also have an adverse impact on our earnings per share and reduce the price of our common stock. In addition, the new securities may have rights, preferences or privileges senior to those of our common stock. For example, in August, 2007, we sold $250,000 of convertible notes with detachable warrants which were convertible into 625,000 shares of our common stock; the warrants could be exercised to purchase an additional 625,000 shares of our common stock at a price of 40¢ per share. To raise additional funds, in August, 2007 we entered into a placement agent agreement which provided that the placement agent receive a warrant to purchase 250,000 shares of our common stock at an exercise price of 56¢ per share. The placement agent helped us to sell in September, 2007 two-year 10% convertible notes with a face value of $5,750,000, which are convertible into 14,375,000 shares of our common stock at a conversion price of 40¢ per share; the notes also carried one-year warrants for the purchase of 14,375,000 shares of our common stock at an exercise price of 50¢ per share and five year warrants for the purchase of 14,375,000 share of our common stock at an exercise price of 44¢ per share. Both warrants may be exercised in whole or in part on a cashless exercise basis. In connection with this transaction, we issued an additional warrant to the placement agent for the purchase of 4,312,500 shares at an exercise price of 44¢ per share. In addition, two of the holders of the August note converted a total of $150,000 of their convertible notes into two year notes on substantially the same terms as the September notes, which could result in the issuance of 375,000 shares upon conversion of the notes, along with one-year warrants for the purchase of 375,000 shares of our common stock at an exercise price of 50¢ per share and five year warrants for the purchase of 375,000 shares of our common stock at an exercise price of 44¢ per share.

Before we can market any of our current or proposed product candidates, we must obtain governmental approval for each of our current and proposed product candidates, the application and receipt of which is time-consuming, costly and uncertain.

Each of the current and proposed product candidates we are developing will require approval of the FDA before it can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries. The process for filing and obtaining FDA approval to market therapeutic or diagnostic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic or diagnostic products is high. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our product candidates and changes in the FDA’s requirements for our testing during the course of that testing.

Each of our two current product candidates is based on either a diagnostic or therapeutic indication for ATP. Although the FDA has approved two formulations of adenosine, the product of ATP’s degradation in the body, that are currently being sold by other companies as drugs for diagnostic and therapeutic indications, the FDA has not to date approved any product in which ATP is the active ingredient. Thus, we may encounter unexpected safety, efficacy, manufacturing or other FDA related issues as we seek to obtain marketing approval from the FDA for our current ATP-based product candidates, and there can be no assurance that we will be able to obtain approval from the FDA or any foreign governmental agency for marketing of any of our product candidates.

Regarding the development of ATPotent™ as a proposed drug for the treatment of male infertility, we are currently conducting pre-clinical studies with ATP, which is the active ingredient of ATPotent™. There is no assurance that these studies will yield the desired data. Even if the latter is obtained, the FDA may not accept the data from these studies. In either case, the development of ATPotent™ may be delayed or even abandoned altogether; in the case of a delay, the cost of development will increase beyond our currently anticipated costs. In addition, the FDA ultimately could require us to achieve an efficacy end point for ATPotent™ in its clinical trials that could be more difficult, expensive and time-consuming than our planned end point.

We may from time to time conduct pre-clinical studies for our product candidates at medical centers whose facilities do not conform to the FDA’s good laboratory practice regulations. Data generated from studies at those facilities may, under certain circumstances, not be accepted by the FDA for use in IND (as defined below) or other filings with that agency. Our current pre-clinical studies of ATPotent™ are being conducted at the University of Pennsylvania without compliance with the FDA’s good laboratory practices, and there can be no assurance that the data generated from these studies will be accepted by the FDA should we seek to include this data in any FDA filings for ATPotent™.

Because all of our current and proposed product candidates are at an early stage of development and have never been marketed, we do not know if any of our current and proposed product candidates will ever be approved for marketing, and any such approval will take at least several years to obtain.

We have not yet commenced clinical trials with any of our current or proposed product candidates other than ATPace™, nor, with the exception of the Phase I safety trial of ATPace™, have we confirmed any of the safety or efficacy claims made by our licensors or assignees of any of our product candidates. The rate of patient enrollment in our ATPace™ Phase II trial to date was slower than we had originally anticipated. Accordingly, we suspended the enrollment of patients into the trial, effective as of March 27, 2006, and as we announced in the Company’s last Annual Report on Form 10-KSB, we have considered alternative strategies for an expeditious drug development pathway. Specifically, we asked Cato Research, Inc., our Clinical Research Organization (CRO) to assess the feasibility of filing for New Drug Application (NDA) for ATPace™ as a therapeutic drug for the acute management of paroxysmal supra ventricular tachycardia (PSVT) under section 505(b)(2) of the FDA. This section covers “an application that contains full reports of investigations of safety and effectiveness but where at least some information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained the right of reference”. Following an in-depth analysis, the CRO has notified us that regarding ATPace™ a “505(b)(2) application is a potential route to approval, however, only under certain conditions”. Accordingly, the CRO recommended that we obtain relevant data from patients who have recently been studied or treated using an identical formulation to ATPace™ to supplement published data of more than a thousand patients that the company had forwarded to the CRO. Therefore, we have contracted Dr. Daniel Flammang in France and Professor Bernard Belhassen in Israel, both of whom possess the desired data, and have agreed to furnish Duska with it. The data from Prof. Belhassen and Dr. Flammang will be combined with Duska’s own data generated in Phase I and II clinical trials with ATPace™. The CRO has estimated that it will take approximately six to 12 months to complete the preparation of the NDA for ATPace™, under Section 505(b)(2) of the FDA. There is no guarantee that the FDA would favorably consider such an application. Although we are planning on pursuing the 510k pathway for ATPotent™, there is no guarantee that the FDA would consider favorably our application; we may be required to carry out additional studies to meet FDA potential requests. Therefore, we may encounter significant delays and additional costs in the development of ATPotent™ and may even abandon the development of this product altogether.

We have not yet identified and may be unable to identify suitable candidate compounds to serve as our proposed product candidates Vagonixen™ Ocuprene™, or Aspirex™.

The pre-clinical and clinical development of any of our product candidates may be suspended or terminated for a variety of reasons, including our determination that a particular product candidate is not viable. With the exception of a compound owned by a large pharmaceutical company, we have not yet identified and may be unable to identify suitable candidate compounds to serve as our proposed product candidates Vagonixen™ or Ocuprene™. We are currently seeking to obtain an exclusive worldwide license for a molecule that could serve as a Vagonixen™ drug candidate, but there can be no assurance that we will be able to obtain a license on attractive terms or at all. We may need to perform significant pre-clinical studies in addition to the anticipated significant clinical studies if we obtain the rights to this compound. Because of the early stage of development of each of our current and proposed product candidates, we do not know if we will be able to generate data to support the filing of investigational new drug applications (INDs) or new drug applications (NDAs) for these product candidates or the FDA’s approval thereof. Even if we identify and secure the rights to other available candidates for Vagonixen™ or Ocuprene™, we will incur significant and costly pre-clinical work in product development and there is no guarantee that we will be able to successfully complete the work. If we are delayed in product development, we may not have the financial resources to continue the development of the proposed product candidates or our current product candidates and the delay could hurt the commercial viability of our current product candidates. Third parties may have proprietary rights to the other available candidates, for Vagonixen™ or Ocuprene™, and we will need to execute agreements with third parties to develop proposed product candidates.

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current and proposed product candidates.

We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. We have entered into an agreement with Cato Research Ltd., a clinical contract research service organization with expertise in the management of clinical trials to assist us with the management of the ATPace™ clinical development work. The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative action or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay or failure in obtaining required approvals would have a material adverse effect on our ability to generate revenues from the particular product. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Because our current and proposed product candidates represent new approaches to the diagnosis and treatment of disease, there are many uncertainties regarding the development, the market acceptance, third party reimbursement coverage and the commercial potential of our current and proposed product candidates.

There can be no assurance that the approaches offered by our current and proposed product candidates will gain broad acceptance among doctors or patients or that governmental agencies or third party medical insurers will be willing to provide reimbursement coverage for our current and proposed product candidates. Moreover, we do not have internal marketing data research resources, and, except in the case of ATPace™, for which we used an independent firm to prepare a limited marketing potential analysis, we are not certain of and have not attempted to independently verify the potential size of the commercial markets for any of our product candidates. Since our current and proposed product candidates will represent new approaches to diagnosing or treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. In addition, these product candidates may not demonstrate in large sets of patients the pharmacological properties ascribed to them in the laboratory studies or smaller groups of patients, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways either before or after they are approved to be marketed. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which could materially, adversely affect the value of our common stock.

Other factors that we believe will materially affect market acceptance of our current and proposed product candidates include:

• the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

• the safety, efficacy and ease of administration;

• the availability of government and third-party payer reimbursement;

• the pricing of our current and proposed product candidates, particularly as compared to alternative treatments; and

• the availability of alternative effective forms of diagnosis or treatments, at that time, for the diseases that the current and proposed product candidates we are developing are intended to diagnose or treat.

 As an early stage small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us, we will be at a competitive disadvantage.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates. Furthermore, many companies are engaged in the sale of existing medical devices or products that are or will be competitive with our current and proposed product candidates.

Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products or diagnosing or treating various diseases that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs or medical devices that may compete with our current and proposed product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are which could adversely affect our competitive position and business.

The head-up tilt table test, or HUT, and implantable loop recorder (ILR), are established diagnostic tools that will, along with other diagnostic procedures, compete with ATPace™. Various existing treatment options for male infertility (such as surgical intervention, drug and hormonal therapies and assisted reproductive technology procedures, including intracytoplasmic sperm injection (ICSI)) will compete with ATPotent™. There are a number of drugs currently used for the treatment of chronic obstructive pulmonary diseases and chronic cough; other drugs currently under development by pharmaceutical companies are expected to compete in this market by such time, if ever, that Vagonixen™ is approved for marketing.

Several large pharmaceutical companies are intensely pursuing the development of new drugs for the treatment of COPD, which is the clinical target of our proposed product, Vagonixen™.

There are a number of drugs and surgical procedures currently used for the treatment of glaucoma. In addition, special mechanical devices aimed at reducing intraocular pressure are currently under development that are expected to compete in this market by such time, if ever, that Ocuprene™ is approved for marketing.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our current and proposed product candidates. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

We need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current and proposed product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our current and proposed product candidates, and do not have the capability and resources to manufacture, market or sell our current and proposed product candidates. Our business model calls for the outsourcing of the clinical and other development and manufacturing, sales and marketing of our current and proposed product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our proposed product candidates. Accordingly, we must enter into agreements with other companies that can assist us and provide certain capabilities that we do not possess. We have entered into certain agreements with Medtronic, Inc. and Cato Research Ltd. but we may not be successful in entering into additional such alliances on favorable terms or at all. Even if we do succeed in securing additional alliances, we may not be able to maintain them if, for example, development or approval of a product is delayed or sales of an approved product are disappointing. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our agreements could adversely affect our business.

We have entered into an agreement with Cato Research and may seek to enter into additional strategic alliances with larger specialized companies to manage the day-to-day conduct of our clinical trials and to manufacture and market ATPace™. We may also utilize contract manufacturers to produce clinical or commercial supplies of our product candidates. We may contract with independent sales and marketing firms to use their pharmaceutical sales force on a contract basis (as we currently intend to do with respect to the manufacture and sale of ATPace™). We have not yet entered into any strategic alliances or other licensing or contract arrangements covering the manufacture or marketing of any of our product candidates (except for the manufacture of our clinical supplies of ATPace™ with a subsidiary of Boehringer Ingelheim, Ben Venue Laboratories (“BVL”). A new batch of ATPace™ must be produced and supplied to clinical sites to resume the clinical trial associated with this drug. Presently, BVL is capable of producing the new batch in its first quarter production schedule. However, it is unknown to what extent BVL’s future production schedules would accommodate our needs. Furthermore, there can be no assurance that we will otherwise be able to enter into satisfactory arrangements for the manufacture or marketing of any of our product candidates. We will be required to expend substantial amounts (which in the case of Cato Research will include, in part and in lieu of cash, equity in our company) to retain and continue to utilize the services of one or more clinical research management organizations without any assurance that the product candidates covered by the clinical trials conducted under their management ultimately will generate any revenues for us.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our current and proposed product candidates could be delayed or terminated.

To the extent that we rely on other companies to manage the day-to-day conduct of our clinical trials and to manufacture, sell or market our current and proposed product candidates, we will be dependent on the timeliness and effectiveness of their efforts. If a clinical research management organization that we utilize is unable to allocate sufficient qualified personnel to our studies or if the work performed by it does not fully satisfy the rigorous requirements of the FDA, we may encounter substantial delays and increased costs in completing our clinical trials. If a manufacturer of the raw material or finished product for our clinical trials is unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our current and proposed product candidates may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. If any of these occur, the development and commercialization of our current and proposed product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

If we or our manufacturers or service providers fail to comply with regulatory laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to market and sell our current and proposed product candidates and may harm our reputation.

If we or our collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our current and proposed product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our current and proposed product candidates by the market.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and foreign regulations, we could lose our approvals to our products and our business would be seriously harmed.

Following any initial regulatory approval of any products we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our products are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. Reliance on third-party manufacturers entails risks, including the continuation of a contractual or other relationship with the third party manufacturer, and reliance on the third-party manufacturer for regulatory compliance. Our product promotion and advertising is also subject to regulatory requirements and continuing FDA review.

The potential ramifications are far-reaching if there are areas identified as out of compliance by regulatory agencies including, but not limited to, significant financial penalties, manufacturing and clinical trial consent decrees, commercialization restrictions or other restrictions and litigation.

Our patents may not protect the proprietorship of our products.

Our ability to compete successfully will depend significantly on our ability to defend patents that have been issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We have no product patent protection for the compound ATP, as our patents and pending patent applications are for various methods and processes for treating or diagnosing various medical conditions.

Even when we obtain patent protection for our current and proposed product candidates, there is no guarantee that the coverage of these patents will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringement by third parties or protect us against our infringement of the proprietary rights of third parties. Patent litigation is expensive, and we may not be able to afford the costs.

ATP has been previously marketed by various companies in other countries for a number of uses, including in fields outside of our primary areas of diagnostic and therapeutic interest, and we are aware that at least one company has developed an oral formulation of ATP which is being marketed in the U.S. as a food supplement without FDA approval. This may make it more difficult for us to obtain patent coverage for our current and proposed product candidates and easier for third parties to compete against us in those countries. In addition, third parties may hold or seek patents for additional uses of ATP. These additional uses, whether patented or not, could limit the scope of our future operations because other ATP products, which would not infringe our patents, might become available. These products could compete with our current and proposed product candidates, even though they are marketed for a different use. We may seek to use existing compounds to serve as candidates for Vagonixen™. In the event that third parties own rights to these compounds, we may be required to obtain licenses to use these compounds, which could be costly or impossible to obtain. We may not become aware on a timely basis that products we are developing or marketing infringe the rights of others, nor may we be able to detect unauthorized use or take appropriate and timely steps to enforce our own intellectual property rights. Protecting our intellectual property rights may also consume significant management time and resources.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Because we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property (such as our ATPace™ formulation), there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, use or sale of our current and proposed product candidates may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. If others infringe our patents, we may be compelled to bring an infringement action to challenge the validity of our patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. Litigation, regardless of outcome, could result in substantial cost to, and a diversion of efforts by, us. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

• incur substantial monetary damages;

• encounter significant delays in marketing our current and proposed product candidates; or

• be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses.

If we choose to enforce our patents, we may:

• find our patents are unenforceable, invalid, or have a reduced scope of protection, or

• find our patents are not infringed

Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Our inability to successfully defend an infringement action by others or enforce our patents would have a material adverse effect on our Company and its prospects.

We are dependent on our key personnel, and the loss of one or more of our key personnel would materially and adversely affect our business and prospects.

We are dependent on certain of our officers, directors and advisors with scientific and managerial skills, including Dr. James Kuo, Chief Executive Officer and Chairman of the Board and Dr. Amir Pelleg, President and Chief Scientific Officer. At December 31, 2007, we had only three full-time employees and two part-time employees. We have employment agreements with Dr. Kuo and Dr. Amir Pelleg to serve in their current capacities, which may be terminated by either upon 30 days notice. Although we hold key man life insurance on Dr. Pelleg, the loss of Dr. Pelleg’s services might have a material adverse effect on our operations.

We may not be able to attract or retain qualified senior personnel.

We believe we will be able to manage our current business with our existing management team. However, we are in the process of expanding the scope of our operations, and therefore, we will need to obtain the full-time services of additional senior scientific and management personnel. Competition for these personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel and our failure to do so could have an adverse effect on our ability to implement our business plan. As we retain full-time senior personnel, our overhead expenses for salaries and related items will increase substantially from current levels.

We have incurred increased costs as a result of being a public company.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the Securities and Exchange Commission, has imposed substantial requirements on public companies, including certain corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. As of the filing of this Form 10-KSB, we are required to document, evaluate, and test our internal control procedures under Section 404 of the Sarbanes-Oxley Act and the related rules of the Securities and Exchange Commission. Effective internal controls are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we are unable to achieve and maintain adequate internal controls, our business and operating results could be harmed.

 The market success of our current and proposed product candidates will be dependent in part upon third-party reimbursement policies that have not yet been established for our product candidates.

Our ability to successfully commercialize and penetrate the market for our current and proposed product candidates is likely to depend significantly on the availability of reimbursement for our current and proposed product candidates from third-party payers, such as governmental agencies, private insurers and private health plans. Even if we are successful in bringing a current or proposed product candidate to the market, these product candidates may not be considered cost-effective, and the amount reimbursed for our products may be insufficient to allow us to sell any of our products on a competitive basis. We cannot predict whether levels of reimbursement for our current and proposed product candidates, if any, will be high enough to allow the price of our current and proposed product candidates to include a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that our particular current and proposed product candidates are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products (such as the tilt table test, which currently is reimbursable), they may be unwilling to use our current and proposed product candidates since they will have to pay amounts that are not reimbursed. The reimbursement status of newly-approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our current and proposed product candidates could diminish or our ability to sell our products on a profitable basis could be adversely affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed in recent years. These proposals have included prescription drug benefit legislation recently enacted in the United States and healthcare reform legislation recently enacted by certain states. Further federal and state legislative and regulatory developments are possible, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any products that we may successfully develop.

We may be subject to product liability claims that could have a material negative effect on our operations and on our financial condition.

The development and sale of medical products exposes us to the risk of significant damages from product liability claims. Product liability claims could delay or prevent completion of our clinical development programs. If we succeed in marketing our current and proposed products, such claims could result in an FDA investigation of the safety and effectiveness of our products or our marketing programs, and potentially a recall of our products or more serious enforcement action, or limitations on the indications for which they may be used, or suspension or withdrawal of approval. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities. Although we obtained clinical insurance for our Phase I and II clinical trials with ATPace™, there can be no assurance that we will be able to secure such insurance in the amounts we are seeking or at all for all subsequent trials for that product candidate or any of our other current and proposed product candidates. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if insurance will be available to us at acceptable costs or at all. The costs for many forms of liability insurance have risen substantially in recent years, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our product liability coverage could have a material adverse effect on our business, financial condition and results of operations.

If we do not fulfill our registration requirements or delivery obligations in a timely fashion, we will suffer liquidated damages, which may be very costly.

On September 27, 2007 we sold an aggregate of $5,750,000 principal amount of secured convertible notes to four accredited investors. The notes have registration rights, with liquidated damages for failure to file a registration statement within 90 days or to have it declared effective within 180 days. In the event of the latter, the damages shall be 2% of the face amount of the notes for each calendar month until the registration statement is declared effective; in the former, the damages shall be 1% of the face amount of the notes for each calendar month until the registration statement is filed, but in any event, the maximum amount of such registration rights payable would be $575,000. The Company has not accrued any such payments. We have filed a registration statement with respect to such securities, however, there can be no assurance that the registration statement will be declared effective in such time period or that a registration statement covering all of the securities will be declared effective. In addition, the notes provide that if we fail to timely deliver shares upon conversion of the notes, we will be required to pay (in addition to interest at a rate of 10% per annum) to the holder of the notes in cash an amount per trading day(as defined in the note) for each trading day until the shares are delivered equal to the greater of (A)(i)1% of the aggregate principal amount of notes that requested to be converted for the first 5 trading days after the delivery date and (ii) 2% of such amount thereafter and (B)$2000 per day as liquidated damages.

Changes in stock option accounting rules may adversely affect our reported operating results, our stock price, and our ability to attract and retain employees.

SFAS 123R requires companies such as us to record all stock-based employee compensation as an expense. SFAS 123R applies to stock options grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As a small business issuer, we adopted these new rules as of January 1, 2006. As a small company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such stock based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants after the new rules apply to us, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities. Since we are a small company, the expenses we may have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. The adverse effects that the new accounting rules may have on our future financial statements should we continue to rely heavily on stock-based compensation may reduce our stock price and make it more difficult for us to attract new investors. In addition, reducing our use of stock plans as an incentive for and a reward to our officers, directors and employees, could result in a competitive disadvantage to us in the employee marketplace.

No Dividend Payments in the Foreseeable Future

The Company has never declared or paid any cash dividends on its common stock. For the foreseeable future, the Company intends to retain any earnings to finance the development and expansion of its business, and it does not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the Company's financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors consider relevant.

There is a Lack of Liquidity in our Common Stock due to our Limited Public Market

There is a limited public market for the Company's Common Stock. The Common Stock is currently quoted on the OTC-Bulletin Board. The market for the Company's Common Stock is limited. There can be no assurance a meaningful trading market will develop. We make no representation about the value of our Common Stock.

The Company's common stock price could be subject to wide fluctuations in response to variations in quarterly results of operations, announcements of technological innovations or new solutions by the Company or its competitors, general conditions in pharmaceutical industry, and other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced price and volume fluctuations, which have affected the market price for many companies in industries similar or related to that of the Company, which have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of the Company's common stock if it ever becomes tradable.

The Fact that we are subject to Penny Stock Regulation may make it less appealing for a broker-dealer to engage in transactions involving our securities.

The Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by such rules, the broker dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker dealer must also disclose the commission payable to both the broker dealer and the registered representative, current quotations for the securities and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security. Consequently, the “penny stock” rules restrict the ability of broker dealers to sell our securities and affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our common stock.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets ” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling securityholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling securityholders. We will pay the expenses of registration of these shares, including legal and accounting fees.

BUSINESS

Duska Therapeutics, Inc. (“Duska”) is a Nevada corporation based in La Jolla, California that carries out all of its business operations through its wholly owned subsidiary, Duska Scientific Co., a Delaware corporation (“Duska Scientific”). Duska is a biopharmaceutical company that is focusing on the development of diagnostic and therapeutic products based on adenosine 5’-triphosphate (ATP), and P2 receptors. ATP is a natural compound found in every cell of the human body, where it constitutes the source of energy for all bodily functions. ATP is released from many types of cells under normal and disease conditions. Extracellular ATP regulates the functions of different cell types in various tissues and organs, including the heart, lung, intestine and kidney, by activating cell surface receptors called P2 receptors (P2R). The pharmacological activation and inhibition of P2R by specific compounds, which bind to these receptors, called agonists and antagonists, respectively, is the basis for the development of new drugs for the diagnosis or treatment of various human disorders, including cardiovascular, pulmonary, neural and renal diseases.

Corporate Business Strategy

The cloning in recent years of receptors activated by ATP and related compounds (P2R) has created opportunities for the development of novel therapeutic and diagnostic modalities addressing significant medical needs that have not been fully met heretofore. Indeed, drug discovery based on modulations of signal transduction pathways controlled by P2R has been growing. These modulations can be achieved by biological compounds or pharmacological agents acting as agonists, partial agonists, antagonists or allosteric modifiers (i.e., compounds that bind to receptors and thereby alter their affinity to an agonist or an antagonist) of P2R, as well as agents that target specific steps in the intra-cellular signal transduction cascade controlled by these receptors.

We focus on the development of new drugs based on our P2R-related technologies. During 2006 and 2007 we spent $364,832 and $370,382, respectively, on research and development of such drugs. Our Scientific Advisory Board consists of experts in the field of ATP and P2R as well as in clinical fields in which our current and proposed product candidates have specific diagnostic and therapeutic targets.

Our product portfolio contains several proposed drugs in three of which, i.e., ATPace™, ATPotent™, and Aspirex™, the active ingredient is ATP. In addition, we own technology on the basis of which we are developing new therapeutic modalities for the management of chronic obstructive pulmonary disease (COPD), chronic cough and asthma and glaucoma. If we would be successful in our attempts to license a compound that may serve as Vagonixen™ drug candidate for the treatment of COPD and chronic cough, we would need to allocate a very significant portion of our resources to the development of this proposed drug, which currently is at an earlier stage than either ATPace™ or ATPotent™. Subject to the availability of sufficient financial and other resources, we plan to initiate a drug discovery program for Ocuprene™, our proposed drug candidate for the treatment of glaucoma. At this time, we do not have the financial resources to initiate a drug discovery program for Ocuprene. ™

Our strategy for development of our lead product candidates and proposed product candidates is as follows:

• ATPace™ is a proposed drug for the diagnosis and treatment of certain cardiac arrhythmias (abnormal heart rate). These include bardycardia (slow heart rate), which is one of the main causes of syncope (fainting), and paroxysmal supraventricular tachycardia (PSVT; rapid heart rate originating in the atria), which is one of the most common forms of arrhythmia. The rate of patient enrollment in our Phase II clinical trial with ATPace™ had been slower than we had originally anticipated. Therefore, on March 27, 2006 we suspended the enrollment of patients into the trial, and as we announced in the Company’s Annual Report on Form 10-KSB, we have considered alternative strategies for an expeditious drug development pathway. Specifically, we asked Cato Research, Inc., our Clinical Research Organization (CRO) to assess the feasibility of filing for New Drug Application (NDA) for ATPace™ as a therapeutic drug for the acute management of PSVT under section 505(b)(2) of the FDA. This section covers “an application that contains full reports of investigations of safety and effectiveness but where at least some information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained the right of reference”. Following an in-depth analysis, the CRO has notified us that regarding ATPace™ “505(b)(2) application is a potential route to approval, however, only under certain conditions”. The CRO recommended that we obtain relevant data from patients who have recently been studied or treated using an identical formulation to ATPace™ to supplement published data of more than a thousand patients that Duska has forwarded to the CRO. We have contacted Dr. Daniel Flammang in France and Professor Bernard Belhassen in Israel, both of whom possess the desired data. They have agreed to furnish Duska with the required data. The data from Prof. Belhassen and Dr. Flammang will be combined with Duska’s own data generated in Phase I and II clinical trials with ATPace™. The CRO has estimated that it will take approximately six to 12 months to complete the preparation of the NDA for ATPace™, under Section 505(b)(2) of the FDA.

• ATPotent™ is a proposed drug for the potential treatment of infertile males whose sperm malfunction and are unable to induce pregnancy. Pre-clinical studies at the University of Pennsylvania have recently been completed. A preliminary report submitted by the investigators have shown that mouse sperm treated with ATP, the active ingredient of ATPotent™, demonstrated improved motility and an approximately 400% increase in the in vitro fertilization rate as compared with the control group. Recent preliminary studies performed for Duska by European scientists associated with the company have reproduced the effects of ATP on the motility of human sperm obtained from 27 patients with asthenozoospermia (lack or reduced sperm motility). Based on these new observations, we filed a provisional patent application on February 27, 2007. We are currently designing a proof of concept study with the drug prototype to be carried out at a leading US academic center. Upon completion of the latter study with favorable results, Duska will approach the FDA to discuss the potential pathway for the clinical development of ATPotent™.

• Aspirex™ is a proposed diagnostic drug for (i) the identification of patients with asthma, (ii) the differential diagnosis between chronic obstructive pulmonary disorder (COPD) vs. asthma and (iii) for monitoring the efficacy of a given therapy in the management of patients with these diseases. The drug is designed to be used as an inhaler in bronchial-challenge studies in the clinical pulmonary laboratory. Duska believes that Aspirex™ could constitute a diagnostic tool that is superior to the two diagnostic drugs currently used in the United States and in Europe. Last year the company recruited Professor Riccardo Polosa, M.D., an internationally recognized leader in the field of clinical bronchoprovocation (airway-challenge studies) for the position of Clinical Director of the Aspirex™ development program and as a member of the company’s Scientific Advisory Board. Together with Dr. Polosa, the Company is now preparing a pre-clinical study which is expected to commence in the 2nd quarter of 2007.

• Vagonixen™ is our proposed drug for the treatment of chronic obstructive pulmonary disease (COPD) and chronic cough. Our proprietary position in this field consists of the blockage of a specific ATP receptor subtype in the lungs. A recent pre-clinical study that we sponsored at a leading U.S. academic center has shown that a compound owned by a large pharmaceutical company effectively blocks our targeted receptor subtype in the lung. Based on this study, we have filed for a patent covering the use of this compound for the treatment of COPD and chronic cough. We currently are seeking to enter into an exclusive world wide licensing agreement with that large pharmaceutical company covering the development of the compound for all potential clinical indications including COPD and chronic cough. If we consummate this license agreement, we would consult with the FDA regarding the development of this compound, based upon a new formulation, as our Vagonixen™ drug candidate. We have commenced preliminary discussions with several companies concerning a potential future strategic alliance with regard to the development of Vagonixen™. We have yet to enter into any agreement. Therefore, our current goal, subject to acquiring a license for the compound and having sufficient capital resources, will be to complete a Phase I trial for Vagonixen™ before entering into any strategic alliance for this proposed drug.

• Ocuprene™ is our proposed drug for the treatment of glaucoma. In March 2005, we acquired ownership of a P2 receptor-related technology upon which we will base the development of Ocuprene™. We intend to launch a drug discovery and development program initially aimed at the discovery of an appropriate small synthetic molecule or an RNAi product to serve as this drug candidate. We currently are discussing with a leading U.S. academic medical center a potential collaboration aimed at discovering such a drug candidate.

History and Background of Our Company

Prior to August 2004, our company was known as Shiprock, Inc. and had been engaged in very limited activities in an unrelated business. On August 30, 2004, Shiprock completed a merger in which Shiprock, through a wholly-owned subsidiary formed specifically for this purpose, acquired in a merger all of the outstanding shares of Duska Scientific in exchange for 886,390 shares of Shiprock's common stock and warrants and options to purchase a total of 672,065 shares of Shiprock's common stock upon cancellation of outstanding warrants and options to purchase shares of Duska Scientific. As a result of the merger, Duska Scientific became a wholly-owned subsidiary of Shiprock. After the merger, Shiprock changed its name to “Duska Therapeutics, Inc.,” replaced its officers and directors with those of Duska Scientific, ceased its prior limited business operations, which were outside of the field of drug development, and moved its offices to Bala Cynwyd, Pennsylvania. Since the merger our operations have been solely dedicated to developing new products for the diagnosis or treatment of human diseases based upon ATP and P2R as previously conducted by Duska Scientific; we are not planning on making any change in our business operations.

Our operating subsidiary, Duska Scientific, was founded by Dr. Amir Pelleg as a Delaware corporation in 1996. In 1999, Duska Scientific commenced its drug development operations by acquiring a U.S. patent covering ATPace™ and Vagonixen™ from Dr. Pelleg, the inventor, and the rights to a second U.S. patent from the co-inventors, Dr. Pelleg and Dr. Edward Schulman, who in turn acquired these rights from Drexel University College of Medicine in Philadelphia, Pennsylvania. Dr. Pelleg was a Professor of Medicine and Pharmacology at the Drexel University College of Medicine until September 2004. At that time he became our full-time employee serving in the capacities of President, Chief Operating Officer and Chief Scientific Officer, having served as President and Chief Scientific Officer of Duska Scientific on a part-time basis. Dr. Pelleg is now an Adjunct Professor at the Drexel University College of Medicine. Dr. Schulman is a Professor of Medicine at the Drexel University College of Medicine. We subsequently acquired an exclusive license to a patent covering ATPotent™ from the Italian scientists Dr. Francesco DiVirgilio and Dr. Carlo Foresta, who were co-inventors of this technology. Dr. DiVirgilio, who is a Professor of Immunology at the University of Ferrara in Italy, is a member of our Scientific Advisory Board. Recently, we have acquired from a group of European clinical scientists the exclusive rights for a technology, on the basis of which we are planning to develop Ocuprene™ as a new therapeutic modality in the management of glaucoma.

Background of Our Technologies

Technology

Adenosine 5’-triphosphate (ATP) is a natural substance that plays a critical role in intracellular metabolism and fueling bodily functions. Intracellular ATP, which is the energy source of all functions of the human body, is released from various cell types into the extracellular space under physiologic and pathophysiologic conditions. In 1929, Drs. Drury and Szent-Gyorgyi were the first to observe the pronounced cardiovascular effects of extracellular adenosine, a byproduct of ATP’s degradation; since then, numerous studies have documented various effects of ATP in different cells, tissues and organs mediated by specific cell-surface receptors called P2 receptors (“P” denoting purinergic; P2R). ATP is considered a local regulator that plays an important physiologic role under both normal and disease conditions.

Purinergic Signal Transductions

In the late 1970’s, Dr. Geoffrey Burnstock hypothesized that specific cell surface receptors, which he called purinoceptors, or P receptors, mediate the actions of adenosine and ATP. Dr. Burnstock classified these into P1 and P2 receptors, respectively. It is now well established that extracellular ATP and related compounds exert their effects by activating the P2 receptors (P2R) and that the P1 receptors (P1R) mediate the effects of extracellular adenosine, the product of enzymatic degradation of ATP. P2R are further sub-divided into two receptor families: P2X and P2Y. P2X are ligand activated cationic channels in cell membranes and P2Y are G protein coupled, seven trans-cell-membrane domains receptors. At least 15 different P2R have been cloned heretofore.

The activation of the cell surface P2R by a specific compound triggers a chain of events culminating with various effects, depending on the cell type expressing these receptors.

Sources of Extracellular ATP

There are several sources for extracellular ATP. ATP is stored in relatively large amounts in platelets and is released during their activation. Similarly, ATP is stored in red blood cells from which it is released under conditions of imbalance between oxygen supply and oxygen demand as well as during certain changes in the blood flow. In addition, several biological substances can induce the release of ATP from cells that line blood vessels and smooth muscle cells. ATP is also released from nerve cells and from exercising skeletal muscles, as well as inflammatory cells.

In the heart, ATP is released into the extracellular fluid under various conditions. Specifically, ATP release is evoked by sympathetic nerve stimulation and by endogenous cardiac stimulants. In addition, ATP is released in the heart whenever the supply of oxygen to the heart does not meet the demand for oxygen and from cardiac muscle cells deprived of adequate oxygen supply in vitro.

The Product and Proposed Product Candidates

A. ATPace™

Background and Rationale

Syndrome: Syncope, or fainting, is a transient loss of consciousness. It is a common medical problem that is associated with a high mortality rate in a selected subgroup of patients, and yet one of the most challenging diagnostic problems in clinical practice. Syncope exerts a dramatic and deleterious effect on the quality of life of affected patients, in particular elderly patients.

There are multiple causes of syncope. Although advances in recent years in the evaluation of syncope have been substantial, there are still many unanswered questions regarding the pathophysiology of syncope, and there is a need for novel diagnostic approaches. Neurally mediated syncope (or reflex syncope), the most common type of syncope, is caused by systemic arterial hypotension (i.e., low blood pressure) or bradycardia (i.e., slow heart rate) or both.

Epidemiology: Syncope is common in the general population. Caucasians seem to be more affected than blacks; the reason for this difference is unknown. The age distribution of syncope is bimodal with a peak in teenagers, and the elderly. Using the lifetime cumulative incidence parameter as the most appropriate measure of an episodic disease such as syncope, a clear age dependency in adults is revealed. Aging is associated with increased incidence; specifically, while the cumulative incidence of syncope in young adults (i.e., 20-29 years old) is approximately 5%, in the elderly, it is approximately 20% (60-69 years old) to 30% (70-79 years old) and approximately 50% in subjects 80 years old and older. In young populations, the lifetime cumulative incidence of syncope in women is almost twice that of men. On average, 3% of adults in the U.S. suffer from recurrent syncope. The sixth leading cause of death in the U.S. in people 65 years and older are accidents, many of which are related to syncope and falls. Falls occur in 20% of people 65 years and older, half of which are due to syncope.

 Economic burden: In the U.S., syncope accounts for 3% of emergency room visits and 6% of hospital admissions. Although syncope patients are subjected to a series of examinations and tests costing more than $800 million per year, a cause of syncope is found in only 40% of patients.

Cause of the Disease: Most common causes of syncope consist of disturbances in the function and/or structure of the cardiovascular system. Other causes of syncope, including those arising from neurological, psychiatric or endocrine/metabolic disturbances, are relatively rare. In about half of the patients where a probable diagnosis has been established, the syncope is due to transient periods of decreased heart rate (bradycardia) and blood pressure (hypotension), mediated by the autonomic nervous system (that portion of the nervous system regulating the function of the cardiovascular system and the glands). Syncope of this origin is termed neurally-mediated (or reflex syncope). Neurally-mediated syncopes (NMS) are classified into three types based on their respective mechanism: bradycardic (syncope due to slow heart rate), hypotensive (syncope due to low blood pressure) and mixed (i.e., combination of the above two mechanisms).

Currently, detailed history and physical examination, non-invasive cardiovascular studies, electrophysiological studies and head-up tilt table testing (HUT) provide a diagnosis of NMS in 60-70% of cases. However, establishing the cause of syncope in a given patient may be very difficult because of its unpredictable nature and the absence of discerning diagnostic tools. Thus, there is increasing interest in diagnostic tests that evaluate the autonomic nervous system function for the confirmation of a clinically suspected diagnosis of NMS or to uncover a diagnosis in previously unsuspected instances.

Several tests, including HUT, are commonly used in diagnosing NMS. Of these, however, only HUT has been substantially studied. When NMS is suspected, HUT can be useful in confirming this clinical suspicion. Although the specificity (i.e., negative test outcome in non-afflicted subjects) of HUT is similar to that of other dynamic clinical testing (i.e., 80% to 90%), the exact sensitivity (i.e., positive test outcome in afflicted subjects) of the test is unknown, because there is no “gold standard” against which to compare it. One study determined that the “true sensitivity” of HUT is only 61%. The American Heart Association (AHA), American College of Cardiology (ACC) and the Heart Rhythm Society have recommended the use of HUT for the indication of pacemaker therapy in patients with syncope due to a slow heart rate. However, recent studies have failed to fully establish the utility of HUT as an accurate predictor of effective cardiac pacemaker therapy in symptomatic patients with recurrent NMS. Furthermore, of the three relevant mechanisms of NMS (i.e., bradycardia, hypotension and mixture of the former two), HUT is believed to be the least sensitive to bradycardia. Specifically, in a recent North American study of 100 consecutive patients with syncope of unknown origin, HUT identified bradycardia as the relevant mechanism of the syncope in only seven, while another test, known as carotid sinus massage where pressure is applied to the side of the neck to artificially trigger a reflex involving the vagus nerve, identified 37 such patients.

In the past few years, Medtronic, Inc. has introduced into the clinical setting a new device, the Insertable Loop Recorder (ILR) (Reveal® and later Reveal® Plus), that correlates symptoms with cardiac rhythm abnormalities. Specifically, the ILR is an FDA-approved device that monitors electrocardiograms (ECG) for up to 14 months and automatically records ECG rhythm data in patients who experience transient symptoms such as syncope that may suggest cardiac arrhythmias (i.e., disturbances in heart beating rate) as the cause. Since the ILR is the only FDA approved diagnostic tool for the identification of bradycardic syncope, it may be considered a useful standard against which to compare new diagnostic tools. However, the ILR requires minor surgeries for its insertion as well as its removal and its diagnostic potential is realized only if an event occurs during its limited functional period.

Clinical target: Despite the intensive study of HUT, and other tests of autonomic nervous system function, there is no test or combination of tests that permits detection of susceptibility to all types of NMS. Consequently, it is currently very difficult to identify a neurally-mediated cause of syncope, not to mention a specific mechanism, in all patients in whom such cause is suspected based on their medical history. Therefore, there is a significant need for a diagnostic test that can identify the specific mechanism behind syncope. In particular, given recent multi-center randomized trials suggesting cardiac pacing as an effective therapy in certain groups of syncopal patients, tests that unmask susceptibility to bradycardia are especially important.

Since ATP triggers a neural reflex involving the vagus nerve and a similar reflex plays a critical role in the mechanism of NMS, it has been hypothesized that the response to ATP manifested in slowing of the heart rate (bradycardia) would be accentuated in patients with this syndrome. Clinical studies in Europe by Dr. Daniel Flammang (who subsequently became a member of our Scientific Advisory Board) and his associates support this hypothesis. Specifically, studies by Dr. Flammang involving approximately 500 patients have demonstrated that one of the bradycardic effects of ATP manifested as transient AV nodal conduction block is accentuated in a specific group of patients with syncope of unknown origin or suspected NMS. Furthermore, Dr. Flammang has suggested that ATP can be used as a diagnostic tool to identify patients in whom the mechanism of syncope is bradycardia, and therefore could benefit from cardiac pacemaker therapy. An Italian clinical research group has studied the feasibility of using ATP as a diagnostic tool to determine the mechanism of bradycardia in symptomatic syncope patients. These investigators, who used a different electrocardiographic criterion than that used by Dr. Flammang in determining the outcome of their studies, have demonstrated that ATP can identify bradycardia as the overall mechanism of syncope in symptomatic patients. This group of investigators found a good correlation (at an approximately 70% rate) between the frequency of bradycardic syncope determined by an ILR versus that determined with ATP. It should be noted, however, that a study by an unrelated group of French investigators in 13 patients did not show a correlation between the ILR and the ATP test.

Importantly, in patients with bradycardic NMS, HUT identified the relevant mechanism in 59% of patients, while the ATP test identified this mechanism accurately in 86% of patients. Assuming that we receive marketing approval for ATPace™ from the FDA, we intend to conduct post-marketing studies to compare ATPace™ to HUT in identifying bradycardia when it is the dominant mechanism in patients with syncope of unknown origin or NMS as well as determining the potential benefits of cardiac pacemaker therapy in these patients.

ATPace™ Test: ATPace™, a liquid formulation of ATP, given as a rapid intravenous injection, causes a short lasting (less than 60 seconds) bradycardic effect (i.e., slowing of the heart rate) that is much more pronounced in selected groups of patients with syncope of unknown origin or suspected NMS. ATPace™ thereby identifies patients with bradycardic syncope who could benefit from cardiac pacemaker therapy. We anticipate that the test will be quick, safe, cost-effective and convenient when compared to other current diagnostic alternatives. Currently, the only approved diagnostic test that can determine the potential benefits of cardiac pacemaker therapy in patients with recurrent syncope is the ILR. We will attempt to demonstrate that ATPace™ has the potential to benefit a significant number of patients whose syncope is often misdiagnosed and mistreated.

Product Development Plan

The rate of patient enrollment in our ATPace™ Phase II trial to date was slower than we had originally anticipated. Accordingly, we suspended the enrollment of patients into the trial, effective as of March 27, 2006, and as we announced in the Company’s previous Annual Report on Form 10-KSB, we have considered alternative strategies for an expeditious drug development pathway. Specifically, we asked Cato Research, Inc., our Clinical Research Organization (CRO) to assess the feasibility of filing for New Drug Application (NDA) for ATPace™ as a therapeutic drug for the acute management of PSVT under section 505(b)(2) of the FDA. This section covers “an application that contains full reports of investigations of safety and effectiveness but where at least some information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained the right of reference”. Following an in-depth analysis, the CRO has notified us that regarding ATPace™ “505(b)(2) application is a potential route to approval, however, only under certain conditions”. Accordingly, the CRO recommended that we obtain relevant data from patients who have recently been studied or treated using an identical formulation to ATPace™ to supplement published data of more than a thousand patients that the company has forwarded to the CRO. Therefore, we have contracted Dr. Daniel Flammang in France and Professor Bernard Belhassen in Israel, both of whom possess the desired data, and have agreed to furnish Duska with it. The data from Prof. Belhassen and Dr. Flammang will be combined with Duska’s own data generated in Phase I and II clinical trials with ATPace™. The CRO has estimated that it will take approximately six to 12 months, and $850,000 to complete the preparation of the NDA for ATPace™, under Section 505(b)(2) of the FDA. NDA filing fees with the FDA are estimated at $1.2 million.

B. ATPotent™

Background and Rationale

Syndrome: The diagnosis of male infertility is made when a man has abnormal sperm parameters (i.e., low sperm count and/or abnormal sperm characteristics) and is unable to induce pregnancy after 12 to 18 months of regularly performed intercourse. In many cases, the reasons for the abnormal sperm parameters are unknown. Nonetheless, various procedures and treatment regimens are currently used in the course of the clinical management of infertile couples due to the male factor. There is, however, a growing need for better diagnostic and treatment approaches in the management of this syndrome.

Epidemiology: It has been estimated that 6-8 million couples in the U.S. alone, who are involuntarily childless and require some assistance to conceive, sought medical treatment for infertility in 2003. Male infertility accounts for about 40% of these cases and about 60% of the latter are patients with oligoastheno-zoospermia (i.e., low sperm count and low sperm motility). A recent study in the UK has found that the average “normal” sperm count fell by 29% from 1989 to 2002, reflecting an on-going alarming trend in developed countries.

Economic burden: According to the U.S. Department of Health and Human Services, Centers for Disease Control and Prevention (CDC), in 2003 there were more than 430 clinics in the U.S. dedicated to the diagnosis and treatment of sub-fertility and infertility. Treatment options include surgical interventions, drug and hormonal therapies as well as complex and expensive procedures of Assisted Reproductive Technology, or ART. The latter include, among other technologies, in vitro fertilization, or IVF, and intracytoplasmic sperm injection, or ICSI. According to a 2003 CDC study, approximately 122,800 ART procedures were performed in the U.S. in the approximately 390 clinics that reported. We believe that the fertility industry’s annual revenue from various treatments is in the range of $2.7 billion. We estimate the average cost of one round of IVF, with no guarantee of success, is $10,000, and the average amount spent to produce a baby using ART is $58,000. Approximately 48,000 live babies were born in the U.S. as a result of ART performed in 2003. We believe that for the foreseeable future the clinical laboratory will continue to play a pivotal role in improving the accuracy of diagnosing and efficacy of treatment of male infertility.

Cause of the Disease: The cause of male infertility is determined in only a minority of the cases. Most of the time, the causes of infertility are unknown mainly because of the inability to detect which sperm functions are defective. Factors known to contribute to male infertility include: (a) gonadotrophin deficiency; (b) genital tract obstruction; (c) sperm autoimmunity; (d) coital dysfunctions; and (e) reversible effects of toxins, drugs or illnesses. The majority of the cases are secondary to the unknown cause of low sperm count and low sperm motility. Despite the inability to determine the cause of the disorder, couples are treated with a variety of ART procedures, including IUI, IVF and ICSI.

Clinical target: A diagnosis of male infertility is based mainly on semen analysis, a rather inadequate means to assess sperm fertilization potential. Furthermore, the majority (about 73%) of the ART procedures used are IVF. About 40% of IVF, performed for male infertility among infertile couples, will result in poor fertilization. Several pharmacological agents have been used to enhance sperm in order to improve fertilization rates during standard IVF procedures, but to date the FDA has not approved a drug for treatment of male infertility. Moreover, conflicting results and lack of appropriately designed and relevant clinical studies and no definitive indications have limited the use of sperm stimulant agents in clinical practice. Thus, there is a need for safe, effective and convenient techniques for improving sperm performance and thereby improving the outcome of IVF and/or intrauterine insemination (IUI) procedures, with the goal of increasing the rate of pregnancies.

ATPotent™ for the treatment of male infertility: ATPotent™ is being developed as a new pharmacological formulation in which the active ingredient is ATP. Asthenozoospermia, i.e., lack or low sperm motility, is a common cause of male factor infertility. In a retrospective study (1992-1999) that documented the prevalence of this pathology in infertile men, 82% of the studied samples had altered motility. However, laboratory interventions aimed at improving sperm function in conjunction with minimally invasive infertility treatments (intra-cervical or intrauterine insemination), or standard in vitro fertilization (IVF) without resorting to intra-cytoplasmic sperm injection (ICSI), are practically nonexistent. Italian clinicians and scientists have shown that extracellular ATP-treated sperm from 22 infertile males exhibited significant increase (by 54%) of fertilization rate during IVF procedures compared with non-treated sperm. We are the exclusive licensee of a patented technology for ATP-based diagnosis of male infertility and treatment of human sperm as a means to improve the performance of human sperm during IUI and/or IVF procedures with a view to increasing the rate of pregnancies. (ATPotent™ is not indicated for use in conjunction with ICSI, a specific in vitro fertilization procedure, which is employed in special male infertility cases.) Please see “Intellectual Property.”

Product Development Plan

Pre-clinical studies at the University of Pennsylvania have recently been completed. A final report submitted by the investigators have shown that mouse sperm treated with ATP, the active ingredient of ATPotent™, demonstrated improved motility and an approximately 400% increase in the in vitro fertilization rate as compared with the control group. In addition, ATP treatment of human sperm either with normal characteristics or with low motility as well as human sperm with low motility from cryopreservation (stored frozen) resulted in significant improvement of motility parameters. Furthermore, recent preliminary studies performed for Duska by European scientists associated with the company have reproduced the effects of ATP on the motility of human sperm obtained from 27 patients with asthenozoospermia (lack or reduced sperm motility). Based on these new observations, we have filed a provisional patent application on February 27, 2007. We are currently designing a proof of concept study with the drug prototype to be carried out at a leading US academic center, at an estimated cost of $20,000. Upon completion of the latter study with favorable results, Duska will approach the FDA to discuss the potential pathway for the clinical development of ATPotent™.

We will consult with the FDA regarding the designation of ATPotent™ as a device or a drug as well as on the design of the clinical trials and matters pertaining to the preparation and submission of a new device/drug approval based upon the specific clinical claims for this product candidate. The FDA may request additional human data required to demonstrate the final clinical endpoint of efficacy that is outlined in our proposed protocols. In either such event, the action of the FDA could significantly increase the timing and cost of the ATPotent™ research program. We estimate the cost of clinical trials may run around $90,000, and the cost of an IDE at $30,000.

C. Aspirex™

Aspirex™ is a proposed diagnostic drug for (i) the identification of patients with asthma, (ii) the differential diagnosis between chronic obstructive pulmonary disorder (COPD) vs. asthma and (iii) for monitoring the efficacy of a given therapy in the management of patients with these diseases. The drug is designed to be used as an inhaler in bronchial-challenge studies in the clinical pulmonary laboratory. Duska believes that Aspirex™ could constitute a diagnostic tool that is superior to the two diagnostic drugs currently used in the United States and in Europe.

Last year the company recruited Professor Riccardo Polosa, M.D., an internationally recognized leader in the field of clinical bronchoprovocation (airway-challenge studies) for the position of Clinical Director of the Aspirex™ development program and as a member of the company’s Scientific Advisory Board. Together with Dr. Polosa, the Company is now preparing a pre-clinical study which is expected to commence in the 3rd quarter of 2007. The cost of the proof of concept study is estimated at $90,000, and development of an IND at $50,000.

D. Vagonixen™

Background and Rationale

Syndrome: Chronic obstructive pulmonary disease (COPD) is a major global health problem that is causing an increasing burden on health-care spending. COPD is characterized by airflow limitation that is not fully reversible. The airflow limitation in most cases is both progressive and associated with an abnormal inflammatory response in the lungs to noxious particles or gases. This progressive relentless loss of lung function is the result of emphysema due to destruction of lung tissue and narrowing of small airways caused by the inflammation process.

Economic burden: The Global Burden of Disease studies predicts that COPD, which was ranked as the sixth most common cause of death worldwide in 1990, will become the third leading cause of death by 2020. Currently, the World Health Organization, or WHO, ranks COPD as the fourth most common cause of death in developed countries. In North America, COPD is the only major cause of mortality that has risen over the last 30 years. It is the fourth most common cause of death, and approximately 16 million individuals have been diagnosed as symptomatic COPD patients. The estimated number of persons who died of COPD in North America in 2005 is 130,000. Recent estimates indicate that COPD resulted in $32.1 billion of direct and indirect costs in 2002, which is a manifestation of the major economic impact on society of this disease.

Cause of the Disease: The risk factors for both forms of COPD include smoking, a familial predisposition, and occupational exposures. Smoking is by far the major cause of COPD. The chronic obstructive bronchitis form of COPD is characterized by marked cough, excess sputum production and breathlessness. The emphysema form of COPD is characterized by destruction of normal lung tissue. Usually, both forms co-exist to produce symptoms of cough, sputum hypersecretion and breathlessness.

Clinical targets: Pharmacologic therapy is necessary for the management of symptoms. However, none of the currently available therapies can modify the long-term deterioration of lung function. In the emphysema form of COPD, the destruction of lung tissue that occurs with cigarette smoking cannot be effectively inhibited or reversed by existing therapies. In chronic bronchitis, which is often present either alone or in combination with emphysema, the potential therapeutic targets are airway nerves, stimulation of which causes cough and promotes mucus hypersecretion, thereby producing the constriction of airways.

Bronchodilators have long been the mainstay of symptomatic treatment. The parasympathetic limb of the autonomic nervous system (i.e., the vagus nerve), a major carrier of neural sensory afferent traffic from the lungs to the brain and efferent neural traffic from the brain to the lung, is the dominant neural component responsible for the diameter of the airways by controlling the airways’ smooth muscle tone. The impairment of lung function in COPD is in part the result of altered cholinergic vagal bronchoconstrictive tone. Thus, anticholinergic agents that block this neural pathway have been playing a central role in the management of COPD, and are currently the most common therapy in COPD (e.g., tiotropium bromide; a long-acting bronchodilator).

Critical role of the vagus nerve in COPD: Bronchoconstriction and excess mucous secretion are two major causes of airflow limitation in COPD, both of which are directly regulated by the vagus nerve. In addition, vagal nerve endings mediate chronic cough associated with COPD. When these nerve endings are irritated, neural signals from the lungs go to the brain (termed afferent neural traffic). The brain processes these signals and in response generates its own signals that are sent to the lungs and airways (termed efferent neural traffic), where they induce bronchoconstriction and cough. Indeed, certain drugs that can block the effects in the lungs of some of these brain signals, traveling through the vagus nerve, are used in the treatment of COPD (i.e., anticholoinergic agents). Furthermore, the stimulation of these nerve endings leads to a local release of substances which play an important role in inflammation (i.e., neurogenic inflammation). This action is known as the axon reflex distinct from the central reflexes outlined above. Thus, a drug that could inhibit these two types of reflexes (i.e., central and axon) could have therapeutic value in the management of bronchoconstriction, cough and inflammation, all of which are characteristic of COPD.

Potential role of extracellular ATP in obstructive airway diseases: Basic research studies have shown that intravenous administration of ATP narrows airway diameter (bronchoconstriction) in the lungs of dogs. This bronchoconstrictive action of ATP is mediated by a central vagal reflex and is caused by the activation of a specific P2 receptor subtype located on vagal sensory nerve terminals in the lungs. In addition, these studies have shown that ATP activates the P2 receptor located on sensory nerve terminals in the lungs believed to play a major mechanistic role in the cough reflex.

Consistent with these observations, it has subsequently been shown that aerosolized ATP produced marked bronchoconstriction in healthy human subjects and more potently so in asthmatic patients at concentrations well below those of other agents, including among other substances, adenosine (a byproduct of ATP used in the clinical laboratory to induce bronchoconstriction as a part of pulmonary function evaluation). In addition, aerosolized ATP induced cough in 70% of the studied healthy subjects and 100% of the patients with either COPD or asthma. Furthermore, it was found that the level of ATP in the lungs of COPD patients is approximately three times that found in healthy subjects.

Taken together, these data indicate that extracellular ATP could play a major mechanistic role in bronchoconstriction and cough by activating vagal sensory nerve terminals in the lungs.

P2 receptor antagonist in COPD: Extracellular ATP activates a specific P2 receptor located on pulmonary vagal nerve endings, which mediate bronchoconstriction and cough. Thus, the stimulation of vagal nerve endings in the lungs by ATP exacerbates neurally-mediated (vagal) bronchoconstriction and cough, the hallmarks of chronic cough and COPD. Therefore, pharmacological agents that block these receptor sites could eventually become a new therapeutic modality in the management of patients with these disorders. Such a therapy would constitute a novel approach in which the reduction of vagal nerve input to the lungs (i.e., neural traffic from the brain termed “efferent neural traffic”) is obtained by the inhibition of sensory input to the brain originating in the lungs (termed “afferent neural traffic”).

Product Development Plan

Our product development plan is aimed at the development of a specific and selective antagonist of P2 receptor subtype in the lungs as Vagonixen™ drug candidate for the management of patients with COPD and chronic cough. We have identified an existing compound that had been developed in the pre-clinical stage by a large pharmaceutical company for an unrelated disease application that could serve as our Vagonixen™ drug candidate. In 2004, we sponsored a preliminary in-vitro study of this compound at a leading U.S. academic center that showed that this compound can effectively block the P2R subtype in the lung, which is targeted by Duska.

In the event we acquire this compound, we intend to develop it as Vagonixen™ drug candidate (that is a novel powder formulation) to be administered by a dry powder inhaler (DPI). DPI design is based on state-of-the-art technology for drug administration into the lungs. The inhaler will be a handheld device that delivers a precisely measured dose of medication into the lungs.

E. Ocuprene™

Background and Rationale

Syndrome: Glaucoma is a group of eye diseases characterized by progressive optic nerve damage and visual field loss culminating in blindness. Elevated fluid pressure within the eye, or ocular hypertension, is the primary treatable risk factor in glaucoma.

Epidemiology: Data gathered by the WHO show that glaucoma is the second leading cause of blindness globally (after cataracts), estimated to afflict 65 million people. The WHO has predicted that the number of cases of glaucoma will rise as the number of people aged 60 years or over doubles to reach 1.2 billion by the year 2020. Similarly, glaucoma is the second leading cause of blindness in the United States; according to the US Glaucoma Research Foundation, an estimated three million people in the United States suffer from this disorder.

Rationale for a new drug development: Current optional drugs for the treatment of ocular hypertension are selective and non-selective beta-blockers, carbonic anhydrase inhibitors, prostaglandin analogues, and adrenergic and cholinergic agonists. Although there has been recent growth in the range of therapeutic options, including multiple drug therapies and surgery, glaucoma treatment practices vary widely and all are non-optimal and associated with significant side effects. Therefore, the management of patients with glaucoma constitutes a significant unmet clinical need.

Scientists in Europe associated with Duska have demonstrated in an animal glaucoma model in vivo that increased intraocular pressure leads to release of adenosine 5’-triphosphate (ATP) into the extracellular space in the eye, upregulation of P2X7 receptor (P2X7) and its activation by ATP. The activation of P2X7 is known to trigger programmed cell death, i.e., apoptosis, which in this setting was manifested by retinal nerve cell damage. Furthermore, the inhibition of this pathway by either the elimination of ATP or the blockade of P2XR prevented retinal nerve cell damage associated with increased intraocular pressure. Similar data that are implicating P2X7 in the retinal nerve cell death associated with ocular hypertension have been published independently by ophthalmologic researchers at the University of Pennsylvania and the University Eye Hospital in Tübingen, Germany.

Thus, we intend to carry out pre-clinical research work aimed at discovering a pharmacologic agent that can block P2X7 and a genetic vector that can block the signal transduction pathway controlled by this receptor in the eye.

Product Development Plan

A portion of the proceeds of our recent private placement will be used to support an on-going drug discovery program being conducted by the Italian scientists from whom we acquired our relevant Ocuprene™ technology. We also are currently discussing with a leading U.S. academic medical center a potential collaborative project aimed at evaluating genetic and pharmacologic approaches in an in vivo glaucoma model for P2X7 antagonists and signal transduction pathway blockers controlled by this receptor.

Additional Potential Applications for Our Technology

In addition to our current and proposed product candidates that are in various stages of active development, we have a pipeline of potential diagnostic and therapeutic agents based on the modulation of the cellular mechanisms controlled by P2 receptors, which regulate cellular function, referred to as P2R signal transduction.

These applications include:

• Primastrene™: A proposed drug for the treatment of asthma. We have not to date identified a compound that could serve as this drug. However, we have recently approached a leading U.S. medical institution for the purpose of performing a study to generate data for use in connection with a grant application to the National Institutes of Health for funding to partially support this development program.

• A diagnostic test for sick sinus syndrome, which may also be predictive of effective cardiac pacemaker therapy.

• A diagnostic test for the identification of one of the most common types of heart rhythm disturbance manifested as rapid beating of the heart.

• We also may seek to acquire rights to additional relevant medical technologies, including those in the P2 receptor technology area, with the cardiovascular, respiratory and human reproduction areas being of particular interest to us.

Markets Targeted

With the exception of ATPace™, we have to date not performed an analysis of the potential market for our product candidates. However, we have reviewed some publicly available data produced by independent sources, including government agencies, relevant to the overall markets in which our product candidates are expected to compete. Our present strategy in the development and marketing of ATPace™ and ATPotent™ focuses on the U.S. market, which is the largest single pharmaceutical market in the world. However, with respect to Vagonixen™ and Ocuprene™ for the treatment of COPD and chronic cough and for glaucoma, respectively, and other potential product candidates, we will focus on the U.S. market as well as certain foreign markets. There can be no assurance, however, that the actual markets for our product candidates will conform to the estimates provided below.

ATPace™

We are planning on filing an NDA with a therapeutic claim, i.e., the acute termination of paroxysmal supraventricular tachycardia (PSVT) involving the atrio-ventruicular node (AVN). It has been estimated that there are 89,000 new cases/year and 570,000 persons with PSVT in the US alone; Thus, PSVT is one of the most common cardiac arrhythmias. In addition, we intend to pursue the development of the product as a diagnostic tool (the original indication) upon its approval by the FDA for the therapeutic use.

Although syncope patients are subjected to a series of examinations and tests (including echocardiography, Holter monitoring, magnetic resonance imaging (MRI) and computed tomography (CT), electroencephalogram (EEG) and similar tests) costing more than $800 million per year, a potential cause of syncope is found in only 40% of patients. We believe that ATPace™ could address a portion of this diagnostic market.

ATPotent™

Asthenozoospermia, i.e., lack or low sperm motility, is a common cause of male factor infertility. In a retrospective study (1992-1999) that documented the prevalence of this pathology in infertile men, 82% of the studied samples had altered motility. However, laboratory interventions aimed at improving sperm function in conjunction with minimally invasive infertility treatments (intra-cervical or intrauterine insemination) or standard in vitro fertilization (IVF), without resorting to intra-cytoplasmic sperm injection (ICSI), are practically nonexistent. According to the U. S. Department of Health and Human Services, Centers for Disease Control and Prevention (CDC), in 2003 there were more than 430 clinics in the U.S. dedicated to the diagnosis and treatment of sub-fertility and infertility. The CDC reported that in 2003 approximately 122,800 Assisted Reproductive Technology procedures were performed for the treatment of infertility in the approximately 390 clinics in the U.S. that submitted survey data. In 2002, fertility clinics in the U.S. collected $2.7 billion for their services. Approximately 800,000 IUI procedures are performed each year in the US alone. We expect the primary target market for ATPotent™ to be the IUI and IVF procedures which constitute a portion of the overall ART procedures performed in the U.S.

Vagonixen™

In North America, COPD is the fourth most common cause of death and approximately 16 million individuals have been diagnosed as symptomatic COPD patients. Recent estimates indicate that COPD resulted in $32.1 billion direct and indirect costs in 2002, which is a manifestation of the major economic impact on society of this disease. In 2005, the estimated number of persons who died of COPD in North America is 130,000. It is expected that by 2020, COPD will become the third leading cause of death in the U.S. COPD also is an increasing cause of morbidity and mortality worldwide. We estimate the total COPD therapeutic market in the U.S. at $1.6-$2.0 billion annually and believe that Vagonixen™ could address a small portion of that market.

Ocuprene™

We estimate the total worldwide glaucoma therapeutic market at $1.5 billion annually and believe that Ocuprene™ could address a small portion of that market.

Manufacturing

ATP powder, an inexpensive product, is manufactured by several leading manufacturers of pharmaceutical raw materials. The world’s largest manufacturer of ATP supplies us with ATP powder, the specifications of which are recorded by the FDA in a Drug Master File. We have entered into contract manufacturing agreements with a U.S. subsidiary of Boehringer-Ingelheim, BVL that is FDA approved and another U.S. specialty company approved by the FDA to perform the analytical services, storage and packaging of ATPace™ for clinical supplies in connection with our ATPace™ clinical research program.

We have received from our contract manufacturer and have been using in our clinical trials investigational ATPace™ drug supplies. In case additional clinical studies are required by the FDA before the agency accepts our NDA, we may need to contract with BVL to produce sufficient additional quantities of the investigational drug to complete these clinical trials. At this time, we are unable to estimate our costs to manufacture our drug candidates.

Intellectual Property

Our technology and current and proposed product candidates under development are currently covered by the following patents and corresponding pending patent applications described below:

• A Process for Regulating Vagal Tone (U.S. Patent #5,874,420 issued on February 23, 1999; Australian Patent #710,770 issued on January 20, 2000; European Patent #0906102B1 issued on June 16, 2004 (Canadian and Japanese patent applications are pending). Duska Scientific is the owner of these patent properties. The granted United States and Australian patents cover a method of modulating vagal tone by administering a mediator of P2X-purinoceptors on vagal afferent nerve terminals. The granted European applications patents and pending Japanese application claims cover the use of an antagonist or allosteric modifier of P2X-purinoceptors on vagal afferent nerve terminals for reducing vagal tone. The claims in all countries also cover the use of mediators of P2 purinoceptors for diagnosing abnormal vagal tone. The mediator of P2X purinoceptors is exemplified in our current product candidate, ATPace™, and our proposed product candidate, Vagonixen™.

• Method for Inducing the Acrosome Reaction in Human and Animal Spermatozoa (U.S. Patent #5,474,890 issued on December 12, 1995; Australian Patent #666,011 issued on June 8, 1993). Duska Scientific is the exclusive licensee of these patents. Claims cover the use of ATP-induced acrosome reaction in mammalian sperm as a diagnostic test as well as for treatment of malfunctioning sperm in the management of male infertility and the improvement of cryopreserved sperm during IVF procedures.

• Methods of Diagnosing, Monitoring and Treating Diseases (U.S. Patent Application filed July 22, 2005). Application claims the benefit of provisional U.S. Patent Application #60/590,101 (filed July 22, 2004), and provisional U.S. Patent Application #60/662,033 (filed March 15, 2005). Duska Scientific is the owner of this patent application. Claims cover the use of ATP and related compounds for the differential diagnosis of obstructive pulmonary diseases as well as the evaluation of the efficacy of a given therapy in the management of patients with these disorders as well as additional claims, including those relating to the compound that we intend to license to use as our Vagonixen™ drug candidate.

• Inhibition of Neuronal Damage (U.S. Patent Application #60/685,802 filed May 31, 2005). We are the owners of this patent application. Claims cover materials and methods for blocking neuronal damage associated with the pathological action of ATP and conditions such as glaucoma.

• Screening Method for Modulation of Human Mast Cell Activation (U.S. Patent #6,465,441 B2 issued on October 15, 2002). Duska Scientific is the owner of this patent. Claims cover the use of human lung mast cells in vitro for screening inhibitors of ATP binding to P2Y- purinoceptors, for use as histamine release inhibitors. Animal models have been determined to be of limited value since non-human mast cells differ significantly from human mast cells regarding several critical aspects of allergic reaction-induced inflammatory mediators’ release.

• Modulation of Human Mast Cell Activation (U.S. Patent #6,372,724 issued on April 16, 2002; Australian Patent #741,713 issued on March 24, 1998; EPO, Canadian and Japanese patents are pending.) Duska Scientific is the owner of these patent properties. Claims cover the use of inhibitors of ATP binding to P2 receptors on mast cells for treatment of disorders characterized by undesirable histamine release from lung mast cells. The treatment is exemplified in our proposed product candidate Primastrene™.

• Modulation of Sperm Motility (Provisional US patent application # 60/891,836 filed on February 27, 2007). We are the owners of this patent application. Claims cover materials and methods for the treatment of malfunctioning mammalian sperm in order to improve their motility and thereby their ability to fertilize the egg.

In addition to patents, we also license certain of our intellectual property:

• Pursuant to a License and Assignment Agreement dated November 15, 1999, Dr. Amir Pelleg and Dr. Edward S. Schulman (i) assigned to Duska Scientific their ownership, which they in turn acquired from Drexel University College of Medicine, of an invention and all related patents and intellectual property, including an issued U.S. patent, that are the basis for ATPace™ and Vagonixen™ and (ii) granted to Duska Scientific an exclusive worldwide license for their invention and all related patents and intellectual property, including a pending U.S. patent application, that are the basis for Primastrene.™ In consideration for this assignment and license, Duska Scientific issued 240,000 shares of its common stock to Dr. Pelleg and 240,000 shares of its common stock to Dr. Schulman (a portion of which they each assigned to the medical institution with which they were then associated). Duska Scientific also agreed to pay each of these individuals an amount equal to (i) 2% of the net sales of products by Duska Scientific based on the foregoing inventions and (ii) 2% of the license fees and any royalties or other similar payments paid to Duska Scientific by any licensee that are based on the foregoing inventions (a portion of these royalties they each had assigned to the medical institution with which they were then associated). On December 14, 2001, Drs. Pelleg and Schulman assigned to Duska Scientific their ownership of the invention, including the pending U.S. patent application, relating to Primastrene™ and they continue to have the right to receive the payments from Duska Scientific as described above with respect to Duska’s net sales and license fees and royalties or other similar payments paid to Duska Scientific by any licensee that are based on this invention.

• Pursuant to a License Agreement dated November 15, 1999, Dr. Francesco DiVirgilio and Dr. Carlo Foresta granted to Duska Scientific an exclusive worldwide license for their invention and all related patents and intellectual property, including an issued U.S. patent, that are the basis for ATPotent™. In consideration for this license, Duska Scientific issued 115,200 shares of its common stock to Dr. DiVirgilio and 115,200 shares of its common stock to Dr. Foresta. Duska Scientific also agreed to pay these individuals an aggregate amount equal to (i) 5% of the net sales of products by Duska Scientific based on the foregoing invention and (ii) 5% of the license fees and any royalties or other similar payments paid to Duska Scientific by any licensee that are based on the foregoing invention.

Strategic Alliances

We have entered into a number of strategic alliances and collaborative arrangements including those with Medtronic, Inc. and Cato Research Ltd. These arrangements are summarized below.

Medtronic, Inc.

In April 2003, we entered into an agreement with Medtronic, Inc. pursuant to which Medtronic will provide, at no cost to us, support for our Phase II and III clinical trials with ATPace™. As part of this support, Medtronic will provide a number of its cardiac pacing devices and insertable loop recorders (ILR) for use by patients in the trial if the use of this equipment is not covered by the patients’ medical insurance. Medtronic, together with us, has approached qualified clinical investigators as potential principal investigators, and Medtronic will provide technical assistance in connection with the use of its medical devices utilized in the trial and comments on protocol design and assistance, including reimbursement strategies. We intend to continue our collaboration with Medtronic following FDA approval, which may include conducting additional post-marketing studies of ATPace™. Under this agreement, Medtronic is not obtaining any rights to ATPace™ or other remuneration from us.

Cato Research Ltd.

In February 2004, we entered into an agreement with Cato Research Ltd., a leading clinical contract research organization, under which Cato Research agreed to provide clinical research management and regulatory affairs support to us for our Phase II and Phase III clinical trials of ATPace™. Cato Research previously had provided certain contracting services to us for our Phase I clinical trial for ATPace™. In consideration for its Phase II services, we issued some of our securities to affiliates of Cato Research and may issue additional securities to it in consideration for services that it provides for our Phase III clinical trials of ATPace™. Upon satisfaction of the condition that we successfully raised total cumulative net proceeds of at least $5,000,000 from a qualified financing, which occurred with the sale of our Secured Convertible Notes in September, 2007, we are obligated to use Cato Research for any Phase III clinical trials of ATPace™, and and Cato Research has an obligation to provide such additional services to us

In addition to Cato Research advising and assisting us with clinical product development activities with ATPace™, Cato Research may provide us with day-to-day clinical research management and regulatory affairs services for our other product candidates as we request and under terms that will be agreed to by both parties. By gaining access to Cato Research’s management and its organization of nearly 300 scientists, physicians, statisticians, regulatory affairs professionals and other personnel, we intend to implement our clinical development efforts without having to establish the costly clinical research and regulatory affairs infrastructure necessary to advance our product candidates through the regulatory approval process.

Competition

A number of the major pharmaceutical companies have on-going research programs directed at developing diagnostic and therapeutic agents based on the modulation of P2 signal transduction, and we are aware of at least one medium-sized company (Inspire Pharmaceuticals, Inc.) that is devoting a substantial portion of its efforts to this field. These companies may develop products that could compete with our current and proposed product candidates and may compete with us for the acquisition of new medical applications utilizing technology in this field.

The Company has no way of knowing that other companies may be working on bringing the same generic product into the market. Many of the Company's competitors are significantly larger and have substantially greater financial, distribution, marketing and other resources and have achieved better recognition for their brand names for product lines or certain products than the Company. There is no assurance that Duska will be able to compete successfully against present or future competitors or that competitive pressures faced by Duska will not have a material adverse effect on the Company.

Our current and proposed product candidates are expected to compete with a number of products and technologies that are being utilized and developed by companies, academic medical centers and research institutions. Our competitive knowledge is derived from and limited to certain publicly available information on our competition. The following descriptions of the status and capabilities of competitors’ products may be incomplete due to information not being available to us that was either not publicly disclosed by these competitors or that was disclosed more recently than the information reviewed by us.

ATPace™

Adenosine, a byproduct of the enzymatic degradation of ATP, is currently the drug of choice for the acute termination of PSVT. We believe that because ATP, the active ingredient in ATPace™, can also diagnose the mechanism of several arrhythmias, it will have a significant advantage over adenosine once approve for marketing by the FDA. Currently, there is no other drug specifically approved by the FDA for the diagnosis of the cause of syncope in the U.S. Several other existing diagnostic tools would compete with ATPace™. These would include the head-up tilt table test (HUT), which is not approved by the FDA but nonetheless is widely used in clinical practice, and the Medtronic Reveal® Plus Insertable Loop Recorder (ILR), which is approved by the FDA.

ATPotent™

Currently, there are a number of drugs that are being utilized to some extent in clinical practice for the treatment of male infertility, although none of these drugs are approved by the FDA specifically for this use. Preliminary studies in animals and human subjects with a diet supplement of L carnitine, a biological compound found naturally in the human body, have been shown to increase semen quality, especially in groups with lower baseline sperm quality criteria. However, whether L-carnitine supplementation can improve the ability of sperm of infertile males to increase the rate of fertilization remains to be determined. We are currently not aware of any other drug products under development that require FDA approval that would potentially compete directly with ATPotent™. ICSI, a specific in vitro fertilization procedure, can compete directly with ATPotent™ in certain cases.

Vagonixen™

Vagonixen™ can be expected to compete directly with a number of available drugs and therapeutic modalities, including, among others, Atrovent® (ipratropium bromide) and Spiriva® (tiotropium bromide inhalation powder), both of which are anti-cholinergic agents currently on the market. Drawbacks of Atrovent® include its relatively short duration of action and its inhibition of a specific receptor that may actually enhance, rather than reduce, bronchoconstriction. Spiriva® is a long acting anticholinergic agent designed for once daily dosing. Vagonixen™ will compete with available and new drugs in the research pipeline of a number of companies but, based on its new mechanism of action, may provide certain safety and efficacy advantages.

Ocuprene™

Currently, there are a number of drugs or combinations of drugs, as well as surgery, being used for the treatment of glaucoma. In addition to currently marketed beta-blockers, carbonic anhydrase inhibitors, prostaglandin analogues, and adrenergic and cholinergic agonists, a number of new drugs are under development by major pharmaceutical companies and other entities. Ocuprene™ will compete with many of these existing and potential products, but will be based on a therapeutic mechanism and target that we believe may provide safety and efficacy advantages over currently marketed competing products.

Government Regulation

In order to clinically test, manufacture, and market products for therapeutic use, we will have to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. In the United States, the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, approval, advertising, and promotion of our current and proposed product candidates. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. After laboratory analysis and preclinical testing in animals, an investigational new drug application is filed with the FDA to begin human testing. Typically, a three-phase clinical testing program is then undertaken. In Phase I, small clinical trials are conducted to determine the safety of the product. In Phase II, clinical trials are conducted to assess safety and gain preliminary evidence of the efficacy of the product (i.e., proof of concept). In Phase III, clinical trials are conducted to provide sufficient data for the statistically significant proof of safety and efficacy. The time and expense required to perform this clinical testing can vary and is substantial. No action can be taken to market any new drug or biologic product in the United States until an appropriate marketing application has been approved by the FDA. Even after initial FDA approval has been obtained, further clinical trials may be required to provide additional data on safety and effectiveness and are required to gain clearance for the use of a product as a treatment for indications other than those initially approved. In addition, side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing approval. Similarly, adverse events that are reported after marketing approval can result in additional limitations being placed on the product’s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.

In addition to regulating and auditing clinical trials, the FDA regulates and inspects equipment, facilities, and processes used in the manufacturing and testing of such products prior to providing approval to market a product. If after receiving clearance from the FDA, a material change is made in manufacturing equipment, location or process, additional regulatory review may be required. We will also have to adhere to current Good Manufacturing Practice and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, laboratories, and processes following the initial approval. If, as a result of these inspections, the FDA determines that any equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against us, including the suspension of the manufacturing operations.

Employees

As of December 31, 2007, we employed three full-time employees and two part-time employees who are primarily engaged in our day to day operations. Two of our full-time employees are also officers of the Company. In addition, certain members of our Board of Directors and members of our Scientific Advisory Board provide us with research and development assistance on a part-time, limited basis. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced work stoppages and we believe that our relationship with our employees is good. We do not have employment agreements with any of our employees other than Dr. Kuo and Dr.Pelleg. See “Executive Compensation-Employment Agreements.”

Property

We currently maintain our offices in La Jolla, California, a suburb of San Diego and Newtown Square, Pennsylvania, a suburb of Philadelphia. We lease our San Diego offices under a one-year lease which expires in November, 2008. We currently pay $1,390 per month in rent. We lease our Newtown Square offices under a one-year lease which expires in January, 2009. We currently pay $800 per month in rent under the lease for office space. We believe our office space is suitable and adequate for its present use.

Legal Proceedings

We are not a party to any material legal proceedings.

We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since March 26, 2007 under the symbol “DSKA.” Prior to the 1-for-20 reverse split in March, 2007, our common stock was listed on the OTC Bulletin Board over the counter market since August 30, 2004 under the symbol “DSKT.” Prior to the merger in which Duska Scientific became our wholly owned subsidiary on August 30, 2004, our common stock was listed on the OTC Bulletin Board over-the-counter market under the symbol “SRKI.”

There was little or no trading in our common stock prior to the merger on August 30, 2004 and there has only been limited trading since then. The following closing price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ending	High	Low
Fiscal 2007
March 31, 2007	$1.00	$0.54
June 30, 2007	$0.75	$0.23
September 30, 2007	$0.55	$0.30
December 31, 2007	$0.59	$0.42

Fiscal 2006
March 31, 2006	$10.20	$6.20
June 30, 2006	$12.00	$4.00
September 30, 2006	$3.80	$1.00
December 31, 2006	$2.69	$0.20

Stock Split

On March 26, 2007, we reversed our outstanding Common Stock on a twenty for one (20:1) basis, but retained the current par value of $0.001, with no stockholder reduced below one hundred (100) shares, on a per stockholder of record basis. This reverse stock split reduced the number of issued and outstanding common shares from 48,751,510 to 2,437,575 common shares and had no effect on the authorized number of shares. All numbers in this Form S-1/A have been adjusted to reflect the reverse split.

Holders

As of December 31, 2007, there were approximately 154 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. We do not anticipate having any earnings from which to pay dividends in the foreseeable future and currently intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Purchase of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We did not repurchase any shares of our common stock during the year ending December 31, 2007.

Sales of Unregistered Securities

On February 28, 2008, the Company issued 42,215 shares of its common stock to one of the law firms it previously used, along with a note for $27,804 to settle $44,304 unpaid invoices.

On December 28, 2007, the Company issued 140,000 shares of its common stock to two investor relations firms it employs, pursuant to contracts with those firms which call for compensation in the form of stock and in cash.

In May, 2007, the Company sold 807,217 shares of its common stock to qualified investors for proceeds of $242,165.

In January, 2007, the Company sold 800,000 shares of its common stock to qualified investors for proceeds of $320,000. At the same time, the Company issued 637,000 shares of its common stock to qualified investors as part of an inducement to convert their interest-bearing notes.

In the second quarter of 2006, the Company issued 26,000 shares of its common stock in a private placement to qualified investors for proceeds of $130,000.

In June, 2005, the Company issued 1,250 shares of its common stock in return for a license whereby it acquired exclusive rights to proprietary technology aimed at development of a potential new therapeutic treatment of glaucoma. The Company issued 1,250 shares of its common stock to the owners of the technology in connection with the agreement. Such shares were valued at $31,250.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We currently do not plan to conduct any business other than the business that Duska Scientific has conducted since its organization. Duska Scientific is a development stage company that has at this time a portfolio of several products including two current product candidates and four proposed product candidates that are in various early stages of development. We have not generated any revenues to date. We expect to continue to incur significant research, development and administrative expenses before any of our current or proposed product candidates are approved for marketing, if ever, and generate any revenues.

Plan of Operation

We are a development stage enterprise. As such, we are developing products for clinical and therapeutic uses, but have not yet developed any products to the point where they are producing revenue through sale or license, although we have several drug candidates at various stages of devleopment. Accordingly, for us to continue operations, we must obtain funds through the issuance of additional equity or debt. In August and September, 2007, we raised $5.9 million through the sale of secured convertible notes with warrants. In order to complete the work necessary to file new drug applications for ATPace™ and ATPotent™, we may need to raise substantial additional funding through the issuance of equity securities, debt securities or both. Our Contract Research Organization has estimated that it will take approximately 6 to 12 months and $850,000 to complete the preparation of the NDA for ATPace™, under Section 505(b)(2) of the FDA. We have completed pre-clinical trials with ATPotent™ and filed a provisional patent application on February 27, 2007. We intent to approach the FDA to discuss the potential pathway for the clinical development of ATPotent™. In addition, we continue research on our other drug candidates Aspirex™, Vagonixen™, and Ocuprene™, and estimate our developmental expenses for those drug candidates will be at least $250,000 during 2008. We do not expect to make any significant investments in facilities or equipment, nor hire a significant number of employees until we file our first NDA.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to impairment of long-lived assets, finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 of our audited financial statements for the year ended December 31, 2007. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Development Stage Enterprise

We are a development stage enterprise as defined by the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” We are devoting substantially all of our present efforts to research and development. All losses accumulated since inception have been considered as part of our development stage activities.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS 123R requires that the compensation cost relating to a wide range of share-based payment transactions (including stock options) be recognized in financial statements. That cost will be measured based on the fair value of the equity instruments issued. Statement 123(R) replaces FASB Statement No. 123 and supersedes APB Opinion No. 25. As a small business issuer, we adopted SFAS 123R as of January 1, 2006. The Company has elected to use the modified prospective transition method. Under this method, the Company will not adjust any prior financial statements and will recognize expense for any new stock-based awards and the unvested portion of unvested awards as of January 1, 2006. For non-employee stock-based compensation, the Company recognizes an expense in accordance with SFAS No. 123 and values the related equity securities based on the fair value based method.

Notes and Warrants

As described further in Note 4 of the accompanying financial statements, we entered into note and warrant purchase agreements in the third and fourth quarters of 2006. Because the notes were issued with detachable warrants, in accordance with Accounting Principles Board Opinion No. 14, the fair value of the warrants was recorded as a debt discount and additional paid-in capital on a relative value basis, with the debt discount amortized to interest expense over the life of the notes. The notes, which are convertible into common stock, have a beneficial conversion feature, which has been recorded as a debt discount and additional paid in capital as prescribed in EITF Issue No. 98-5. Debt discount is amortized to interest expense over the life of the notes, in accordance with the guidance in EITF Issue No. 00-27. We sweetened the conversion terms on these notes to induce conversion of the notes to equity in the fourth quarter of 2006 in order to reduce the burden of interest expense on the company. Half of the holders of those notes accepted our offer in December 2006, and the accompanying financial statements include a charge of $218,575 to reflect the cost of that inducement. In addition, under EITF Issue 00-27, the unamortized discount remaining at date of the conversion is expensed. The accompanying financial statements include as part of interest expense the $85,063 remaining unamortized discount on those notes at the date the conversion was accepted by the holders. The other half of the holders accepted our offer in January 2007, so the remaining discount of $57,006 was expensed in January 2007, along with the charge of $136,397 for the cost of the inducement to convert on those notes.

As described further in Note 4 of the accompanying financial statements, On August 24 and 28, 2007, the Company completed a private placement of securities in the form of Units (the “Units”) sold solely to accredited investors. The units consisted of 90-day convertible zero-interest notes with a face amount of $250,000 together with detachable five-year warrants exercisable for 625,000 shares of restricted common stock at a price of 40¢ per share, for total proceeds of $250,000 to the Company. The Company determined that these notes contained a beneficial conversion feature of $114,501 and the relative fair value of the warrants using a Black-Scholes formula was $135,499. Accordingly, these amounts were added to debt discount and will be amortized to interest expense over the three month life of the notes. During the twelve months ended December 31, 2007, $250,000 of debt discount was amortized to interest expense. These notes were considered conventional convertible debt.

On September 26, 2007, the Company sold an aggregate of $5,750,000 in principal amount of Secured Convertible Notes (the “Convertible Notes”) to four accredited investors in a private placement. After deducting the expenses of the private placement the Company received net proceeds of approximately $5,072,500. The investors also received warrants to purchase 14,375,000 shares of the Company’s common stock which terminate on September 27, 2012 and have an exercise price of $.44 per share, subject to adjustment as provided in the Warrant. The investors were also issued warrants (“Short Term Warrants”) to purchase 14,375,000 shares of the Company’s common stock which terminate on the later of (a) September 26, 2008 and (b) the date that is the 90th continuous day of effectiveness of the registration statement to be filed pursuant to a Registration Rights Agreement, among the Holder, the Company and the other parties named therein, which registers, and permits the resale by the Holder of, all of the Warrant Stock issuable thereunder (such period being the “Term”); provided, that, the Term shall in no event extend beyond September 26, 2010. The exercise price of the Short Term Warrants is $.50 per share, subject to adjustment as provided in the Warrant.

The Convertible Notes are due on September 26, 2009 and interest on the outstanding principal balance of the Convertible Notes is 10% per annum and is payable quarterly on October 1, January 1, April 1 and July 1 of each year. The initial conversion price of the Convertible Notes is $.40 per share. The notes also have registration rights, with liquidated damages for failure to file a registration statement within 90 days of issuance or to have it declared effective within 180 days. In the event of the latter, the damages shall be 2% of the face amount of the notes for each calendar month until the registration statement is effective; in the event of the former, the damages shall be 1% of the face amount of the notes for each calendar month until the registration statement is filed, but in any event, the maximum amount of such registration rights payments would be 10% of the face amount of the notes, or $575,000. Based on the present facts and circumstances, the Company does not consider the payment of any registration rights payments to be probable under SFAS 5, and, accordingly, has not accrued any such payments.

The Company determined that a beneficial conversion option existed upon the sale of these notes of $2,148,309. Although these notes are not considered conventional convertible debt, under the criteria of EITF 00-19, the embedded conversion option did not meet the criteria for bifurcation and separate accounting as a derivative. The Company determined that the relative fair value of the debt was $2,148,309 and the relative fair value of the warrants was $3,601,691, using a Black Scholes formula. The fair value of the warrants and the value of the beneficial conversion option were recorded as debt discount and an addition to Additional Paid in Capital, and will be amortized over the two-year life of the debt.

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires the financial statement recognition of a tax position taken or expected to be taken in a tax return, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007, and recorded no material effect on its financial condition and results of operations as a result of the significant unutilized net operating loss carryforwards.

In July 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. This statement provides guidance for using fair value to measure assets and liabilities, and applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. This statement became effective for the Company as of January 1, 2007, and did not have a material effect on the Company’s results of operations or financial condition for 2007.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements. These methods are referred to as the “roll-over” and “iron curtain” method. The roll-over method quantifies the amount by which the current year income statement is misstated. Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. The Company currently uses the rollover method for quantifying identified financial statement misstatements.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of a registrant’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

We applied SAB 108 using the retroactive transition method in connection with the preparation of our annual financial statements for the year ending December 31, 2006, which resulted in no adjustment to our financial statements.

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP addresses how to account for registration payment arrangements and clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This accounting pronouncement further clarifies that a liability for liquidated damages resulting from registration statement obligations should be recorded in accordance with SFAS No. 5, “Accounting for Contingencies,” when the payment of liquidated damages becomes probable and can be reasonably estimated. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company adopted this FSP in the first quarter of 2007, and recorded no adjustments as a result.

In February 2007, the FASB issued Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. SFAS 159 is effective beginning January 1, 2008. The Company is currently assessing the impact of SFAS 159 on its financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160), which clarifies the accounting for noncontrolling, or minority interests. This Statement requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. Those expanded disclosures include a reconciliation of the beginning and ending balances of the equity attributable to the parent and the noncontrolling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent. The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008. The Company has evaluated the impact that the adoption of SFAS 160 will have on its financial condition and results of operations and concluded there will be no material adjustment, nor requirement for expanded disclosures as there are presently no noncontrolling owners of the Company.

In February 2008, the FASB issued FASB Staff Position No. 140-3 Accounting for Transfers of Financial Assets and Repurchase Transactions (FSP 140-3). This position provides guidance on accounting for a transfer of a financial asset and a repurchase financing. This statement will become effective for the Company as of January 1, 2009, and is not expected to result in additional disclosures nor expected to have a material effect on the Company’s results of operations or financial condition.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13. This staff position amends FASB Statement No. 157, Fair Value Measurements, to exclude FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. This statement is not expected to have a material effect on the Company’s results of operations or financial condition.

In September, 2007, the Emerging Issues Task Force (EITF) issued its consensus on Issue 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property. The EITF reached a tentative conclusion that that a collaborative arrangement is a contractual arrangement in which the parties are active participants to the arrangement and are exposed to significant risks and rewards that are dependent on the ultimate commercial success of the endeavor. Further, a consensus was reached that transactions with third parties (that is, revenue generated and costs incurred by participants from transactions with parties outside of the collaborative arrangement) should be reported gross or net on the appropriate line item in each participant's respective financial statements pursuant to the guidance in Issue 99-19. The EITF also reached a consensus about the disclosures which should be made about collaborative arrangements annually. This issue is effective for the Company as of January 1, 2008. While the Company is enters negotiations from time to time to explore potential collaborative arrangements, presently it is not a party to any such arrangements and, accordingly, the adoption of the consensuses reached in this issue are not expected to have a material effect upon the Company’s results of operations or financial condition upon adoption.

Results of Operations

Comparison of Fiscal Year ended December 31, 2007 to Year ended December 31, 2006.

For the year ended December 31, 2007 we reported a net loss of $3,900,730, as compared to a net loss of $2,000,242 for the year ended December 31, 2005. We expect our net losses to grow as a result of higher research and development expenses, especially if we are successful in advancing any of our products into later stages of development, such as clinical trials.

General and administrative expenses were $2,201,523 and $1,272,426 for the years ended December 31, 2007 and 2006, respectively, and consisted principally of officers’ and employees’ salaries, legal and accounting fees, stock option expense and facilities costs. We recorded expense of $301,737 in the first quarter of 2006 related to the issuance of warrants to purchase shares of our common stock to our investor relations consulting firm. This expense was calculated using the Black-Scholes valuation method and had no effect on our cash balances. We may issue additional options and/or warrants to consultants and others in the future which may increase our general and administrative expenses. During the third and fourth quarters of 2007, the Company awarded options to purchase 6,353,203 shares, for which it recognized expense of $915,127 during those quarters. Total stock option expense for 2007 was $1,015,532, compared to $80,461 for 2006. Salary and benefits expense during 2007 was $451,745, compared to $305,139 for 2006, as a result of hiring 2 additional employees in the third and fourth quarters of 2007.

Research and development expenses were $370,382 and $364,382 for the years ended December 31, 2007 and 2006, respectively. Research and development expenses consisted mainly of costs directly associated with our activities related to the development of ATPace™, Vagonixen™ and ATPotent™.

During 2004, we entered into an agreement with Cato Research Ltd. (“Cato”) under which Cato agreed to provide clinical research management and regulatory affairs support for the Phase II and Phase III clinical trials of ATPace™ (the “Cato Agreement”). Under the terms of the Cato Agreement, we agreed with Cato that up to $500,000 of the compensation due to Cato for its services would be paid by us issuing to Cato (or its designees) 25,000 units of our securities (the “Cato Units”). Each Cato Unit consists of one share of common stock and one warrant to purchase an additional share of common stock at an exercise price of $50.00 per share. The warrants expired in August 2007. Pursuant to the Cato Agreement, the parties agreed that 40% of each Cato invoice (excluding out of pocket expenses and certain other costs) will be paid with Cato Units, with the balance payable in cash. During 2007 and 2006, we recorded $60,962.30 and $134,811 of expenses associated with the Cato Agreement (included in research and development expense), which amounts include $5,074 and $52,886, respectively, which have been, or will be, satisfied through the release of Cato Units from escrow.

Including the $5,074 and $52,886 non-cash expenses recorded in 2007 and 2006, respectively, pursuant to the Cato Agreement discussed above, research and development expense was $365,308 in 2007 versus $311,946 in 2006. We expect our research and development expenses to increase significantly in the future, especially if we are successful in advancing any of our products into later stages of development, such as clinical trials.

Interest expense was $1,382,565 and $163,746 for the years ended December 31, 2007and 2006, respectively. Included in interest expense recognized in 2007 was $148,688 of cash interest paid, primarily as a result of the convertible secured notes sold in September 2007, $890,543 of amortization of debt discount, and $339,400 of amortization of debt issuance costs.

Included in expense in 2006 is $218,575 related to the cost of inducing conversion on the convertible notes. This was the increase in fair value of the securities to be issued over the fair value of the securities issuable under the original terms of the notes.

Our net loss of $3,900,730 in 2007 exceeded our net loss of $2,000,242 in 2006 primarily because of the increase in interest expense related to the $5.9 million of convertible debt sold in the third quarter of 2007 and the increase in general and administrative expense resulting from increased stock option expense in 2007 over 2006.

Liquidity and Capital Resources

At December 31, 2007, we had cash and cash equivalents of $4,417,481, compared to $8,236 at December 31, 2006. Working capital totaled $4,123,440 at December 31, 2007, compared to negative working capital of ($1,283,200) at December 31, 2006. To date, we have funded our operations, including our research and development activities, through funds derived from several private placements of an aggregate of approximately $12.4 million of equity securities and convertible debt issues. During the year ended December 31, 2007 our cash flow from financing activities was primarily attributable to proceeds from our issuance of convertible notes of $6 million, exclusive of the $100,000 note we repaid, and expenses of the offering of $677,500. We do not currently anticipate any revenues derived from either product sales or from governmental research grants during the next year. During the twelve months ended December 31, 2007, our cash used in operating activities was $1,332,930. Based on our current plan of operations, provided that we are not required to repay the convertible notes in cash and all warrants are exercised by the payment of cash rather than cashless exercise, we believe that our current and anticipated cash balances will be sufficient to fund our planned expenditures into 2010. However, the estimated cost of completing the development of our current and proposed product candidates and of obtaining all required regulatory approvals to market our current and proposed product candidates could be substantially greater than the amount of funds we currently have available, or which may become available through the exercise of outstanding options and warrants of 42.9 million shares. We do not have any bank credit lines and have financed all of our prior operations through the sale of securities. We will seek to obtain any additional funds required through additional financing sources and strategic alliances with larger pharmaceutical or biomedical companies, but there can be no assurance that we will be able to obtain any additional funding from any potential financing sources or create any such alliances, or that the terms under which we obtain any funding will allow us to fund our operations. If we are unsuccessful or only partly successful in our efforts to secure additional funding required, some or all of our research and development activities related to current and proposed product candidates could be delayed and we could be forced to reduce the scope of these activities or otherwise limit or terminate our operations altogether. We may also seek to sell certain of our assets or sell our company.
As of December 31, 2007, we had long-term debt obligations with a face value of $5,900,000 maturing in September 2009, no capital lease obligations, no operating lease obligations, no purchase obligations, or other similar long-term liabilities. Our $5.9 million of convertible notes maturing September 2009 carry a coupon interest rate of 10% which require payment on a quarterly basis in cash or, under certain conditions, stock. In the event that we fail to perform our obligations to deliver stock upon conversion of the notes we could be liable for the greater of (A) (i)1% of the principle of such notes being converted for the first 5 days and (ii) 2% of such amount thereafter and (B)$2,000 per day. We do not believe that inflation has had a material impact on our business or operations.
We currently have the intention, and reasonably believe we will be able to make the interest payments on the outstanding convertible notes, which amount to $590,000 annually. However, if the note holders wish to be repaid at maturity, we will need to raise additional funds through the sale of equity or debt.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

We do not believe that inflation has had a material impact on our business or operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position held by each of our executive officers and directors. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position
James S. Kuo, M.D. (1)(2)(3)	43	Chief Executive Officer and Chairman of the Board

Amir Pelleg, Ph.D	62	President and Chief Scientific Officer

Wayne R. Lorgus	55	Chief Financial Officer

Philip A. Sobol, M.D. (1)	54	Director

Manuel F. Graiwer, Esq. (2)(3)	64	Director

Shepard M. Goldberg (1)(2)	52	Director

Steven Dinh, Sc.D. (3)	51	Director

H. David Coherd (2)(3)	36	Director

Alan Tuchman, M.D. (2)(3)	61	Director

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating Committee

Dr. Dinh, Dr. Tuchman, and Mr. Goldberg are independent directors.

Business Experience and Directorships

The following describes the backgrounds of current directors and the key members of our management team. All of our officers and directors also currently hold the same offices with Duska Scientific.

James S. Kuo, M.D., MBA. Dr. Kuo became our Chief Executive Officer in September 2007, and has served as our chairman of the board since June 2007. From 2003 to 2006, Dr. Kuo was a founder, Chairman, and Chief Executive Officer of BioMicro Systems, Inc., a private venture-backed, research tools company. Dr. Kuo was a founder, President, and Chief Executive Officer of Discovery Laboratories, Inc., where he raised over $22 million in initial private funding and took the company public. He further has been a founder and a Board Director of Monarch Labs, LLC, a private medical device company. Dr. Kuo is the former Managing Director of Venture Analysis for HealthCare Ventures, LLC, which managed $378 million in venture funds. He has also been a senior licensing and business development executive at Pfizer, Inc., where he was directly responsible for cardiovascular licensing and development. After studying molecular biology and receiving his B.A. at Haverford College, Dr. Kuo simultaneously received his M.D. from The University of Pennsylvania School of Medicine and his M.B.A. from The Wharton School of Business at the University of Pennsylvania. Dr. Kuo is also a director of DOR BioPharma, Inc. (OTCBB DORB.OB) and Pipex Pharmaceuticals, Inc. (AMEX:PP).

Amir Pelleg, Ph.D. Dr. Pelleg has served on a full-time basis as our President and Chief Scientific Officer since the merger with Duska Scientific in August 2004. He previously served as a director and Chairman of the Board from 2004 to 2007. Dr. Pelleg served, on a part-time basis, as President, Chief Scientific Officer, and director of Duska Scientific since its inception in 1996 and as Duska Scientific’s Chief Operating Officer since January 2004. Dr. Pelleg also was a member of Duska Scientific’s Executive Committee of the Board of Directors during 2003. Dr. Pelleg was a Professor of Medicine and Pharmacology at Drexel University College of Medicine, Philadelphia, Pennsylvania from 1992 until 2004, and is currently an Adjunct Professor at that institution. He has an extensive background on the physiology and pharmacology of ATP and related compounds in general, and their role in the cardiovascular system in particular. His research work has been supported by numerous grants from the National Institutes of Health, American Heart Association and pharmaceutical companies. Dr. Pelleg has published more than 100 peer-reviewed papers, and edited and co-authored three textbooks in this field. He is a member of the editorial board of The American Journal of Therapeutics and acts as an ad-hoc reviewer for numerous other leading scientific journals. His inventions, covered by patents and pending patent applications, constitute a significant part of our proprietary technology platform. Dr. Pelleg holds a B.Sc. degree in Biology from Tel-Aviv University, M.S. in Bioengineering from the Polytechnic Institute of Brooklyn and a Ph.D. in Human Physiology from Louisiana State University. He was a NIH post-doctoral fellow at the University of Virginia.

Wayne Lorgus. Mr. Lorgus has served as our part-time Chief Financial Officer since April 2006. Since mid-2005, Mr. Lorgus has been a partner with B2BCFO, LLP. From 2003 to 2005, Mr. Lorgus served as Chief Financial Officer of Prestige International, a jewelry wholesaler company based in New York, New York. Between 2001 and 2003, he was employed as Controller and Chief Accounting Officer of Andin International, a jewelry manufacturing company based in New York, New York. He has previously served as Director and President of the West Chester Area School Board and as a Board Member of the West Chester Area Municipal Authority. Mr. Lorgus received his Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from the College of William and Mary in Virginia. He is also a Graduate Gemologist of the Gemological Institute of America. He is a licensed Certified Public Accountant in New York and Pennsylvania.

Philip A. Sobol, M.D. Dr. Sobol has served on our board of directors since June 2007. Dr. Sobol is a practicing orthopedic surgeon who is the managing director of Sobol Orthopedic Medical Group, Inc., of Southern California. Dr. Sobol is certified by the American Board of Orthopedic Surgery and a Fellow of the American Academy of Orthopedic Surgery. Since 2004 he has been a member of S&B Surgery Center Board of Directors, and from 1984 until 1993 he was an Assistant Clinical Professor at the University of Southern California. Dr. Sobol received his BA degree from the University of Rochester, Rochester, New York and a Medical Doctorate degree from the University of Southern California, Los Angeles, California.

Manuel F. Graiwer, Esq. Mr. Graiwer has served as a director since June 2007. Mr. Graiwer is a managing director of Graiwer & Kaplan, a professional corporation in Los Angeles, California. Since 1994, Mr. Graiwer has led a private venture capital group focusing on small cap biopharmaceutical companies. Mr. Graiwer received his B.Sc. degree from the University of California in Los Angels and J.D. degree from the University of California Davis School of law. In 1975, Mr. Graiwer was admitted to the Supreme Court of the USA. He was former Pro Tempore Judge for the Workers Compensation Appeals Board and an Arbitrator, American Arbitration Association. Mr. Graiwer is a member of the California Bar Association, California Trial Lawyers and California Applicant Attorney Association.

Shepard M. Goldberg. Mr. Goldberg has served as a director since October 2007. Mr. Goldberg was recently Senior Vice President, Operations and Office of the President, at Emisphere Technologies, Inc. Emisphere is a publicly traded biopharmaceutical company charting new frontiers in drug delivery. Prior to joining Emisphere, Mr. Goldberg was President of Hydrovalve Co. Inc., a privately held manufacturing/distribution business with national and Canadian catalog sales. Mr. Goldberg currently serves on the board of Ortec International, Inc. He received his Bachelor of Science degree in Electrical Engineering and Computer Sciences from the Polytechnic Institute in New York City and a Master in Business Administration in Marketing from Adelphi University. Mr. Goldberg is also a director of Ortec International, Inc.

Steven Dinh, Sc.D. Dr. Dinh has been an executive in the pharmaceutical industry for more than 20 years. Most recently, he served as Vice President of Research and Technology Development at Emisphere Technologies, Inc. Previously, he served as Chief Scientific Officer at Lavipharm, and as Head of Transdermal Pharmaceutical R&D at Novartis Pharmaceuticals Corp. Dr. Dinh graduated from the Massachusetts Institute of Technology with a Sc.D. degree in Chemical Engineering.

H. David Coherd. Mr. Coherd has served as a director since October 2007. Mr. Coherd is a business leader with over 17 years experience in investment banking with a major focus in the life sciences and healthcare. He has co-founded three successful investment banking firms: Perpetual Growth Advisors, LLC, Cardinal Securities, LLC and most recently, Growth Capital Partners, LLC. During his career, he has been actively involved in sourcing, structuring, and closing over 55 PIPE Transactions. Previously, Mr. Coherd was a Vice- President at Josephthal & Co. and JW Charles Securities, where he was involved in over 25 IPO’s in life sciences and other areas. He graduated cum laude from Georgia State University with a BBA in Economics.

Alan Tuchman, M.D. Dr. Tuchman has served as a director since October 2007. Since 2004, Dr. Tuchman has been the Executive Chairman of Neurophysics, Inc. of Shirley, MA, a manufacturer of nuclear brain scanners. He is also a partner in Xmark Opportunity Partners, a biotech investment fund. Prior to that, Dr. Tuchman was the Chairman and Chief Executive Officer of Neurophysics from 2002 to 2003. Dr. Tuchman is also a partner in Xmark Opportunity Partners. From 2005 to 2006, Dr. Tuchman was a managing director in Xmark Capital Partners. From 2002 to 2004, Dr. Tuchman was also a principal of Xmark Funds, New York, New York, a biotechnology investment fund, investing in small public biotechnology companies. Prior to 2002, Dr. Tuchman was a Senior Vice President, Equity Research, Oscar Gruss & Son, New York, NY, an investment bank. Dr. Tuchman is Clinical Professor of Neurology and Pharmacology at New York Medical College and the author of over 30 scientific papers and book chapters. He serves on the Scientific Advisory Board of Oncolytics Biotech, Inc., and was previously the President of the Epilepsy Society of Southern New York as well as Vice Dean for Clinical Affairs at New York Medical College.  Dr. Tuchman received his medical degree from the University of Cincinnati, College of Medicine, and completed his neurology residency at the Mt. Sinai School of Medicine. He received his M.B.A. from Columbia University.

Other Key Personnel and Scientific Advisory Board

Stephen P. Kutalek, M.D. Dr. Kutalek, age 50, has served as Duska Scientific’s Medical Director on a part time basis since 2002. Dr. Kutalek is a Professor of Medicine, Chief of the Cardiovascular Division and Director of the Clinical Cardiac Electrophysiology & Cardiac Pacing at Drexel University College of Medicine. Dr. Kutalek is a member of multiple professional societies, including the American College of Cardiology, the American Heart Association, the North American Society of Pacing and Electrophysiology and the American Federation for Clinical Research. He serves on the editorial board of the Journal of Invasive Cardiac Electrophysiology and acts as an ad hoc reviewer for leading professional journals. Dr. Kutalek has authored and co-authored more than 120 papers published in peer reviewed journals as well as numerous reviews and book chapters. Dr. Kutalek has extensive experience in clinical trials and acts as a consultant for several device manufacturing companies. He holds a BA degree from the Johns Hopkins University and a Doctor of Medicine from New York University School of Medicine.

We have established a Scientific Advisory Board to assist management in the areas of expertise of the members of the Scientific Advisory Board. Members have received options to purchase shares of our common stock as compensation for their services. The following are the current members of the Scientific Advisory Board and their respective areas of expertise:

Peter Barnes, M.A., D.M., D.Sc., FRCP, Professor and Head of Thoracic Medicine, Imperial College of London (U.K.). Area of expertise—Pulmonary diseases.

David Benditt, M.D., Professor of Medicine at the Cardiovascular Division, Department of Medicine, since 1991 and Director of Cardiac Electrophysiology Laboratory and Arrhythmia Service for 25 years, both at the University of Minnesota Medical School, Minneapolis, Minnesota.

Francesco DiVirgilio, M.D., Professor, Department of Experimental and Diagnostic Medicine, University of Ferrara, Italy. Area of expertise—P2 receptors in immunology.

Daniel Flammang, M.D., Head of Cardiology, Centre Hospitalier d’Angouleme, France. Area of expertise—Uses of ATP in patients with syncope.

Jane F. Kinsel, Ph.D., Director of the Office of Research Administration at Boston University Medical Campus.

Donald Alan McAfee, Ph.D., Vice President of New Product Development at Cardiome Pharama, a Canadian cardiovascular drug development public company.

Paquale Patrizio, M.D., Director, Yale Fertility Center; Yale University School of Medicne. Area of expertise - Human reproduction.

Riccardo Polosa, M.D., Professor, University of Catania, Italy. Area of expertise - Asthma, COPD, bronchoprovocation studies.

Audit Committee

In August 2004, our Board of Directors established an Audit Committee. The Board of Directors has instructed the Audit Committee to meet periodically with the company’s management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, recommend to the Board the independent accountants to be retained, and receive and consider the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is currently comprised of Drs. Kuo and Sobol and Mr. Golderg, the latter two of whom are non-employee directors. Mr. Goldberg has been designated as an “audit committee financial expert” as defined under Item 407 of Regulation S-B of the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee is responsible for reviewing and determining the salary, bonus and other individual elements of total compensation for our executive officers and for approving and administering our executive officer compensation plans, policies and programs. The Compensation Committee also grants stock options and other discretionary awards under our stock option or other equity incentive plans to all other eligible individuals in the company’s service. Current members of our Compensation Committee are Dr. Kuo, Mr. Graiwer, Mr. Goldberg, Mr. Coherd and Dr. Tuchman. The Compensation Committee is developing a charter. In setting compensation arrangements, the Committee considers the market for executive talent in our industry, the specific contributions of individuals, and other factors it considers relevant, including the link between the creation of shareholder value and the compensation earned by the Company's executive officers, directors and certain key personnel. The Company's compensation programs are designed to: attract, motivate and retain superior talent; ensure that compensation is commensurate with the Company's performance and shareholder returns; provide performance awards for the achievement of strategic objectives that are critical to the Company's long-term growth; and ensure that the executive officers, independent directors and certain key personnel have financial incentives to achieve substantial growth in shareholder value.

Nominating Committee

The Nominating Committee is responsible for identifying qualified candidates to serve on our board of directors and our board members to serve on board committees. Current members of our Nominating Committee are Dr. Kuo, Mr. Graiwer, Dr. Dinh, Mr. Coherd and Dr. Tuchman. Our Nominating Committee is developing a charter.

Code of Ethics

The Board of Directors adopted a Code of Ethics which covers all of our executive officers and key employees. The Code of Ethics requires that senior management avoid conflicts of interest; maintain the confidentiality of our confidential and proprietary information; engage in transactions in our common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Ethics; and comply with other requirements which are intended to ensure that our officers conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of this company.

All of our executive officers are required to affirm in writing that they have reviewed and understand the Code of Ethics.

A copy of our Code of Ethics will be furnished to any person upon written request from any such person. Requests should be sent to: Secretary, Duska Therapeutics, Inc., 470 Nautilus Street, Suite 300, La Jolla, CA 92037 Any shareholders wishing to communicate with directors should contact the Corporate Secretary at our La Jolla office who will facilitate communications with individual directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and any person who owns more than 10% of our outstanding shares of common stock are required by Section 16(a) of the Securities Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based solely on our review of copies of reports we have received and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers and greater than 10% shareholders for 2007 were complied with, except as follows with respect to one Form 3 not filed timely by the Alexander Angerman and Judith Angerman Family Trust.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for services paid in all capacities for the two fiscal years ended December 31, 2007 to James S. Kuo, M.D., M.B.A, Amir Pelleg, Ph.D. and Wayne Lorgus (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-equity Incentive Plan Compensation		Nonqualified Deferred Compensation Earnings ($)			All Other Compensation ($)		Total ($)
James S. Kuo, M.D. Chief Executive Officer and Chairman of the Board	2007 2006	$ $	66,346 -	$ $	- -	$ $	- -	$ $	564,120 -	$ $	- -	$ $	- -		$ $	- -	$ $	630,466 -

Amir Pelleg, Ph.D.	2007		$175,000		$-		$-		$118,435		$-		$-			$11,457		$304,892
President, and Chief
Scientific Officer	2006		$120,000		$-		$-		$-		$-		$55,000	(1)		$11,055		$175,000

Wayne Lorgus, Chief Financial Officer	2007 2006	$ $	139,396 32,036	$ $	10,000 -	$ $	- -	$ $	1,077 4,744	$ $	- -	$ $	- -		$ $	- -	$ $	150,473 36,780

(1)	This amount was paid in cash in fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)		Option Expiration Date
Dr. Kuo	1,124,551 281,138 - 10,000 10,000	- - - - -	- 1,967,964 1,124,550 - -	$ $ $ $ $	0.50 0.75 1.00 0.50 0.50	9/26/14 9/26/14 9/26/14 5/31/14 7/31/14
Dr. Pelleg *	11,250 1,500 9,000 2,250 3,750 3,750 2,000	- - - - - - -	- - - - 7,500 - -	$ $ $ $ $ $ $	20.80 20.80 20.80 20.80 20.00 20.00 44.00	11/25/08 11/25/08 12/15/09 12/15/09 2/9/11 2/9/11 2/27/10
Mr. Lorgus	150,000 1,500	- -	150,000 -	$ $	0.55 10.00	12/12/14 3/31/13

* We intend to issue 1,000,000 options to Dr. Pelleg upon effectiveness of an amendment to the plan which increases the number of awards that can be issued under the plan.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
David Coherd	$4,500	$-	$25,859	$-	$-	$-	$30,359
Steven Dinh	$3,000	$-	$25,859	$-	$-	$-	$28,859
Shepard Goldberg	$4,500	$-	$25,859	$-	$-	$-	$30,359
Manuel Graiwer	$4,000	$-	$25,859	$-	$-	$-	$29,859
Philip Sobol	$1,500	$-	$25,859	$-	$-	$-	$27,359
Alan Tuchman	$3,500	$-	$25,859	$-	$-	$-	$29,359

Employment Agreements

On September 26, 2007, we entered into an employment agreement with Dr. James S. Kuo, our Chief Executive Officer and chairman of the Board of Directors. Under the agreement, Dr. Kuo will receive an annual salary of $250,000 and an annual discretionary bonus of up to 35% of salary. Dr. Kuo also received options to purchase 4,498,203 shares of common stock. 1,124,551 of the options are exercisable at $0.50 per share and vested upon signing; 2,249,102 of the options are exercisable at $0.75 per share, and vest ratably at the end of each of the 24 calendar months after signing, and the remaining 1,124,550 options are exercisable at $1.00 per share, and vest ratably at the end of each calendar month from the 25th through the 36th months after signing of the agreement. Dr. Kuo may terminate his agreement with Duska at any time on 30 days prior written notice. We have the ability to terminate the agreement in the event of Dr. Kuo’s disability and for “cause,” as defined in the agreement. Although Dr. Kuo is required to work full-time for us, he may continue to serve as director of other corporations.

We entered into an employment agreement with Dr. Amir Pelleg, effective December 31, 2007 which expired December 31, 2007. We entered into a new agreement which is effective December 31, 2007 for a term of three years, in which Dr. Pelleg agreed to serve as President and Chief Scientific Officer. Under the 2004 employment agreement, Dr. Pelleg received an annual salary for 2005, 2006 and 2007 of $115,000, $120,000,$175,000, respectively, and an annual bonus each year as determined by our Board of Directors and based on the company meeting certain milestones established by our Board of Directors. Effective December 31, 2007, Dr. Pelleg’s base annual salary will remain $175,000, and will increase each year by at least the increase in cost of living. Dr. Pelleg will be eligible for an discretionary annual bonus of up to 35% of his salary. Dr. Pelleg will receive stock options to purchase 1,000,000 shares, of which 25% will vest immediately and the remainder will vest ratably at the end of each of the succeeding 12 calendar months. We agreed to maintain life insurance for Dr. Pelleg and key man life insurance for our benefit. We agreed to indemnify Dr. Pelleg for all claims arising out of performance of Dr. Pelleg’s duties as President and Chief Scientific Officer, other than those arising out of a breach of the agreement by Dr. Pelleg or his gross negligence or willful misconduct. Dr. Pelleg may terminate his agreement with Duska at any time on 30 days prior written notice. We have the ability to terminate the agreement in the event of Dr. Pelleg’s disability and for “cause,” as defined in the agreement. Although Dr. Pelleg is required to work full-time for us, he may continue to serve as an Adjunct Professor at Drexel University College of Medicine, provided that his affiliation with Drexel does not interfere with his performance under the employment agreement.

Stock Option Plan

We adopted an equity incentive plan, the 2004 Equity Incentive Plan, which was amended in 2007, pursuant to which, upon the effectiveness of the increase in the limit in our Information Statement on Schedule 14C, we are authorized to grant options, restricted stock and stock appreciation rights to purchase up to 6,500,000 shares of common stock to our key employees, officers, directors, consultants and other agents and advisors. The plan was adopted prior to the consummation of the August 2004 merger with Duska Scientific, and in connection with the merger, options to purchase our common stock were issued in exchange for all of the stock options that were outstanding under Duska Scientific’s option plan. Awards under the plan may consist of stock options (both non- qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards and stock appreciation rights.

The 2004 Equity Incentive Plan is administered by our Board of Directors or a committee of the Board of Directors, which determines the persons to whom awards will be granted, the type of award to be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

The plan provides that the exercise price of each incentive stock option may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding common stock). Non-qualified stock options may be granted under the plan at an exercise price established by the administrator at the time of grant.

The plan also permits the administrator to grant freestanding stock appreciation rights or in tandem with option awards. The grant price of a stock appreciation right shall be no less than the fair market value of a share on the date of grant of the stock appreciation right. No stock appreciation right or option shall be exercisable later than the tenth anniversary of its grant. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive common stock at a fair market value equal to the benefit to be received by the exercise.

The plan also provides us with the ability to grant or sell shares of common stock that are subject to certain transferability, forfeiture, repurchase or other restrictions. The type of restriction, the number of shares of restricted stock granted and other such provisions shall be determined by the administrator.

Unless otherwise determined by the administrator, awards granted under the 2004 Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

The plan provides that, except as set forth in an individual award agreement, upon the occurrence of a corporate transaction: (1) the administrator shall notify each participant at least thirty (30) days prior to the consummation of the corporate transaction or as soon as may be practicable and (2) all options and stock appreciation rights shall terminate and all restricted stock shall be forfeited immediately prior to the consummation of such corporate transaction unless the committee determines otherwise in its sole discretion. A “corporate transaction” means (i) a liquidation or dissolution of our company; (ii) a merger or consolidation of our company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary); (iii) a sale of all or substantially all of the assets of our company; or (iv) a purchase or other acquisition of more than 50% of the outstanding stock of our company by one person or by more than one person acting in concert.

The administrator may alter, amend or terminate the plan in any respect at any time, but no alteration, amendment or termination will adversely affect in any material way any award previously granted under the plan, without the written consent of the participant holding such award.

As of December 31, 2007, we currently have outstanding options under our 2004 Equity Incentive Plan to purchase approximately 5,426,953 shares of our common stock, with a weighted-average exercise price of $0.88. Of the outstanding options, 2,129,189 are vested, at a weighted- average exercise price of approximately $1.05 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 7, 2008 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our Named Executive Officers and our directors and (c) by all executive officers and directors of this company as a group. As of March 7, 2008, there were 3,755,012 shares of our common stock issued and outstanding. Unless otherwise noted, (i) the address of each of the persons shown is c/o Duska Therapeutics, Inc., 470 Nautilus St, Suite 300, La Jolla, CA 92037 and (ii) we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)		Percentage of Class
James S. Kuo, M.D.	1,781,539	(2)	32.2%

Philip Sobol & Debra Sobol Trust	1,535,569	(3)	31.7%

Manuel Graiwer	1,073,668	(4)	24.1%

Alexander Angerman and Judith Angerman Family Trust,
356 N. McCadden Place, Los Angeles, CA 90004	904,461	(5)	21.1%

Livorno Latin American Promotions BV, P. O. Box 210, Willemstad, Curacao	770,000	(6)	18.1%

Gary Kaplan & Susan Kaplan Trust
Graiwer & Kaplan PC
3600 Wilshire Blvd, Suite 2100
Los Angeles, CA 90010	634,473	(7)	15.3%

Amir Pelleg, Ph.D.	232,852	(8)	6.1%

Dr. Know Ltd.
c/o Moore StephensServices
L’Estoril, Bloc C
31 Avenue Princesse Grace
MC 98000 Monaco	431,667	(9)	10.9%

Kleen Consult AG
Utermuli 6
Zug 6300 Switzerland	370,826	(10)	9.4%

H. David Coherd	53,853	(11)	1.4%

Steven Dinh	50,000	(12)	1.3%

Shepard Goldberg	50,000	(12)	1.3%

Alan Tuchman	50,000	(12)	1.3%

Wayne Lorgus	14,000	(12)	0.4%

All executive officers and directors as a group (nine persons)	4,841,481	(13)	63.9%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	1,780,539 of the shares shown are subject to exercise of options

(3)
Includes 192,667 shares owned of record by the Philip Sobol & Debra Sobol Trust, 1,041,667 shares subject to exercise of warrants, 125,000 shares subject to conversion of notes and 50,000 shares subject to exercise of options

(4)
Includes 654,855 shares subject to exercise of warrants, 50,000 shares subject to exercise of options and includes beneficial ownership of 21,000 shares for whom the owners of record are family members

(5)	Includes 529,167 shares subject to exercise of warrants

(6)	Includes 500,000 shares subject to exercise of warrants

(7)	Includes 166,667 shares owned of record by Gary & Susan Kaplan as Tenants in Common and 404,167 shares subject to exercise of warrants.

(8)	Includes 33,500 shares subject to exercise of options, and 496 shares subject to exercise of warrants.

(9)	Includes 215,667 shares subject to exercise of warrants

(10)	Includes 185,413 shares subject to exercise of warrants

(11)	Includes 50,000 shares subject to exercise of options.

(12)	All of the shares shown are subject to exercise of options.

(13)	Includes 2,128,039 shares subject to exercise of options, 125,000 shares subject to conversion of notes and 1,697,018 shares subject to exercise of warrants.

SELLING SECURITYHOLDERS

The shares to be offered by the selling securityholders were acquired in connection with the sale of secured convertible notes in which selling securityholders acquired notes convertible into 14,375,000 shares of our common stock. The shares offered pursuant to this registration statement are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling securityholders the opportunity to publicly sell these shares. This prospectus is part of a registration statement on Form S-1/A filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling securityholders. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling securityholders after any sales made pursuant to this prospectus because the selling securityholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling securityholders will sell all of the shares listed in this prospectus.

In connection with the sale of the convertible notes, we agreed to file with the Securities and Exchange Commission a a “resale” Registration Statement providing for the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. We agreed to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the 180 days after the sale of the convertible notes, and to keep the Registration Statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all Registrable Securities covered by such Registration Statement have been sold or (y) the date on which the Registrable Securities may be sold without any restriction pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent to such effect. In the event we fail to meet our obligations to file a Registration Statement within 90 days, we may be liable to the holders of the convertible notes for damages of up to 2% of the amount of the Holder’s initial investment in the Notes for each calendar month or portion thereof until the Registration Statement is filed, or if the Registration Statement is not effective within 180 days from the sale of the convertible notes, we may be liable for damages of up to 1% of the amount of the Holder’s initial investment in the Notes for each calendar month or portion thereof until the Registration Statement is declared effective; provided, however, that in no event shall the amount of liquidated damages payable to any Holder exceed ten percent (10%) of the amount of the Holder’s initial investment in the Notes.

The following table sets forth the beneficial ownership of the selling securityholders. The term “selling securityholder” or “selling securityholders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

Shareholder and Name of Person Controlling	Amount of Shares owned before Offering(1)(2)	Number of shares offered		Amount of shares owned after Offering		Percent of shares held After the offering
Platinum Montaur Life Sciences Mark Nordlicht	9,951,923	3,317,308	(3)	6,634,615	(4)	26.8%
Platinum Long Term Growth VI Mark Nordlicht	9,951,923	3,317,308	(3)	6,634,615	(4)	26.8%
Bridgepoint Master Fund Ltd Eric S. Swartz	9,951,923	3,317,308	(3)	6,634,615	(4)	26.8%
Firebird Global Master Fund Ltd James Passin and Harvey Sawikin	6,634,615	2,211,538	(3)	4,423,077	(4)	19.6%
Firebird Global Master Fund II Ltd James Passin and Harvey Sawikin	6,634,615	2,211,538	(3)	4,423,077	(4)	19.6%
Total:	43,124,999	14,375,000		28,749,999

(1)	All of these shares are subject to the exercise of warrants or conversion of notes.

(2)	Does not include any shares that may be received as an interest payment in connection with the convertible debentures.

(3)	Does not include shares that may be issued as interest payments in lieu of cash.

(4)	These amounts represents the shares that would be issued upon exercise of the short and long term warrants and payment of interest in shares.

*	less than 1%

EXPENSES AND OTHER PAYMENTS MADE IN CONNECTION WITH TRANSACTION

Payee Name	Relationship	Expenses	Quarterly Cash Interest payments
Platinum Montaur Life Sciences	Selling securityholder	$20,000(2)	$33,173
Platinum Long Term Growth VI	Selling securityholder	$20,000(2)	$33,173
Bridgepoint Master Fund Ltd	Selling securityholder	$5,000	$33,173
Firebird Global Master Fund Ltd	Selling securityholder		$22,115
Firebird Global Master Fund II Ltd	Selling securityholder		$22,115

(1)
Does not include fees paid to a placement agent under contract with the company in connection with the sale of the secured convertible notes, pursuant to which, $610,000 in fees and expenses were paid, and five-year warrants for the purchase of 4,312,500 shares at an exercise price of $0.44 per share were issued.

(2)	Legal expenses for drafting documents.

NET PROCEEDS and TOTAL PAYMENTS WITHIN FIRST YEAR

The following table sets out the net proceeds to the issued from the sale of the convertible notes and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes.

Investor	Investment	Expenses	Net Proceeds	First Year - Possible Payments (1)
Platinum Montaur Life Sciences	1,326,923	20,000	1,306,923	132,692
Platinum Long Term Growth VI	1,326,923	20,000	1,306,923	132,692
Bridgepoint Master Fund Ltd	1,326,923	5,000	1,321,923	132,692
Firebird Global Master Fund Ltd	884,615	0	884,615	88,462
Firebird Global Master Fund II Ltd	884,615	0	884,615	88,462
Subtotal	5,750,000	4,500	5,705,000	575,000
Payments to placement agents and attorneys by the Company (2)			(632,500)
Net proceeds to issuer			5,072,500

(1)
Does not include penalties under registration rights agreement of 2% per month of original investment up to 10%, for failure to have registration statement become effective within 180 days of investment. Excluding any such registration rights payments, the total of all first-year payments amounts to 11.3% of the net proceeds to the issuer.

(2)	These parties contracted directly with the Company and had no contractual relationship with the selling securityholders.

TOTAL POTENTIAL PROFIT TO SELLING SECURITYHOLDERS FROM OTHER SECURITIES

	Secured Convertible Notes	Short Term Warrants	Long Term Warrants
Market price per share of the underlying securities on the date of sale of the secured convertible notes	$0.40	$0.40	$0.40
Conversion/exercise price per share of the date of sale of the secured convertible securities	$0.40	$0.50	$0.44
Total possible shares to be received in connection with the conversion or exercised of the securities	14,375,000	14,375,000	14,375,000
Combined market price of the total number of underlying shares (1)	$5,750,000	$5,750,000	$5,750,000
Total possible shares to be received and the combined conversion/exercise price of the total number of shares	$5,750,000	$7,187,500	$6,325,000
Total possible discount to the market price as of the date of sale of the secured convertible notes (2)(3)	$0	$0	$0

(1)	Calculated using the market price per share on the date of sale of the secured convertible notes, September 26, 2007

(2)	Calculated by subtracting the total conversion/exercise price on the date of sale of the secured convertible notes from the combined market price of the total number of underlying shares on that date.

(3)
Conversion price of convertible notes is fixed, subject to anti-dilution provisions; including adjustment for stock splits, dividends and distributions, capital reorganization and issuance of additional shares or common stock equivalent at a price less than the stated conversion price of $0.40.

COMPARISON OF ISSUER PROCEEDS TO POTENTIAL INVESTOR PROFIT

	Secured Convertible Notes	Short Term Warrants (1)	Long Term Warrants (1)
Gross proceeds paid or payable to the issuer	$5,750,000	$7,187,500	$6,325,000
All payments that have been made or may be required to be made by the issuer	677,500
Resulting net proceeds to the issuer	5,072,500
Combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying convertible notes and warrants that are held by selling securityholders	$0	$0	$0

(1)	Assuming no cashless exercise

PRIOR TRANSACTIONS BETWEEN THE ISSUER AND THE SELLING SECURITYHOLDERS, THEIR AFFILIATES, AND CONTRACTUAL RELATIONSHIP

Date of Transaction	Number of shares outstanding prior to the issuance of notes	Number of shares outstanding prior to the transaction held by others	Number of securities issued (1)	Percentage of total issued and outstanding securities issuable in the transaction(2)	Market price per share prior to the transaction	Current market price (3)
None	3,499,648	2,119,605	None	None	None	$0.48

(1)
There were no transactions between the company, the selling securityholders, their affiliates, and parties with whom they had contractual relationships prior to the sale of the secured convertible notes in September, 2007.

(2)
Calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling securityholders, affiliates, or affiliates of the selling securityholders and dividing by the number of shares issued or issuable in connection with the transaction.

(3)	As of February 29, 2008

COMPARISON OF REGISTERED SHARES TO OUTSTANDING SHARES

Number of shares outstanding prior to the convertible notes transaction held by parties other than the selling shareholders and affiliates	2,119,605	(1)
Number of shares registered for resale by the selling securityholders or affiliates in prior registration statements	0
Number of shares registered for resale by the selling shareholders or affiliates of the selling securityholders that continue to be held by the selling securityholders	0
Number of shares that have been sold in registered resale transactions by the selling securityholders or affiliates of the selling securityholders	0
Number of shares registered for resale on behalf of the selling securityholders or affiliates of the selling securityholders in this registration statement	14,375,000

(1)	Excludes shares underlying outstanding option awards of 6,426,953 shares, outstanding warrants of 38,217,717 shares, and convertible notes of 14,750,000 shares

We currently have the intention, and currently hold the funds, to pay all interest payments on the secured convertible notes held by the selling securityholders, including the quarterly interest payments of $147,500, if we are unable to meet the conditions to pay that interest in common stock. However, should the note holders choose not to convert their notes, and instead request repayment at maturity, we would need to raise additional funds through the sale of equity or debt to make such principal payments.

At present, we have no reason to believe any of the selling securityholders have a short position in the Company’s common stock.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITYHOLDERS

Prior to the sale of our secured convertible notes in September, 2007, we had no relationship with any of the selling securityholders, any affiliate of the selling securityholders, or any person with whom the selling securityholders had a contractual relationship.

As a result of the sale of our secured convertible notes in September, 2007, we filed a Form 8-K with the Securities and Exchange Commission on October 2, 2007, including exhibits which included copies of all agreements between the Company and the selling securityholders, affiliates of the selling securityholders, and any person with whom the selling securityholders had a contractual relationship in connection with the sale of the convertible notes, except that we did not file any agreements between the selling securityholders and their attorneys, for whom $45,000 was deducted from the net proceeds received by us.

DETERMINATION OF THE NUMBER OF REGISTERED SHARES

The number of shares covered by this registration statement was determined by the order determined in Section 2(b) of the registration rights agreement between the Company and the selling securityholders, a copy of which was filed as an exhibit to our Form 8-K filed on October 2, 2007. This registration statement covers the shares underlying the secured convertible notes sold to the selling securityholders.

PLAN OF DISTRIBUTION

Each selling securityholder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; or

• any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers -dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling securityholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling securityholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling securityholder and/or the purchasers. Each selling securityholder has represented and warranted to our company that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholder’s business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. Upon our company being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between Us and Our Affiliates

One of the investors in the private placement of securities on August 24, 2007 was a member of the Company’s board of directors, Dr. Philip Sobol, who purchased $50,000 of the units on the same terms as the other investors. In November, 2007, Dr. Sobol converted those notes, according to their terms, into 10% notes with warrants on the same terms as the convertible secured notes we sold in September, 2007.

During September, 2007, two members of our board of directors, Manuel Graiwer and Dr. Philip Sobol, were each awarded 200,000 five-year warrants at an exercise price of $0.50 for their services in connection with raising capital. The fair value of these warrants was $153,943, which was expensed during the third quarter of 2007.

Pursuant to a License and Assignment Agreement dated as of November 15, 1999, Dr. Amir Pelleg and Dr. Edward S. Schulman assigned and licensed certain intellectual property that form the basis for ATPace™, Vagonixen™ and Primastrene™ to us. In consideration for this assignment and license, Duska Scientific issued 12,000 shares of its common stock to Dr. Pelleg and 12,000 shares of its common stock to Dr. Schulman (a portion of which they each assigned to the medical institution with which they were then associated). Duska Scientific also agreed to pay each of these individuals a percentage royalty of the net sales of products by Duska Scientific based on the intellectual property assigned and licensed. Please see “Business—Intellectual Property.” In February 2004, Duska Scientific issued a seven-year option to Dr. Pelleg under the company’s 2000 Stock Option Plan to purchase 11,250 shares of Duska Scientific common stock at $20.00 per share pursuant to the terms of an Assignment Agreement under which Dr. Pelleg assigned all of his ownership interest in an invention, including a U.S. provisional patent application, covering methods of modulating cough for therapeutic or diagnostic purposes. The option vested as to 3,750 shares upon grant, with the remaining options to vest upon the issuance of a U.S. patent with claims at least as broad as those specified in the Assignment Agreement.

DESCRIPTION OF SECURITIES

Upon the effectiveness of our Information Statement on Schedule 14C, we will be authorized to issue 125,000,000 shares of $.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. As of December 31, 2007, we had 3,639,648 shares of common stock issued (including shares issued to Cato Research Ltd., which we hold in escrow) and outstanding and no preferred stock issued and outstanding

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our articles of incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of this prospectus includes the shares we are obligated to register under the foregoing registration rights agreements, preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Convertible Notes and Warrants

In August, 2007, we sold $250,000 in 90-day zero-coupon convertible notes with detachable warrants in a private placement. $150,000 of these notes were subsequently converted into convertible notes and detachable warrants with the same terms as our $5.75 million private placement in September, 2007. Accordingly, in October and November, 2007, we issued 10% notes expiring in September, 2009 which are convertible into 375,000 shares, short term warrants for the purchase of up to 375,000 shares of our common stock at an exercise price of $.50 per share, and long term warrants for the purchase of up to 375,000 shares of our common stock at an exercise price of $.44 per share.

In September 2007 we completed a private placement in which we issued convertible notes and warrants to investors. We issued $5.75 million of convertible notes which are convertible into 14,375,000 shares of our common stock. The convertible notes have an initial conversion price of $.40 per share and mature of September 26, 2009 and interest on the outstanding principal balance of the convertible notes is 10% per annum and is payable on October 1, January 1, April 1 and July 1of each year. The initial conversion price of the notes is $.40 per share. The holder has entered into a Registration Rights Agreement that provides for registration rights with liquidated damages for failure to file a registration statement within 90 days of issuance or have it declared effective within 180 days of issuance. In the event of the latter, the damages are 2% of the face amount of the notes for each month until the registration statement is effective; in the event of the former, the damages are 1% of the face amount of the notes for each month until the registration statement is effective, but in any event the maximum registration rights payment would be 10% of the face amount of the notes or $575,000. The notes are subject to adjustment in certain cases, such as a distribution of shares of stock as a dividend, reclassification, exchange or certain reorganizations or mergers. In addition, upon certain triggering event defined in the Note and Warrant Purchase Agreement, the holder of the Note shall have the right to force us to prepay the note in cash in amounts in excess of the principal amount of the notes.

We also issued two types of warrants, long and short term warrants attached to the notes. The short term warrants are exercisable for the purchase of 14, 375,000 shares of our common stock at an exercise price of $.50 per share. The short terms warrants terminate on the later of September 26, 2008 and the 90th continuous day of effectiveness of a registration statement to be filed pursuant to the terms of a Registration Rights Agreement with the holder, provided that the term shall not extend beyond September 26, 2010. The long term warrants are exercisable for the purchase of 14, 375,000 shares of common stock at an exercise price of $.44 per share and terminate on September 27, 2012. The warrants have the same registration rights as the notes described in the preceding paragraph. The warrants are also subject to adjustment under certain circumstances such as a recapitalization, reorganization, reclassification, consolidation, merger, sale, stock dividend issuance, subdivision, combination or issuance of common stock at a price per share less than the exercise price. The warrants have a cashless exercise feature if commencing 180 days following their original issue the per share market value( as defined in the warrant agreement) of one share of common stock is greater than the warrant price and a registration statement under the Securities Act of 1933 for the resale of all of the warrant stock is not then in effect.

Shares Eligible For Future Sale

As of March 7, 2008, we had 3,755,012 shares of common stock outstanding (including shares issued to Cato Research Ltd., which we hold in escrow). That number does not include (i) the 5,426,716 shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, or (ii) the 38,287,717 that are reserved for issuance under warrants and that may be issued if and when the warrants are exercised.

Freely Tradeable Shares After Offering. As of March 7, 2008 (and excluding the 14,375,000 shares covered by this prospectus), 1,085,586 shares of our 3,755,012 outstanding shares of common stock were free trading shares. Upon the conversion of notes into 14,375,000 shares after the completion of this offering, and assuming the conversion for all shares underlying such notes, there will be 18,130,648 shares of common stock outstanding, of which 15,460,586 shares will be tradable without restriction under the Securities Act Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least six months, excluding persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell their shares without restriction. Sales by persons who may be deemed our affiliates may also be sold after a six-month holding period, subject to volume, manner of sale provisions, notice requirements and the availability of current public information about the company. Form S-8 Registration of Options. We have filed a registration statement on Form S-8 covering the shares of common stock that have been issued or reserved for issuance under our stock option plan, which permits the resale of such shares in the public marketplace.

Transfer Agent

Our transfer agent is Computershare Limited.

EXPERTS

The financial statements for the years ended December 31, 2007 and 2006 included in this prospectus have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Stonefield Josephson, Inc. and upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to Nevada Revised Statutes. Our bylaws and Articles of Incorporation also provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

In the employment agreement that we entered into with Dr. Pelleg, we agreed to indemnify Dr. Pelleg for all claims arising out of performance of his duties as President, Chief Operating Officer and Chief Scientific Officer, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Lehman & Eilen LLP, Boca Raton, Florida.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1/A under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Duska Therapeutics, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning Duska Therapeutics, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

GLOSSARY OF TERMS

acrosome reaction an event in the process of fertilization that is a prerequisite for the sperm’s fusion with and crossing through the inner lining membranes of the ovum (egg), and penetration into the ovum (egg)

agonist a compound that has a stimulating effect when it binds to a receptor antagonist a compound that has an inhibitory effect when it binds to a receptor due to its inability to activate the receptor and preventing of the binding of an agonist adenosine a biological compound found in every cell of the human body; released from cells when oxygen supply does not meet oxygen demand. Extracellular adenosine protects tissues from injury caused by oxygen deprivation atrio-ventricular AV node: a group of cells in the heart that act as an electrical relay station between the atria (the upper) node and the ventricles (the lower) chambers. Under normal conditions, it is the only site where passage of electrical signals from the atria to the ventricles occurs

ATP adenosine 5’-triphosphate; a biological compound found in every cell of the human body where it plays a critical role in cellular metabolism and as a source of energy. ATP is released from cells under normal (physiologic) and disease (pathophysiologic) conditions. Extracellular ATP acts as a local physiologic regulator bradycardia slow heart rate

COPD chronic obstructive pulmonary disease

FDA United States Food and Drug Administration, which is the agency that oversees and regulates the development of new drugs in the United States

HUT head-up tilt table test, which is a provocative test used to identify patients with neurally-mediated syncope. One of the most commonly used tests in the management of patients with syncope

IND Investigational New Drug application, which is submitted to the FDA prior to the commencement of clinical trials in humans with a new drug in vitro in the test tube; outside of the human body (or other living organism), in an artificial environment in vivo in the living human body or other organism

lead compound a compound that exerts the desired effects in vitro and in animal models in vivo ligand a biological compound or a pharmacological agent that binds to a receptor; a ligand can activate the receptor (as an agonist), block it (as an antagonist) or modify the affinity of the receptor to agonists or antagonists (as an allosteric modifier)

mast cells inflammatory cells containing special cytoplasm granules which store mediators of inflammation, including histamine. Upon their activation through both immune and nonimmune mechanisms, mast cells release these mediators into the extracellular space. Mast cell mediator release is most significant in either acute inflammation or in allergic responses. Under normal conditions, mature mast cells are not seen in the peripheral circulation

NDA New Drug Application, which is submitted to the FDA upon completion of clinical trials to obtain government marketing approval neurogenic derived from the activity of neural elements

purinergic receptors P receptors (PR): a family of cell-surface receptors that bind purine molecules

P1 receptors (P1R) adenosine receptors, including four subtypes: A1, A2A, A2B, A3

P2 receptors (P2R) cell-surface receptors that are activated by ATP and other adenine nucleotide and which are divided into two families of receptors: P2X and P2Y receptor a protein on the cell surface or inside the cell that is the binding sites of ligands, including agonists and antagonists signal transduction a cascade of molecular events inside the cell triggered by the binding of an agonist (a ligand) to a receptor and characterized by the activation of specific molecules (proteins; enzymes). This is the mechanism through which physiologic regulators, as well as pharmacologic agents, exert their effects at the cellular level.

sperm the reproductive cells of men, produced in the testes

syncope fainting in which a temporary loss of consciousness and postural tone occurs suddenly vagus nerve a major cranial nerve that carries sensory information from various organs including the lungs andheart, to the brain and signals from the brain to the lungs and heart that cause bronchoconstriction and depressed cardiac functions (e.g., slowing of the heart rate and reduced force of heart muscle contraction), respectively

INDEX TO FINANCIAL STATEMENTS

INDEX TO AUDITED

FINANCIAL STATEMENTS FOR

DUSKA THERAPEUTICS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Duska Therapeutics, Inc.

La Jolla, California

We have audited the accompanying consolidated balance sheet of Duska Therapeutics, Inc. and Subsidiary (a Nevada corporation in the development stage) as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and 2006 and for the period from inception on February 9, 1996 to December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Duska Therapeutics, Inc. and Subsidiary (a Nevada corporation in the development stage) as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 and for the period from inception on February 9, 1996 to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

March 14, 2008

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEET

December 31,
2007
ASSETS
Current assets:
Cash and cash equivalents	$4,417,481
Restricted cash	196,057
Prepaid expenses & other current assets	33,169

Total current assets	4,646,707

Property and equipment, net	7,617
Debt issuance costs	2,079,426
Other assets	2,300

Total assets	$6,736,050

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$431,236
Accrued expenses	7,943
Accrued stock units issuable	68,097
Notes payable	15,991

Total current liabilities	523,267

Long term liabilities	807,700
Commitments and contingencies

Stockholders' equity
Preferred Stock, $.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	-
Common stock, $.001 par value, 50,000,000 shares authorized; 3,639,648 shares outstanding at December 31, 2007	3,640
Additional paid-in capital	17,727,256
Deficit accumulated during the development	(12,325,813)

Total stockholders' equity	5,405,083
Total liabilities and stockholders' equity	$6,736,050

The accompanying notes are an integral part of these financial statements.

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF OPERATIONS

			From Inception
	Year Ended		February 9, 1996
	December 31,		December 31,
	2007	2006	2007
Revenues	$-	$-	$-

Operating expenses:
Research and development	370,382	364,832	3,755,674
General and administrative	2,201,523	1,272,426	6,697,450
	2,571,905	1,637,258	10,453,124

Loss from operations	(2,571,905)	(1,637,258)	(10,453,124)

Other income (expense)
Interest income	53,740	19,337	138,567
Interest expense	(1,382,565)	(163,746)	(1,792,681)
Loss on induced conversion of convertible debt	-	(218,575)	(218,575)
	(1,328,825)	(362,984)	(1,872,689)

Net loss	$(3,900,730)	$(2,000,242)	$(12,325,813)

Net loss per share - basic and diluted	$(1.35)	$(1.81)	$(12.05)
Weighted average number of shares outstanding - basic and diluted	2,898,783	1,105,087	1,023,288

The accompanying notes are an integral part of these financial statements.

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGEENTERPRISE)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In	Deficit Accumulated During Development	Total Stockholders’
	Shares	Amount	Capital	Stage	Equity
For the period from February 9, 1996 (inception) to January 1, 1999 (restated for 1,000:1 stock split and stock split up effected in the form of a dividend and 3:1 stock split)	-	$-	$-	$-	$-
Issuance of stock for services in October 1999	189,480	189	30,493	-	30,682
Issuance of stock for cash in October 1999	375,000	375	24,625	-	25,000
Issuance of common stock for patents and
licenses in November 1999	11,520	12	756	-	768
Issuance of stock for patent assignments and licenses from related parties in November 1999	24,000	24	14,067	-	14,091
Net loss for the year ended December 31, 1999	-	-	-	(50,222)	(50,222)

Balance at December 31, 1999	600,000	600	69,941	(50,222)	20,319
Issuance of stock for cash in June 2000	8,400	9	174,991	-	175,000
Issuance of stock for cash in October 2000	5,250	5	174,995	-	175,000
Net loss for the year ended December 31, 2000	-	-	-	(46,505)	(46,505)

Balance at December 31, 2000	613,650	614	419,927	(96,727)	323,814
Issuance of stock for cash in November 2001	49,200	49	1,003,263	-	1,003,312
Net loss for the year ended December 31, 2001	-	-	-	(337,267)	(337,267)

Balance at December 31, 2001	662,850	663	1,423,190	(433,994)	989,859
Net loss for the year ended December 31, 2002	-	-	-	(871,724)	(871,724)

Balance at December 31, 2002	662,850	663	1,423,190	(1,305,718)	118,135
Net loss for the year ended December 31, 2003	-	-	-	(798,514)	(798,514)

Balance at December 31, 2003	662,850	663	1,423,190	(2,104,232)	(680,379)

Issuance of common stock for cash in March and April 2004, net of offering costs of $31,850	13,500	13	238,137	-	238,150
Conversion of convertible notes payable and accrued interest in March 2004	26,665	27	555,499	-	555,526
Warrant issuance costs associated with conversion of convertible notes payable	-	-	190,846	-	190,846
Issuance of common stock for cash in August 2004, net of offering costs of $304,140	183,375	183	3,363,177	-	3,363,360
Shares issued to Shiprock, Inc. in the reorganization on August 27, 2004	70,000	70	(70)	-	-
Issuance of warrants for services in November 2004			43,683	-	43,683
Net loss for the year ended December 31, 2004	-	-	-	(1,560,835)	(1,560,835)

Balance at December 31, 2004	956,390	956	5,814,462	(3,665,067)	2,150,351

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(continued)

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Deficit

Balance at December 31, 2004	956,390	$956	$5,814,462	$(3,665,067)	$2,150,351

Issuance of stock for services in March 2005	6,652	7	133,039	-	133,046
Issuance of stock for services in May 2005	3,514	4	70,277	-	70,281
Issuance stock for licenses and patents in June 2005	1,250	1	31,249	-	31,250
Issuance of stock for services in June 2005	2,342	2	46,852	-	46,854
Issuance of warrants for services in October 2005	-	-	485,000	-	485,000
Issuance of stock for services in December 2005	6,533	7	130,641	-	130,648
Expense associated with vesting of stock options during 2005	-		25,255		25,255
Net loss for the year ended December 31, 2005	-	-	-	(2,759,774)	(2,759,774)

Balance at December 31, 2005	976,681	977	6,736,775	(6,424,841)	312,911

Expenses associated with vesting of stock options during 2006	-	-	80,462	-	80,462
Issuance of warrants for services in February 2006	-	-	301,737	-	301,737
Issuance of stock in private placement in April 2006	26,000	26	129,974	-	130,000
Issuance of stock for services in June 2006	2,896	3	57,914	-	57,917
Exercise of warrants in May 2006	45,000	45	8,955	-	9,000
Debt discount on note and warrant purchase agreements issued in August and September 2006	-	-	200,000	-	200,000
Debt discount on note and warrant purchase agreements issued in December 2006	-	-	14,380	-	14,380
Net loss for the year ended December 31, 2006	-	-	-	(2,000,242)	(2,000,242)

Balance at December 31, 2006	1,050,577	1,051	7,530,197	(8,425,083)	(893,835)

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGEENTERPRISE)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(continued)

	Common Stock		Additional Paid-In	Deficit Accumulated During Development	Total Stockholders’
	Shares	Amount	Capital	Stage	Equity
Balance at December 31, 2006	1,050,577	1,051	7,530,197	(8,425,083)	(893,835)

Conversion of convertible debt	636,999	637	609,031	-	609,668
Issuance of common stock for cash February 2007	800,000	800	319,200	-	320,000
Partially paid shares February 2007	-	-	-	-	-
Issuance of shares for rounding on reverse split	29,855	30	(30)	-	-

Expense associated with vesting of stock options during 2007	-	-	1,015,534		1,015,534
Issuance of common stock and warrants in June 2007	807,217	807	241,358		242,165

Debt discount on convertible notes issued in August and September 2007			6,000,000		6,000,000

Exercise of options in June 2007	175,000	175			175
Warrants issued for services in August and September 2007			1,940,706		1,940,706
Stock issued for services in December 2007	140,000	140	71,260		71,400

Net loss for the year ended December 31, 2007	-	-	-	(3,900,730)	(3,900,730)

Balance at December 31, 2007	3,639,648	$3,640	$17,727,256	$(12,325,813)	$5,405,083

The accompanying notes are an integral part of these financial statements

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			From Inception on
	Year Ended		February 9, 1996 to
	December 31,		December 31,
	2007	2006	2007

Cash flows from operating activities:
Net loss	$(3,900,730)	$(2,000,242)	$(12,325,813)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,540	805	9,369
Issuance of common stock and warrants for services	71,400	57,916	572,078
Issuance of options and warrants for services	1,292,480	382,200	2,228,617
Amortization of debt discount	964,707	157,373	1,122,080
Amortization of debt issuance costs	268,570		268,570
Payments for investor relations activities from restricted cash	53,943		53,943
Write-off of patent and licenses	-	-	63,963
Warrant issuance costs associated with conversion of	-	-	190,846
Loss on induced conversion of convertible debt	139,269	-	139,269
Conversion of debt into equity		218,575	275,927
Changes in assets and liabilities
Prepaid expenses and other current assets	45,818	22,734	(33,169)
Deposits	(800)	1,650	(2,300)
Accounts payable & accrued expenses	48,342	49,260	431,236
Accrued payroll	(66,613)	54,113	-
Accrued interest payable	(2,489)	4,315
Accrued stock units payalbe	14,504	22,793	68,097
Accrued consulting expenses	-	30,800	7,943
Accrued clinical expenses	(14,565)	20,465
Net cash used in operating activities	(1,084,624)	(977,243)	(6,929,344)
Cash flows from investing activities:
Payments to acquire property and equipment	(6,229)	(1,141)	(16,986)
Payments to develop patents	-	-	(49,104)
Net cash used in investing activities	(6,229)	(1,141)	(66,090)

Cash flows from financing activities:
Net proceeds from sale of common stock	562,165	130,000	5,671,987
Proceeds from exercise of options	175		175
Proceeds from exercise of warrants	-	9,000	9,000
Proceeds from issuance of notes payable	24,752	75,000	99,752
Proceeds from issuance of convertible notes	5,750,000	250,000	6,500,000
Costs of debt issuance	(684,238)		(684,238)
Payments on notes payable	(154,450)	(29,311)	(183,761)
Restricted cash for equity to be issued	1,694	(268,859)	(267,165)
Proceeds from private offering of stock subscription	-	267,165	267,165
Proceeds from notes payable, related party	-	-	6,545
Payments on notes payable, related party	-	-	(6,545)
Net cash provided by financing activities	5,500,098	432,995	11,412,915
Net increase (decrease) in cash and cash equivalents	4,409,245	(545,389)	4,417,481
Cash and cash equivalents at beginning of period	8,236	553,625	-

Cash and cash equivalents at end of period	$4,417,481	$8,236	$4,417,481
Supplemental disclosure of cash flow information:
Interest paid	$148,688	$1,398	$150,086
Income taxes paid	$2,548	$938	$7,407

Supplemental disclosure of non-cash investing
and financing activities:
Issuance of common stock for services	$71,400	$57,916	$572,168
Issuance of common stock for patents and licenses	$-	$-	$46,109
Issuance of options and warrants for services	$1,292,480	$382,200	$2,228,617
Conversion of convertible notes payable and accrued
interest into common stock	$609,670	$-	$1,545,805
Expense associated with induced conversion of debt			$218,575

The accompanying notes are an integral part of these financial statements.

DUSKA THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2007 and 2006, and Period

From Inception on February 9, 1996 to December 31, 2007

1. Description of Company and Nature of Business

Duska Therapeutics, Inc. (“Duska Therapeutics”) is an emerging biopharmaceutical company incorporated in Nevada and based in La Jolla, California. Through its wholly owned subsidiary, Duska Scientific Co., a Delaware corporation (“Duska Scientific”), Duska Therapeutics focuses on the development of diagnostic and therapeutic products based on adenosine 5’-triphosphate (ATP), and ATP receptors related technologies. ATP is a biological compound found in every cell of the human body, where it constitutes the source of energy that helps to fuel all bodily functions. ATP is released from many types of cells under normal and disease conditions. Extracellular ATP regulates the functions of different cell types in various tissues and organs, including the heart, lungs and kidney, by activating cell surface receptors called P2 receptors (P2R). The pharmacological activation of P2R by agonists, and the inhibition of P2R by antagonists, have recently become recognized by a number of scientists as providing a possible rationale for the development of new drugs for the diagnosis and treatment of human disorders, including cardiovascular, pulmonary, neural and renal diseases. Reference herein to “the Company” includes both Duska Therapeutics and Duska Scientific, unless the context indicates otherwise.

Duska Therapeutics was originally incorporated under the laws of Nevada as Shiprock, Inc. (“Shiprock”). Prior to August 2004, Shiprock was engaged in very limited operations unrelated to the pharmaceutical industry. On August 30, 2004, Shiprock completed the acquisition of Duska Scientific (the “Reorganization”) through a reverse triangular merger in which Duska Scientific merged with Shiprock Subsidiary, Inc., a wholly owned subsidiary of Shiprock with no assets or liabilities formed solely for the purpose of facilitating the merger. Duska Scientific was the surviving corporation in the merger and became a wholly owned subsidiary of Shiprock. For accounting purposes, Duska Scientific is deemed to be the acquiring corporation. In connection with the Reorganization, Shiprock changed its name to “Duska Therapeutics, Inc.,” replaced its officers and directors with those of Duska Scientific, ceased its landscaping and irrigation business, and moved its offices to Bala Cynwyd, Pennsylvania. Duska Therapeutics currently does not plan to conduct any business other than Duska Scientific’s business of developing new products for the diagnosis or treatment of human diseases. Duska recently relocated its offices to La Jolla, California.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has experienced negative cash flows from operations since inception and had an accumulated deficit at December 31, 2007 of approximately $12.3 million. The Company has funded its activities to date almost exclusively from debt and equity financings. The Company will continue to require substantial funds to continue research and development, including preclinical studies and clinical trials of its product candidates, and to commence sales and marketing efforts, if the FDA or other regulatory approvals are obtained.

Management’s plans in order to meet its operating cash flow requirements include the private placement financing event described in Note 4. The Company expects this funding, in addition to the cash and cash equivalents at December 31, 2007, to be sufficient to fund its current planned operations through 2010, but additional capital will still be required to fund the Company’s operations until such time, if ever, as the Company’s income can sustain operations. The Company intends to seek additional capital through sales of equity securities and, if appropriate, to consider strategic collaborations in its drug development activities for sharing development and commercialization costs. The Company may also consider the sale of certain assets, or the sale or merger of the business.

While the Company believes that it will be successful in obtaining the necessary financing to fund its operations, there are no assurances that such additional funding will be achieved and that it will succeed in its future operations.

2. Summary of Significant Accounting Policies

Development Stage Enterprise - The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to research and development. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - Unless otherwise indicated, the carrying value of financial instruments as reported in the balance sheet approximate their fair values.

Cash and Cash Equivalents - For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Restricted Cash - Cash for which the use is restricted to designated purposes. At December 31, 2007, the Company had $196,057 on hand, for which use was restricted, under the terms of the Secured Convertible Notes sold in September, 2007 to be used only as payment to third-party entities acceptable to the holders of a majority in principal amount of the notes for carrying out investor relations services.

Cash Concentration - The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment - Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred, while additions, renewals, and betterments are capitalized. Depreciation is being provided by use of the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.

Patents and Patent Application Costs - Although the Company believes that its patents and underlying technology have continuing value, the amount of future benefits to be derived therefrom is uncertain. Patent costs are therefore expensed as incurred rather than capitalized.

Research and Development - Research and development costs related to future and present products are charged to expense as incurred.

Comprehensive Loss - For the years ended December 31, 2007 and 2006, and for the period from inception on February 9, 1996 to December 31, 2007, the Company has no items that represent other comprehensive loss and, therefore, has not included a Statement of Comprehensive Loss in the financial statements.

Restatement for Stock Split - All amounts in the accompanying financial statements have been restated to give effect to the 3-for-1 stock split described in Note 5, and, the stock split described in Note 5.

Net Loss Per Share - Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which may consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earning per share in the future, and which were excluded from the computation of diluted loss per share totaled approximately 23,219,952 and 652,893 shares at December 31, 2007 and 2006, respectively.

Income Taxes - Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation - In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123R, Share Based Payment: An Amendment of FASB Statements No. 123 and 95 (SFAS 123R). This statement requires that the cost resulting from all share-based payment transactions be recognized in the Company’s consolidated financial statements. In addition, in March 2005 the SEC released SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). SAB 107 provides the SEC’s staff’s position regarding the application of SFAS 123R and certain SEC rules and regulations, and also provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure of fair value recognition, as prescribed under SFAS 123, is no longer an alternative.

In the first quarter of 2006, the Company adopted the fair value recognition provisions of SFAS 123R utilizing the modified-prospective-transition method, as prescribed by SFAS 123R. Under the transition method, compensation cost recognized during the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Under the modified-prospective-transition method, results for the prior periods have not been restated.

During the year ended December 31, 2007, 6,538,203 options were granted. For the year ended December 31, 2007, the Company recognized expense of $1,015,532 as a result of the adoption SFAS 123R.

The options were valued using a Black-Scholes model. Under SFAS 123R, the Company will continue to utilize the Black-Scholes model to estimate the fair market value related to employee stock options after January 1, 2006. The Company’s assessment of the estimated compensation charges for these other options is affected by its stock price as well as assumptions regarding a number of complex and subjective variables and the related tax impact. These variables include, but are not limited to the Company’s stock price volatility and expected employee stock option behavior.

Under SFAS 123R, forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate. The Company utilized a 0% forfeiture rate based upon historical forfeitures. Under SFAS 123 and APB 25, the Company elected to account for forfeitures when awards were actually forfeited, at which time all previous pro forma expense was reversed to reduce pro forma expense for the period in which the forfeiture occurred

The Black-Scholes option pricing model is used by the Company to determine the weighted average fair value of options. The fair value of options at date of grant and the assumptions utilized to determine such values are indicated in the following table:

	Year Ended December 31,
	2007	2006
Weighted average fair value at date of grant for options granted during the period	$0.43	$4.60
Risk-free interest rates	4.2%	4.0%
Expected stock price volatility	186%	80%
Expected dividend yield	0.0%	0.0%

The Company based its estimate of expected stock price volatility on the average weekly price movement over the prior three year period. Given the Company’s limited history with stock options, the Company’s estimate of expected term is based on the contract term of seven years.

New Accounting Pronouncements -

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires the financial statement recognition of a tax position taken or expected to be taken in a tax return, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007, and recorded no material effect on its financial condition and results of operations as a result of the significant unutilized net operating loss carryforwards.

In July 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. This statement provides guidance for using fair value to measure assets and liabilities, and applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. This statement became effective for the Company as of January 1, 2007, and did not have a material effect on the Company’s results of operations or financial condition for 2007.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP addresses how to account for registration payment arrangements and clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This accounting pronouncement further clarifies that a liability for liquidated damages resulting from registration statement obligations should be recorded in accordance with SFAS No. 5, “Accounting for Contingencies,” when the payment of liquidated damages becomes probable and can be reasonably estimated. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company adopted this FSP in the first quarter of 2007, and recorded no adjustments as a result.

In February 2007, the FASB issued Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. SFAS 159 is effective beginning January 1, 2008. The Company is currently assessing the impact of SFAS 159 on its financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160), which clarifies the accounting for noncontrolling, or minority interests. This Statement requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. Those expanded disclosures include a reconciliation of the beginning and ending balances of the equity attributable to the parent and the noncontrolling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent. The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008. The Company has evaluated the impact that the adoption of SFAS 160 will have on its financial condition and results of operations and concluded there will be no material adjustment, nor requirement for expanded disclosures as there are presently no noncontrolling owners of the Company.

In February 2008, the FASB issued FASB Staff Position No. 140-3 Accounting for Transfers of Financial Assets and Repurchase Transactions (FSP 140-3). This position provides guidance on accounting for a transfer of a financial asset and a repurchase financing. This statement will become effective for the Company as of January 1, 2009, and is not expected to result in additional disclosuresnor expected to have a material effect on the Company’s results of operations or financial condition.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13. This staff position amends FASB Statement No. 157, Fair Value Measurements, to exclude FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13. This statement is not expected to have a material effect on the Company’s results of operations or financial condition.

In September, 2007, the Emerging Issues Task Force (EITF) issued its consensus on Issue 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property. The EITF reached a tentative conclusion that that a collaborative arrangement is a contractual arrangement in which the parties are active participants to the arrangement and are exposed to significant risks and rewards that are dependent on the ultimate commercial success of the endeavor. Further, a consensus was reached that transactions with third parties (that is, revenue generated and costs incurred by participants from transactions with parties outside of the collaborative arrangement) should be reported gross or net on the appropriate line item in each participant's respective financial statements pursuant to the guidance in Issue 99-19. The EITF also reached a consensus about the disclosures which should be made about collaborative arrangements annually. This issue is effective for the Company as of January 1, 2008. While the Company does enter negotiations from time to time to explore potential collaborative arrangements, presently it is not a party to any such arrangements and, accordingly, the adoption of the consensuses reached in this issue are not expected to have a material effect upon the Company’s results of operations or financial condition upon adoption.

At its November 29, 2006 meeting, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issue Task Force in Issue No. 06-7, "Issuer's Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities". This consensus clarified the accounting for convertible debt instruments upon modification. The Company did not recognize any material effect upon its financial position or results of operations from adoption of this standard.

At its November 29, 2006 meeting, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issue Task Force in EITF Issue No. 06-6, "Debtor's Accounting for a Modification (or Exchange) of Convertible Debt Instruments". This consensus clarified the accounting for a previously bifurcated conversion option in a convertible debt instrument if that conversion option no longer meets the bifurcation criteria in Statement 133. The Company did not recognize any material effect upon its financial position or results of operations from adoption of this standard.

3. Property and Equipment

Property and equipment at December 31, 2007 consist of the following:

2007
Computer equipment	$10,026
Furniture and equipment	4,158
14,184
Less accumulated depreciation	(6,567)
$7,617

Depreciation expense amounted to $1,540 and $805 for the years ended December 31, 2007 and 2006, respectively. Depreciation expense for the period from inception on February 9, 1996 to December 31, 2007 amounted to $9,369.

4. Convertible Notes Payable and Premium Finance Agreement

In August, September and December 2006, the Company issued 8 one-year, 7% convertible notes with detachable stock purchase warrants to accredited investors for a total of $250,000 in cash. The notes are convertible into 250,000 shares of our common stock, and the warrants can be exercised to purchase up to 129,167 shares of our common stock at a price of $3.00 per share at any time until 5 years from the date of issuance. Because the terms of the convertible notes included both detachable stock purchase warrants and a beneficial conversion feature, the relative fair values of the warrants and the debt were calculated, and debt discount was recorded for the warrants in the amount of $76,628. Additional debt discount for the beneficial conversion was recorded in the amount of $137,752. The debt discount was amortized over the life of the notes. Interest expense of $163,746 for 2006 includes $6,107 of coupon interest and $71,178 of debt discount amortization.

In December 2006 the Company offered an inducement to the holders to convert their debt to our common stock for an additional 375,000 shares and additional warrants to purchase up to 625,000 shares of our common stock at a price of $0.80 per share. As a result, four of the holders accepted this offer in December 2006. The Company has agreed to issue 225,000 additional shares of its common stock to these holders in addition to the 150,000 shares called for in the original terms of the notes. In addition, the Company issued 5 year warrants to purchase up to an additional 375,000 shares at an exercise price of $0.80 per share. In conjunction with the conversion, the company expensed the $85,063 of unamortized debt discount on the notes that were tendered for conversion, and recognized $218,575 of expense for the excess of the fair value of the securities issued as a result of the inducement over the fair value of the securities which would have been issuable under the original terms of the notes.

In August 2006, the Company entered a premium finance agreement for insurance premiums. The premium finance agreement calls for 10 payments of $7,822, and bears an effective interest rate of 9.25%. $1,398 of interest was recorded for the premium finance agreement in 2006. In August, 2007, the Company entered a premium finance agreement for insurance premiums. This agreement calls for 11 monthly payments of $2,355.36 and bears an effective interest rate of 9.24%

On August 24 and 28, 2007, the Company completed a private placement of securities in the form of Units (the “Units”) sold solely to accredited investors. The units consisted of 90-day convertible zero-interest notes with a face amount of $250,000 together with detachable five-year warrants for 625,000 shares of restricted common stock at a price of 40¢ per share, for total proceeds of $250,000 to the Company. The notes were convertible into conversion units of any equity or equity-linked financing of at least $5,000,000 or may be converted into shares of the common stock at a conversion price of $0.40 per share. The Company determined that these notes contained a beneficial conversion feature of $114,501 and the relative fair value of the warrants using a Black-Scholes formula was $135,499. Accordingly, these amounts were added to debt discount and will be amortized to interest expense over the three month life of the notes. During the year ended December 31, 2007, $250,000 of debt discount was amortized to interest expense. These notes were considered conventional convertible debt.

On September 26, 2007, the Company sold an aggregate of $5,750,000 in principal amount of Secured Convertible Notes (the “Convertible Notes”) to four accredited investors in a private placement. After deducting the expenses of the private placement the Company received net proceeds of approximately $5,072,500. The investors also received warrants to purchase 14,375,000 shares of the Company’s common stock which terminate on September 27, 2012 and have an exercise price of $.44 per share, subject to adjustment as provided in the Warrant. The investors were also issued warrants (“Short Term Warrants”) to purchase 14,375,000 shares of the Company’s common stock which terminate on the later of (a) September 26, 2008 and (b) the date that is the 90th continuous day of effectiveness of the registration statement to be filed pursuant to a Registration Rights Agreement, among the Holder, the Company and the other parties named therein, which registers, and permits the resale by the Holder of, all of the Warrant Stock issuable thereunder (such period being the “Term”); provided, that, the Term shall in no event extend beyond September 26, 2010. The exercise price of the Short Term Warrants is $.50 per share, subject to adjustment as provided in the Warrant.

The Convertible Notes are due on September 26, 2009 and interest on the outstanding principal balance of the Convertible Notes is 10% per annum and is payable quarterly on October 1, January 1, April 1 and July 1 of each year. The initial conversion price of the Convertible Notes is $.40 per share. The notes also have registration rights, with liquidated damages for failure to file a registration statement within 90 days or to have it declared effective within 180 days. In the event of the latter, the damages shall be 2% of the face amount of the notes for each calendar month until the registration statement is effective; in the event of the former, the damages shall be 1% of the face amount of the notes for each calendar month until the registration statement is filed, but in any event, the maximum amount of such registration rights payments would be 10% of the face amount of the notes, or $575,000. Based on the present facts and circumstances, the Company does not consider the payment of any registration rights payments to be probable under SFAS 5, and, accordingly, has not accrued any such payments. Excluding any such registration rights payments, the total of all interest payments amounts to 36% of the net proceeds of $5,072,500 from the sale of the notes. The notes are secured by all of the Company’s property, and restrict, among other provisions, the payment of dividends. The notes and warrants are subject to anti-dilution provisions in the event that the Company issues convertible securities or equity at prices below the conversion price of the notes or the exercise price of the warrants while the notes or warrants are outstanding.

The Company determined that a beneficial conversion option existed upon the sale of these notes of $2,148,309. Although these notes are not considered conventional convertible debt, under the criteria of EITF 00-19, the embedded conversion option did not meet the criteria for bifurcation and separate accounting as a derivative. The Company determined that the relative fair value of the debt was $2,148,309 and the relative fair value of the warrants was $3,601,691, using a Black Scholes formula. The fair value of the warrants and the value of the beneficial conversion option were recorded as debt discount and an addition to Additional Paid in Capital, and will be amortized over the two-year life of the debt.

The following assumptions were used in the Black Scholes option-pricing model for warrants issued during the third quarter of 2007:

	August warrants	September warrants
Expected dividend yield	0.00%	0.00%

Expected volatility	188%	186% for the 5 year warrants (216% for 1 year warrants)

Risk-free interest rate	4.43%	4.01% for the 5 year warrants (4.14% for one-year warrants)

Expected life of warrant	5 years	5 years or 1 year

On October 1, 2007 and November 22, 2007, the holders of $100,000 and $50,000 of the August 2007 Units referred to above exercised their option to convert their notes under the original terms of the notes into the September 2007 secured convertible notes. As part of the terms of this election, the Company issued one year warrants to purchase 375,000 shares of the Company’s common stock at an exercise price of $0.50 per share, five year warrants to purchase 375,000 shares of the Company’s common stock at an exercise price of $0.44 per share, and 10% notes maturing September 26, 2009, which are convertible into 375,000 shares of the Company’s common stock at the option of the holder.

At December 31, 2007, the amount of unamortized debt discount to be recognized in future periods was $5,092,300. Amortization of $907,700 is included in interest expense for the year ended December 31, 2007.

5. Stockholders’ Equity

The information included in this Note 5 is with respect to equity transactions by Duska Scientific prior to the Reorganization and is with respect to the Company commencing with the Reorganization.

Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized. There are no shares of preferred stock issued or outstanding.

Common Stock - Restatement for Stock Splits, Dividends and Recapitalization

All amounts in the Company’s financial statements and footnotes have been retroactively restated to give effect to the following:

•	a 1000:1 stock split in June 2000

•	a 300% stock split up effected in the form of a dividend in October 2001

•	a 3:1 stock split in August 2004

•	a recapitalization in August 2004, resulting in the par value of common stock changing from $.01 per share to $.001 per share

•	a 1 for 20 reverse stock split in February 2007

Common Stock Transactions

In October 1999, the Company issued 189,480 shares of its common stock for services valued at $30,682.

In October 1999, the Company issued 375,000 shares of its common stock for $25,000 in cash.

In November 1999, the Company issued 35,520 shares of its common stock for $14,859 in patents and licenses.

In June 2000, the Company issued 8,400 shares of its common stock for $175,000 in cash.

In October 2000, the Company issued 5,250 shares of its common stock for $175,000 in cash.

In November 2001, the Company issued 49,200 shares of its common stock and warrants to purchase 135,000 shares of common stock at exercise prices ranging from $20.80 to $40.00 per share in exchange for $1,003,312 in cash. The warrants expired in October 2006.

In March 2004, the Company issued 26,665 shares of its common stock and warrants to purchase 2,665 shares of common stock in exchange for cancellation of outstanding convertible notes payable. The warrants expire in March 2009 and have an exercise price of $20.00 per share.

In March and April 2004, the Company sold 13,500 units at $20.00 per unit, with each unit consisting of one share of the Company’s common stock and one warrant to purchase an additional two shares of common stock at $50.00 per share. The warrants expire in March 2009.

During May, June and July 2004, the Company received subscriptions for 183,375 units at $20.00 per unit, with each unit consisting of one share of the Company’s common stock and one warrant to purchase an additional share of common stock at $50.00 per share. The units were issued in August 2004 prior to the Reorganization.

In August 2004, in connection with the Reorganization (see Note 1), the Company issued 886,390 shares of its common stock to the holders of Duska Scientific’s capital stock in exchange for all of the 886,390 shares of Duska Scientific common stock outstanding on the date of the Reorganization. In addition, outstanding common stock purchase warrants and stock options to purchase a total of 672,065 shares of Duska Scientific’s common stock were cancelled in exchange for warrants and stock options to purchase the same number of shares of the Company’s common stock at the same exercise prices and otherwise on the same terms as the Duska Scientific stock options and warrants that were cancelled.

As more fully described in Note 7, in November 2004 the Company issued to designees of Cato Research Ltd. (“Cato”) 25,000 shares of its common stock and warrants to purchase 25,000 shares of its common stock at $50.00 per share pursuant to an agreement whereby Cato is providing certain services. The warrants expire in August 2007. During 2006 and 2005 a total of 2,896 and 19,041 shares and warrants, respectively, were released from escrow in payment for services performed by Cato. As of December 31, 2006, 3,063 shares and warrants remained in escrow pending receipt of invoices for services performed by Cato (see Note 7) and such shares are not included in the financial statements as outstanding as of December 31, 2005. As additional compensation for Cato, in November 2004 the Company issued to Cato’s designees additional warrants to purchase a total of 4,950 shares of its common stock. These additional warrants have an exercise price of $20.80 per share and expire in October 2009. These warrants were immediately exercisable and not held in escrow; the Company recorded an expense of $43,683 in 2004 associated with the issuance of these warrants.

In June 2005, the Company entered into an agreement whereby it acquired exclusive rights to proprietary technology aimed at development of a potential new therapeutic treatment of glaucoma. The Company issued 1,250 shares of its common stock to the owners of the technology in connection with the agreement. Such shares were valued at $31,250 and were recorded as research and development expense.

In October 2005, the Company recorded $485,000 of expense associated with the vesting of a stock purchase warrant issued to a public relations and advertising firm for services associated with the Company’s public and investor relations program.

During 2005, the Company recorded $25,255 of expense associated with the vesting of stock options issued to members of its Scientific Advisory Board and other consultants for services rendered during the period.

On March 6, 2006, the Company entered into subscription agreements with certain accredited investors providing for the purchase of 400,000 shares of its common stock at an aggregate purchase price of $2,000,000, or $5.00 per share. The investors placed $550,000 on deposit with the escrow agent and sent checks for $1,450,000, for a total of $2,000,000, with the funds and checks to be released to the Company if and when a registration statement covering the resale of such shares was declared effective.

On April 19, 2006, the Securities and Exchange Commission declared the registration statement covering the resale of such shares effective.

In June 2006, the Company learned that certain of the investors would not honor their commitments under the subscription agreements after a total of $1 million in funds had cleared. As a result, the Company offered those investors who had sent funds to the Company the option to rescind their subscriptions. A small number of the investors decided to reaffirm their commitment to purchase 26,000 shares for $130,000, and the Company refunded $870,000 in July 2006.

In January, 2007, the Company sold 800,000 shares of its common stock to qualified investors for proceeds of $320,000. At the same time, the Company issued 637,000 shares of its common stock to qualified investors as part of an inducement to convert their interest-bearing notes to shares of common stock and warrants.

In December, 2007, the Company increased the authorized shares to 125,000,000.

Also in December, 2007, as part of its contracts with two investor relations firms, the Company issued 140,000 shares with a fair value of $71,400, based on the market value of the Company’s common shares on the date granted.

Stock Option Plan

In 2004, the Board of Directors of the Company adopted the 2004 Equity Incentive Plan for the grant of qualified incentive stock options (ISO) and non-qualified stock options. The exercise price for any option granted may not be less than fair value (110% of fair value for ISOs granted to certain employees). Under the Plan, 6,500,000 shares are reserved for issuance. All options awarded under the plan have been for a term of seven years. The plan limits maximum term of options to ten years from date of grant

The following summarizes the activity of the Company’s stock options for the year ended December 31, 2007:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Number of shares under option:
Outstanding at January 1, 2007	128,413	$21.20
Granted	6,538,203	0.66
Exercised	(175,000)	.00
Canceled or expired	(64,900)	21.15
Outstanding at December 31, 2007	6,426,716	$0.88	6.77	$0.0
Exercisable at December 31, 2007	2,129,189	$1.14	6.77	$0.0

The following summarizes the activity of the Company’s stock options that have not vested for the year ended December 31, 2007:

	Shares	Weighted Average Fair Value
Nonvested at December 31, 2006	8,500	$22.82
Granted	4,718,652	0.66
Vested	(476,138)	0.66
Canceled or forfeited	-	-
Nonvested at December 31,2007	4,251,014	$0.66

The fair value of non-vested options to be recognized in future periods was $1,834,718, which is expected to be recognized over a weighted average period of 2.37 years. During the year ended December 31, 2007, options with an intrinsic value of $52,325 were exercised. At December 31, 2007, the aggregate intrinsic value of all options outstanding was $0.

Warrants Outstanding

As of December 31, 2007, warrants to purchase 38,287,716 shares of common stock at prices ranging from $0.30 to $20.80 were outstanding. As of December 31, 2007, all of such warrants were exercisable and expire at various dates through 2012.

6. Income Taxes

For income tax purposes, the Company and its subsidiary have an aggregate of approximately $10,200,000 of net operating loss carryforwards available to offset against future federal taxable income, subject to certain limitations. Such losses begin to expire in 2019. State income tax loss carryforwards start to expire in the year 2009.

Deferred income taxes reflect the net effect of temporary differences between the financial reporting and income tax carrying amounts of assets and liabilities. The components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforward	$3,876,000	$2,924,414
Research and development credit carryforward	175,000	53,489
Stock option expense and other	750,000	(16,169)
Total deferred tax assets	4,801,000	2,961,734

Deferred tax liabilities	-	-

Net deferred tax assets	4,801,000	2,961,734
Valuation allowance	(4,801,000)	(2,961,734)
	$-	$-

The Company’s net deferred tax asset is fully offset by a valuation allowance. Management will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required; the tax benefit of the remaining net deferred tax assets will be recognized in the future. Unrecognized tax benefits, if they arise in the future, including any interest or penalties, would reduce the amount of net operating loss carryforwards available for utilization in future periods.

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

Federal income tax rate	34.0%
Current year losses	(34.0)
Effective income tax rate	0.0%

7.  Commitments and Contingencies

Leases - The Company leases the offices used for its operations under one-year lease agreements. As of December 31, 2007, monthly rent expense amounted to $2,100. Rent expense amounted to $24,500, $24,647 and $136,516 for the years ended December 31, 2007 and 2006, and for the period from inception on February 9, 1996 to December 31, 2007, respectively.

Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of December 31, 2007 are:

Year Ending December 31,	Capital Leases	Operating Leases
2008	-	23,100
2009	-	400
2010	-	-
2011	-	-
2012	-	-
Thereafter	-	-
Total minimum lease payments	-	23,500

Clinical Research Agreement - In February 2004, the Company entered into an agreement with Cato Research Ltd. (“Cato”) under which Cato agreed to provide clinical research management and regulatory affairs support for the Phase II and Phase III clinical trials of ATPace™ (the “Cato Agreement”). Under the terms of the Cato Agreement, which was amended and restated in November 2004, the Company and Cato agreed that up to $500,000 of the compensation due to Cato for its services would be paid by the Company issuing to Cato (or its designees) 25,000 units of the Company’s securities (the “Cato Units”). Each Cato Unit consists of one share of common stock and one warrant to purchase an additional share of common stock at an exercise price of $50 per share. The warrants expire in August 2007.

Pursuant to the Cato Agreement, the Company and Cato agreed that 40% of each Cato invoice for the Phase II clinical trial of ATPace™ will be paid with Cato Units, with the balance payable in cash. In November 2004, the Company issued all 25,000 Cato Units, which are being held in escrow by the Company and will be released as the Company receives invoices for services performed by Cato. During 2007 and 2006 a total of 57,917 shares and warrants were released from escrow in payment for services performed by Cato during 2004, 2005 and 2006. As of December 31, 2007, 3,063 shares and warrants remained in escrow pending receipt of invoices for services performed by Cato.

8.  Related Party Transactions

One of the investors in the private placement of securities on August 24, 2007 was a member of the Company’s board of directors, Dr. Philip Sobol, who purchased $50,000 of the units on the same terms as the other investors. On November 22, 2007, in accordance with the terms of the notes, Dr. Sobol converted his 90-day notes to notes expiring September 26, 2009 and detachable warrants, on the same terms as those of the convertible notes and warrants sold on September 26, 2007.

During September, 2007, two members of our board of directors, Manuel Graiwer and Dr. Philip Sobol, were each awarded 200,000 five-year warrants at an exercise price of $0.50 for their services in connection with raising capital. The fair value of these warrants was $153,943, which was expensed during the third quarter of 2007.

Pursuant to a License and Assignment Agreement dated as of November 15, 1999, Dr. Amir Pelleg and Dr. Edward S. Schulman assigned and licensed certain intellectual property that form the basis for ATPace™, Vagonixen™ and Primastrene™ to us. In consideration for this assignment and license, Duska Scientific issued 12,000 shares of its common stock to Dr. Pelleg and 12,000 shares of its common stock to Dr. Schulman (a portion of which they each assigned to the medical institution with which they were then associated). Duska Scientific also agreed to pay each of these individuals a percentage royalty of the net sales of products by Duska Scientific based on the intellectual property assigned and licensed. Please see “Business—Intellectual Property.” In February 2004, Duska Scientific issued a seven-year option to Dr. Pelleg under the company’s 2000 Stock Option Plan to purchase 11,250 shares of Duska Scientific common stock at $20.00 per share pursuant to the terms of an Assignment Agreement under which Dr. Pelleg assigned all of his ownership interest in an invention, including a U.S. provisional patent application, covering methods of modulating cough for therapeutic or diagnostic purposes. The option vested as to 3,750 shares upon grant, with the remaining options to vest upon the issuance of a U.S. patent with claims at least as broad as those specified in the Assignment Agreement.

9. Subsequent Events

Subsequent to year-end, the company reached agreements to settle outstanding unpaid bills with two of the law firms which it had used. On January 16, 2008, the company paid $255,155 to settle invoices from the first firm aggregating $286,274. With the second firm, the Company agreed to pay $27,804 and issue 42,215 shares of its common stock to settle invoices aggregating $44,304.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling securityholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$2,065
Accounting fees and expenses	10,000
Legal fees and expenses	20,000
Printing and related expenses	1,500
Transfer agent fees and expenses	-0-
Miscellaneous	5,000
Total	$38,565

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation. Our bylaws and Articles of Incorporation also provide that we shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of Duska Therapeutics, Inc. from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of Duska Therapeutics, Inc. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

In the employment agreement that we entered into with Dr. Pelleg, we agreed to indemnify Dr. Pelleg for all claims arising out of performance of his duties as President, Chief Operating Officer and Chief Scientific Officer, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In connection with our acquisition of Duska Scientific by merger on August 30, 2004, we issued 886,391 shares of our common stock to the 63 former stockholders of Duska Scientific in exchange for all of their shares of Duska Scientific. All of the shares that Duska Scientific issued to its former stockholders before the merger were sold to accredited investors. In the acquisition of Duska Scientific, we also issued stock options and warrants to purchase a total of 672,066 shares of our common stock to the 67 former option holders and warrant holders of Duska Scientific in exchange for the cancellation of all of Duska Scientific’s outstanding warrants and stock options. The shares were issued pursuant to an exemption available under Section 4(2) of the Securities Act.

On November 10, 2004, we issued 25,000 units to Cato Holding Company and six investors who are affiliated with Cato Holding Company (as designees of Cato Research Ltd.) as consideration for clinical research management and regulatory affairs support services to be rendered by Cato Research to us for Phase II clinical trials of ATPace™. The 25,000 units consisted of 25,000 shares of our common stock and warrants to purchase 250,000 additional shares of our common stock at an exercise price of $50.00 per share. Under the terms of the agreement, the 25,000 units were held by us in escrow pending the receipt of such services. As of March 5, 2006, 21,186 shares of our common stock and warrants to purchase 21,636 shares of our common stock had been earned based on the billing schedules defined in the appendices to the master services agreement. As additional consideration to Cato Research, on November 10, 2004 we issued additional warrants to purchase a total of 4,950 shares of our common stock to six investors who are affiliated with Cato Holding Company (as Cato Research’s designees). These additional warrants have an exercise price of $20.80 per share and expire on the earlier of October 31, 2009 or a change of control of our company. The foregoing issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

In consideration for services rendered to us by Triax Capital Management, Inc. (“Triax”) in introducing Duska Scientific to us, we, on August 23, 2004, issued Triax a three-year stock option to purchase 1,250 shares of our common stock at $1.00 per share and a three-year stock option to purchase 1,250 shares of our common stock at $40.00 per share. These securities were issued to Triax by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

On February 28, 2005, we granted to each of the four non-officer directors then in office five-year options to purchase 1,000 shares of common stock at an exercise price of $44.00 per share, and granted to each of the three directors who then also served as officers (Messrs. Pelleg, Mosk and Hillsberg) five-year options to purchase 2,000 shares of common stock at an exercise price of $44.00 per share under 2004 Equity Incentive Plan. In June 2005, Mr. Hillsberg transferred 1,000 of his stock option shares to Troy & Gould Professional Corporation. The stock option grants were exempt from registration pursuant to Section 4(2) of the Securities Act.

In June 2005, we issued to Dr. Francesco DiVirgilio, Dr. Lucia Galli and Dr. Valentina Resta 400 shares, 400 shares and 450 shares, respectively, of our common stock in consideration of the assignment by Dr. DiVirgilio, Dr. Galli and Dr. Resta of their ownership interest in an invention covering the potential treatment of glaucoma, and we also have agreed to pay them a royalty based on sales and licensing fees related to this technology. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In October 2005, we issued warrants to purchase an aggregate 75,000 shares of our common stock at exercise prices ranging from $10.00 to $40.00 per share to a public relations and advertising firm in consideration of its provision of public and shareholder communication services, corporate finance and disclosure consulting services to us. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In February 2006, the 75,000 warrants discussed in the paragraph immediately above were exchanged for warrants to purchase 107,500 shares of our common stock at prices ranging from $0.20 to $10.00 per share in consideration for providing additional services. This exchange was exempt from registration pursuant to Section 4(2) of the Securities Act.

On March 6, 2006, the Company entered into subscription agreements with certain accredited investors providing for the purchase of 20,000 shares of its common stock at an aggregate purchase price of $2,000,000, or $100.00 per share. The investors placed $550,000 on deposit with the escrow agent and sent checks for $1,450,000, for a total of $2,000,000, with the funds and checks to be released to the Company if and when a registration statement covering the resale of such shares was declared effective.

On April 19, 2006, the Securities and Exchange Commission declared the registration statement covering the resale of such shares effective.

In June 2006, the Company learned that certain of the investors would not honor their commitments under the subscription agreements after a total of $1 million in funds had cleared. As a result, the Company offered those investors who had sent funds to the Company the option to rescind their subscriptions. A small number of the investors decided to reaffirm their commitment to purchase 1,3000 shares for $130,000, and the Company refunded $870,000 in July 2006.

Effective January 25, 2007, Duska Therapeutics, Inc. (the “Company”) entered into Letter Agreements (the “Agreements”) with certain investors (the “Investors”). The Agreements set forth the Company’s agreement to sell to the Investors and the Investors’ agreement to purchase from the Company an aggregate of 800,000 Units (each Unit consisting of one share of common stock and one warrant to purchase a share of common stock at an exercise price $0.80 per warrant) at a purchase price of $0.40 per Unit (the “Units”). The sale and issuance of the securities underlying the Units resulted in $320,000 in aggregate consideration to the Company.

On January 15 and 25, 2007, the remaining holders of the Company’s convertible debt tendered their notes for conversion under the terms of the inducement offered by the Company in December. As a result, the Company agreed to issue 150,000 shares of its common stock, in addition to the 100,000 shares specified in the original terms of the notes, and additional five-year warrants to purchase up to 250,000 shares at an exercise price of $0.80 per share.

On June 8, 2007, the Company issued 807,217 shares of its restricted common stock at a price of $0.30 per share for total proceeds of $242,165 to the Company. The proceeds are to be used to cover in part our operational and research and development costs. The issuance of these shares represents a private placement of equity securities in the form of units sold solely to accredited investors. Each unit consists of shares of common stock and two (2) five-year warrants for the purchase of restricted common stock: Warrant A represents a total of 807,217 restricted common shares exercisable at $0.30 per share; and Warrant B represents a total of 807,217 restricted common shares exercisable at $0.60, $0.70, $0.80, $0.90, $1.00, respectively. The relative fair values of the warrants and common stock are $182,300 and $59,865, respectively.

On August 24 and 28, 2007, the Company completed a private placement of securities in the form of Units (the “Units”) sold solely to accredited investors. The units consisted of 90-day convertible notes with a face amount of $250,000 together with detachable warrants for 625,000 shares of restricted common stock.

On September 26, 2007, the Company sold an aggregate of $5,750,000 in principal amount of Secured Convertible Notes (the “Convertible Notes”) to four accredited investors in a private placement, which included detachable five-year warrants to purchase 14,375,000 shares of the Company’s common stock at an exercise price of $0.44 per share and short term warrants to purchase 14,375,000 shares of the Company’s common stock at an exercise price of $0.50 per share.

On October 1 and November 22, 2007, holders of $150,000 of the convertible notes sold on August 24 and 27 elected to exercise their option to convert the notes into 10% convertible notes maturing on September 26, 2009 and received one-year warrants to purchase 375,000 shares of the Company’s common stock at an exercise price of $0.50 per share and five-year warrants to purchase 375,000 shares of the Company’s common stock at an exercise price of $0.44 per share.

ITEM 16. EXHIBITS

Exhibit

Number Description

2.1 Agreement and Plan of Reorganization, dated as of February 2, 2003, by and among Shiprock, Inc., Shiprock Subsidiary, Inc., Tommy J. Gropp and Duska Scientific Co. (1)

2.2 Amendment to Agreement and Plan of Reorganization, dated as of June 30, 2004, by and among Shiprock, Inc., Shiprock Subsidiary, Inc., Tommy J. Gropp, Michael Artis and Duska Scientific Co. (1)

3.1 Articles of Incorporation (2)

3.2 Certificate of Amendment to the Articles of Incorporation (3)

3.3 Amended and Restated Bylaws (4)

4.1 Form of Common Stock certificate (5)

4.2 Form of Warrant for the purchase of common stock issued in Duska Scientific’s 2004 note conversion exchanged for warrants of Duska Therapeutics (5)

4.3 Form of Warrant for the purchase of common stock issued to Cato Holding Company and affiliates (5)

4.4 Form of Registration Rights Agreement (5)

4.5 Form of Warrant for the purchase of common stock issued to the purchasers of the units in Duska Scientific’s 2002 private placement exchanged for warrants of Duska Therapeutics (5)

4.6 Form of Warrant for the purchase of common stock issued to the placement agents for Duska Scientific’s bridge financing exchanged for warrants of Duska Therapeutics (5)

4.7 Form of Warrant for the purchase of common stock issued to the placement agents for Duska Scientific’s August 2004 private placement exchanged for warrants of Duska Therapeutics (5)

4.8 Form of Warrant for the purchase of common stock issued to affiliates of Cato Holding Company (5)

4.9 Form of Warrant for the purchase of common stock issued to Fountainhead Holdings, Inc. (filed herewith)

4.10 Form of Senior Secured Convertible Note, dated September 26, 2007 filed in CurrentReport on Form 8-K on October 2, 2007

4.11 Form of Short-term Warrant for the purchase of common stock filed in Current Report on Form 8-K on October 2, 2007.

4.12 Form of Long-term Warrant for the purchase of common stock filed in Current Report on Form 8-K on October 2, 2007.

5.1 Opinion of Lehman & Eilen LLP (to be filed as an amendment )

10.1 Amended and Restated Master Services Agreement effective February 10, 2004 between Duska Scientific Co. and Cato Research Ltd., and letter amendment effective February 10, 2004 between Duska Scientific Co. and Cato Research Ltd. (5)

10.2 Collaboration Agreement, dated April 22, 2003, between Duska Scientific Co. and Medtronic, Inc. (5)

10.3 Agreement, dated December 31, 2007, between Duska Therapeutics, Inc. and Amir Pelleg, Ph.D.(5)

10.4 License and Assignment Agreement, dated November 15, 1999, among Duska Scientific Co., Dr. Amir Pelleg and Dr. Edward S. Schulman (5)

10.5 License Agreement dated as of November 15, 1999, among Duska Scientific Co., Dr. Francesco DiVirgilio and Dr. Carlo Foresta (5)

10.6 Development and Assignment Agreement, dated as of August 23, 2003 among Duska Scientific Co., Dr. Francesco DiVirgilio, Dr. Davide Ferrari and Dr. Roberto Baricodi (5)

10.7 Assignment Agreement, dated as of December 18, 2003, between Duska Scientific Co. and Dr. Amir Pelleg (5)

10.8 Assignment, dated as of December 14, 2001, among Duska Scientific Co., Dr. Amir Pelleg and Dr. Edward S. Schulman (5)

10.9 Development and Assignment Agreement by and between Drs. Francesco DiVirgilio, Lucia Galli and Valentina Resta, and Duska Scientific Co., dated March 8, 2005 (8)

10.107 Form of Incentive Stock Option Agreement under 2004 Equity Incentive Plan (5)

10.11 Form of Non-Qualified Stock Option Agreement under 2004 Equity Incentive Plan (5)

10.12 2004 Equity Incentive Plan (6)

10.13 Option issued to Triax Capital Management, Inc. on August 23, 2004 (5)

10.14 Note and Warrant Purchase Agreement filed in Current Report on Form 8-K on October 2, 2007.

10.15 Security Agreement filed in Current Report on Form 8-K on October 2, 2007.

10.16 Registration Rights Agreement filed in Current Report on Form 8-K on October 2, 2007.

10.17 Subsidiary Guarantee filed in Current Report on Form 8-K on October 2, 2007.

10.18 Patent, Trademark and Copyright Security Agreement filed in Current Report on Form 8-K on October 2, 2007.

21.1 List of Subsidiaries (5)

23.1 Consent of Stonefield Josephson, Inc., independent auditors (filed herewith)

23.2 Consent of Lehman & Eilen LLP (reference is made to Exhibit 5.1) (to be filed by amendment)

24.1 Power of Attorney (10)

(1) Incorporated by reference to the Company’s definitive Information Statement on Schedule 14-C filed with the Securities and  Exchange Commission on July 28, 2004.

(2) Previously filed as an exhibit to the Company’s Report on Form 10-SB on July 26, 2001, which exhibit is hereby incorporated  herein by reference.

(3) Previously filed as an exhibit to the Company’s Current Report on Form 8-K on August 26, 2004, which exhibit is hereby  incorporated herein by reference.

(4) Previously filed as an exhibit to the Company’s Current Report on Form 8-K on September 3, 2004, which exhibit is hereby  incorporated herein by reference.

(5) Previously filed as an exhibit to the Company’s Registration Statement on Form SB-2 (File No. 333-12067) filed on  November 19, 2004, which exhibit is hereby incorporated herein by reference.

(6) Previously filed as an exhibit to the Company’s Registration Statement on Form S-8 (File No. 333-15063) filed on May 19,  2005, which exhibit is hereby incorporated herein by reference.

(7) Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed on May 16, 2005, which exhibit is  hereby incorporated herein by reference.

(8) Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed on August 15, 2005, which exhibit is  hereby incorporated herein by reference.

(9) Previously filed as an exhibit to the Company’s Current Report on Form 8-K on February 13, 2006, which exhibit is  incorporated by reference.

(10) Previously filed on the signature page to the Company’s Registration Statement on Form SB-2 on March 21, 2006.

ITEM 17. UNDERTAKINGS

A. Rule 415 Offering

We will:

(1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertake that in a primary offering of the Company’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, in La Jolla, California, on March 19, 2008.

DUSKA THERAPEUTICS, INC.

By:  /s/ James S. Kuo, M.D.

James S. Kuo, M.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

s/ James S. Kuo, M.D. James S. Kuo, M.D.	Chief Executive Officer (principal executive officer) and Chairman of the Board	March 19, 2008

/s/ Wayne R. Lorgus Wayne R. Lorgus	Chief Financial Officer (principal financial and accounting officer)	March 19, 2008

* H. David Coherd	Director	March 19, 2008

* Steven Dinh, Sc.D.	Director	March 19, 2008

* Shepard M. Goldberg	Director	March 19, 2008

* Manuel F. Graiwer, Esq.	Director	March 19, 2008

* Philip A. Sobol, M.D.	Director	March 19, 2008

* By: /s/ James S. Kuo, M.D.

James S. Kuo, M.D.

Attorney-in-Fact